    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               DIME BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6060                            11-3197414
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
        OF INCORPORATION)               CLASSIFICATION CODE NO.)             IDENTIFICATION NO.)

                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 326-6170

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JAMES E. KELLY, ESQ.
                                GENERAL COUNSEL
                                589 FIFTH AVENUE
                                   3RD FLOOR
                            NEW YORK, NEW YORK 10017

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

              MITCHELL S. EITEL, ESQ.                              RONALD H. JANIS, ESQ.
                SULLIVAN & CROMWELL                           PITNEY HARDIN KIPP & SZUCH LLP
                 125 BROAD STREET                                    200 CAMPUS DRIVE
             NEW YORK, NEW YORK 10004                         FLORHAM PARK, NEW JERSEY 07932

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF           AMOUNT TO BE          PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED(1)      OFFERING PRICE PER UNIT AGGREGATE OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01
  per share (together with
  preferred stock purchase
  rights)(2)....................    54,366,259 shares              N/A              1,255,316,920.31         $331,403.67(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The number of shares of common stock, par value $0.01 per share, of Dime Bancorp, Inc., a Delaware corporation ("Dime common stock"), to be registered pursuant to this registration statement is based upon the number of shares of common stock, no par value, of Hudson United Bancorp, a New Jersey corporation ("Hudson common stock"), presently outstanding or reserved for issuance under various plans or otherwise expected to be issued or to become issuable upon the consummation of the proposed merger transaction to which this registration statement relates, multiplied by the exchange ratio of one share of Dime common stock per share of Hudson common stock.
(2) Each share of Dime common stock is accompanied by a preferred stock purchase right that trades with the Dime common stock. The value attributable to such rights, if any, is reflected in the market price of Dime common stock. Prior to the occurrence of certain events, none of which have occurred as of this date, the rights will not be exercisable or evidenced separately from the common stock.
(3) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Hudson common stock, as reported on the New York Stock Exchange on February 4, 2000 ($23.09), and computed based on the estimated maximum number of such shares that may be exchanged for the Dime common stock being registered.
(4) Pursuant to Rule 457(b) under the Securities Act of 1933, as amended, the amount of the registration fee has been reduced by $317,293.94, the amount paid to the Securities and Exchange Commission on November 19, 1999 with respect to this transaction. The difference of $14,109.73 is paid herewith.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [DIME LOGO]
                               DIME BANCORP, INC.
                         PROXY STATEMENT AND PROSPECTUS

                          [HUDSON UNITED BANCORP LOGO]
                             HUDSON UNITED BANCORP
                                PROXY STATEMENT

                               ------------------
    Dime and Hudson have entered into a merger agreement. Dime will be the surviving corporation in the merger and will change its name to DIME UNITED BANCORP, INC. In this document we refer to the combined company as Dime United. Immediately after the merger, Dime stockholders will own 56% of the outstanding Dime United stock and Hudson stockholders will own 44% of the outstanding Dime United stock. The merger will be TAX-FREE TO BOTH DIME AND HUDSON STOCKHOLDERS except for taxes on cash received by Dime stockholders for fractional Dime United shares.

                               DIME STOCKHOLDERS

    This document is being sent to you for use at the special meeting of stockholders of Dime to be held at Chelsea Piers, Pier 60, 23rd and Hudson River, New York, New York 10011 at 10:00 a.m. on March 15, 2000. At this meeting, Dime's board of directors will ask you to adopt the Agreement and Plan of Merger between Dime and Hudson.

    YOU WILL RECEIVE 0.60255 OF A SHARE OF DIME UNITED STOCK FOR EACH SHARE OF DIME STOCK THAT YOU OWN. Based on the $22 1/4 closing price of Hudson stock on February 7, 2000, THE IMPLIED VALUE OF ONE SHARE OF DIME STOCK WAS $13.41. This value will fluctuate prior to completion of the merger and you will not know the value of what you will receive in the merger when you vote.

    Dime's board of directors has approved the merger. The board believes that the merger is in the best interests of Dime stockholders and strongly encourages you to vote "FOR" adoption of the merger agreement. In approving the merger, the board considered many factors, including the opinion of its financial advisor, Credit Suisse First Boston. This opinion states that the exchange ratio of
0.60255 of a share of Dime United stock for each share of Dime stock is fair, from a financial point of view, to Dime stockholders.

                              HUDSON STOCKHOLDERS

    This document is being sent to you for use at the special meeting of stockholders of Hudson to be held at The Sheraton Crossroads, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495 at 9:00 a.m. on March 15, 2000. At this meeting, Hudson's board of directors will ask you to approve the Agreement and Plan of Merger between Dime and Hudson.
    YOU WILL RECEIVE ONE SHARE OF DIME UNITED STOCK FOR EACH SHARE OF HUDSON STOCK THAT YOU OWN. THE IMPLIED VALUE OF ONE SHARE OF DIME UNITED STOCK ON FEBRUARY 7, 2000 WAS $22 1/4, which was the closing price of Hudson stock on that date. This value will fluctuate prior to completion of the merger and you will not know the value of what you will receive in the merger when you vote.

    Hudson's board of directors has approved the merger. The board believes that the merger is in the best interests of Hudson stockholders and strongly encourages you to vote "FOR" approval of the merger agreement. In approving the merger, the board considered many factors, including the opinion of its financial advisor, Goldman, Sachs & Co. This opinion states that the exchange ratio of one share of Dime United stock for each share of Hudson stock is fair, from a financial point of view, to Hudson stockholders.

                          YOUR VOTE IS VERY IMPORTANT

    This document describes the stockholder meetings, the merger, the documents related to the merger and other related matters. PLEASE READ THIS ENTIRE DOCUMENT CAREFULLY.

    Dime stock is listed on the NYSE under the symbol "DME." Hudson stock is listed on the NYSE under the symbol "HU." We expect to list Dime United stock on the NYSE under the symbol "DU."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE DIME UNITED STOCK TO BE ISSUED IN THE MERGER AND UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF DIME UNITED STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ------------------

    The date of this document is February 8, 2000, and it is being mailed or otherwise delivered to Dime stockholders and Hudson stockholders on or about February 9, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Dime and Hudson from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

     DIME BANCORP, INC.
     589 Fifth Avenue
     New York, New York 10017
     Attention: Investor Relations Department
     Phone: (212) 326-6170
HUDSON UNITED BANCORP
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
Attention: D. Lynn Van Borkulo-Nuzzo, Esq.
           Executive Vice President and Corporate Secretary
Phone: (201) 236-2641

     You will not be charged for any of these documents that you request. Dime and Hudson stockholders requesting documents should do so by March 8, 2000 to receive them before the special meetings.

             See "Where You Can Find More Information" on page 100.

                                  [DIME LOGO]

                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF DIME BANCORP, INC.:

     NOTICE IS HEREBY GIVEN that a special meeting of Dime stockholders will be held at Chelsea Piers, Pier 60, 23rd and Hudson River, New York, New York 10011 at 10:00 a.m., on March 15, 2000, to vote on:

     - the Agreement and Plan of Merger, dated as of September 15, 1999, and amended and restated on December 27, 1999, between Dime and Hudson United Bancorp.

     In the merger, Dime will be the surviving corporation, and it will change its name to Dime United Bancorp, Inc. You will receive 0.60255 of a share of Dime United stock for each share of Dime stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.

     Only Dime stockholders of record at the close of business on February 4, 2000 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. In order for the merger agreement to be adopted, a majority of the shares of Dime stock outstanding on the record date must be voted in favor of the merger agreement. THEREFORE, YOUR VOTE IS VERY IMPORTANT.

     All Dime stockholders are cordially invited to attend the special meeting. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY CARD IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement/prospectus accompanying this notice for a complete discussion of the merger.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Gene C. Brooks
                                          Gene C. Brooks
                                          Corporate Secretary

February 8, 2000

     DIME'S BOARD OF DIRECTORS RECOMMENDS THAT DIME STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                          [HUDSON UNITED BANCORP LOGO]

                            1000 MACARTHUR BOULEVARD
                            MAHWAH, NEW JERSEY 07430

                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF HUDSON UNITED BANCORP:

     NOTICE IS HEREBY GIVEN that a special meeting of Hudson stockholders will be held at The Sheraton Crossroads, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495 at 9:00 a.m., on March 15, 2000, to vote on:

     - the Agreement and Plan of Merger, dated as of September 15, 1999, and amended and restated on December 27, 1999, between Dime Bancorp, Inc. and Hudson.

     In the merger, Dime will be the surviving corporation, and it will change its name to Dime United Bancorp, Inc. You will receive one share of Dime United stock for each share of Hudson stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/ prospectus.

     Only Hudson stockholders of record at the close of business on February 7, 2000, are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. In order for the merger agreement to be approved, a majority of votes cast at the special meeting by holders of Hudson stock outstanding on the record date must be voted in favor of the merger agreement. THEREFORE, YOUR VOTE IS VERY IMPORTANT.

     All Hudson stockholders are cordially invited to attend the special meeting. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY CARD IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement/prospectus accompanying this notice for a complete discussion of the merger.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ D. Lynn Van Borkulo-Nuzzo
                                          D. Lynn Van Borkulo-Nuzzo
                                          Executive Vice President and Corporate
                                          Secretary

February 8, 2000

     HUDSON'S BOARD OF DIRECTORS RECOMMENDS THAT HUDSON STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                               TABLE OF CONTENTS

                                                              PAGE
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE
  SPECIAL MEETINGS..........................................    1
SUMMARY.....................................................    2
     Dime Stockholders to Receive 0.60255 of a Dime United
      Share per Dime Share; Hudson Stockholders to Receive
      One Share of Dime United per Hudson Share.............    2
     Share Information and Market Prices....................    2
     Dime United's Dividend Policy..........................    2
     Generally Tax-Free for Stockholders....................    2
     Dime's Board of Directors Recommends Stockholder
      Approval..............................................    3
     Hudson's Board of Directors Recommends Stockholder
      Approval..............................................    3
     Dime's Financial Advisor Says the Dime Exchange Ratio
      Is Fair from a Financial Point of View to Dime
      Stockholders..........................................    3
     Hudson's Financial Advisor Says the Hudson Exchange
      Ratio Is Fair from a Financial Point of View to Hudson
      Stockholders..........................................    3
     Dime to Hold Special Meeting...........................    3
     Hudson to Hold Special Meeting.........................    4
     No Appraisal Rights....................................    4
     Financial Interests of Our Managements and Boards of
      Directors in the Merger...............................    4
     Information About Dime and Hudson......................    5
     The Merger and the Merger Agreement....................    6
     Subsidiary Banks to Merge..............................    6
     Management of Dime United and DimeBank.................    7
     Merger to be Accounted for as Pooling of Interests.....    7
     Amendments to Dime Certificate of Incorporation and
      By-Laws; Comparison of Dime and Hudson Stockholders
      Rights; Hudson Stockholder Rights to be Governed by
      New State Law and New Governing Documents.............    7
     Dime United Stock to be Accompanied by Stockholder
      Protection Rights.....................................    7
     Dime United's Certificate of Incorporation and By-Laws
      to Contain Provisions to Discourage Takeovers.........    7
     Regulatory Approvals We Must Obtain for the Merger.....    8
     Dime Granted Stock Option to Hudson....................    8
     Hudson Granted Stock Option to Dime....................    8
     Unaudited Selected Historical and Pro Forma Combined
      Per Share Financial Information.......................    9
     Selected Consolidated Historical Financial Data of
      Dime..................................................   10
     Selected Consolidated Historical Financial Data of
      Hudson................................................   12
     Unaudited Selected Pro Forma Combined Financial Data of
      Dime and Hudson.......................................   14
FORWARD-LOOKING STATEMENTS..................................   16
INFORMATION ABOUT DIME AND HUDSON...........................   17
     Recent Developments -- Fourth Quarter and Year End 1999
      Results...............................................   18

                                                              PAGE
DIME SPECIAL MEETING........................................   18
     Matters to Be Considered...............................   18
     Proxies................................................   19
     Solicitation of Proxies................................   19
     Record Date............................................   19
     Voting Rights and Vote Required........................   20
     Confidential Voting Policy.............................   20
     Recommendation of the Board of Directors...............   20
HUDSON SPECIAL MEETING......................................   21
     Matters to Be Considered...............................   21
     Proxies................................................   21
     Solicitation of Proxies................................   22
     Record Date............................................   22
     Voting Rights and Vote Required........................   22
     Recommendation of the Board of Directors...............   23
THE MERGER..................................................   23
     General................................................   23
          Structure.........................................   23
          Public Trading Markets............................   24
          Dividend Policy of Dime United....................   24
          Absence of Appraisal Rights.......................   24
     Background of the Merger...............................   25
     Dime's Reasons for the Merger; Recommendation of Dime's
      Board of Directors....................................   27
     Hudson's Reasons for the Merger; Recommendation of
      Hudson's Board of Directors...........................   32
     Opinion of Dime's Financial Advisor....................   34
     Opinion of Hudson's Financial Advisor..................   40
     Board and Management of Dime United and DimeBank.......   47
     Distribution of Dime United Certificates...............   50
     Fractional Shares......................................   51
     Federal Income Tax Consequences of the Merger..........   51
     Accounting Treatment...................................   53
     Resales of Dime United Stock by Affiliates.............   53
     Regulatory Approvals Required for the Merger...........   53
     Interests of Management and Directors in the Merger....   55
          General...........................................   55
          New Employment Arrangements.......................   56
          Effect of the Merger on Existing Dime and Hudson
            Stock-Based Rights, including Stock Options and
            Stock Grants....................................   58
          Effects of the Merger on Existing Dime Incentive
            Plans and Severance Agreements..................   59
          Effects of the Merger on Existing Hudson Severance
            Agreements......................................   61
          Dime United Employee Benefit Plans................   62
          Indemnification and Directors' and Officers'
            Insurance.......................................   63

                                                              PAGE
THE MERGER AGREEMENT........................................   63
     Terms of the Merger....................................   63
     Closing and Effective Time of the Merger...............   63
     Representations and Warranties.........................   64
     Covenants and Agreements...............................   64
          Conduct of Business Pending the Merger............   64
          Declaration and Payment of Dividends..............   65
          Agreement Not to Solicit Other Offers.............   65
          Expenses and Fees.................................   66
          Other Agreements..................................   66
     Conditions to Consummation of the Merger...............   67
     Possible Alternative Merger Structure..................   67
     Amendment, Waiver and Termination of the Merger
        Agreement...........................................   67
     Amendments to Certificate of Incorporation and By-Laws
        of Dime.............................................   68
THE STOCK OPTION AGREEMENTS.................................   68
     General................................................   68
     Purpose of the Stock Option Agreements.................   69
     Exercise; Expiration...................................   69
     Rights of the Grantee of the Option....................   70
DESCRIPTION OF DIME UNITED CAPITAL STOCK....................   71
     Authorized Stock.......................................   71
     Common Stock...........................................   71
     Preferred Stock........................................   72
     Stockholder Protection Rights Plan.....................   72
MATERIAL DIFFERENCES IN THE RIGHTS OF DIME UNITED
  STOCKHOLDERS AND HUDSON STOCKHOLDERS......................   73
     Size of Board of Directors.............................   74
     Removal of Directors...................................   75
     Amendment of Certificate of Incorporation and
        By-Laws.............................................   75
     Stockholder Nominations and Proposals..................   76
     Special Meetings of Stockholders and Stockholder Action
        by Written Consent..................................   77
     Rights Plan............................................   77
     Business Combination Statutes and Provisions...........   77
     Limitations on Liability and Indemnification of
        Officers and Directors..............................   78
DISCUSSION OF ANTITAKEOVER PROTECTION IN DIME UNITED
  CERTIFICATE OF INCORPORATION AND BY-LAWS..................   81
     General................................................   81
     Authorized Stock.......................................   81
     Classification of Board of Directors; No Cumulative
        Voting..............................................   81
     Size of Board; Vacancies; Removal of Directors.........   81
     Special Meetings of Stockholders.......................   81

                                                              PAGE
     Stockholder Action by Unanimous Written Consent........   82
     Amendment of Certificate of Incorporation and
        By-Laws.............................................   82
REGULATION AND SUPERVISION OF DIME UNITED...................   82
     General................................................   83
     Regulatory Capital Requirements........................   83
     Limitations on Capital Distributions...................   84
     Transactions with Affiliates...........................   84
     Interstate Banking and Branching.......................   85
     Acquisition of Control.................................   85
     Recent Legislation.....................................   85
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   87
     Dime...................................................   87
     Hudson.................................................   88
     Dividend Policy of Dime United.........................   88
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................   89
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................   96
EXPERTS.....................................................   99
VALIDITY OF DIME UNITED COMMON STOCK........................   99
OTHER MATTERS...............................................   99
     Dime 2000 Annual Meeting Stockholder Proposals.........   99
     Hudson 2000 Annual Meeting Stockholder Proposals.......   99
WHERE YOU CAN FIND MORE INFORMATION.........................  100

APPENDICES:
APPENDIX A   --   Agreement and Plan of Merger, dated as of September 15,
                  1999, and amended and restated on December 27, 1999, between
                  Dime Bancorp, Inc. and Hudson United Bancorp (including
                  Annexes)....................................................  A-1
APPENDIX B   --   Dime Stock Option Agreement, dated as of September 16, 1999, between Dime Bancorp, Inc. and Hudson United Bancorp........  B-1
APPENDIX C   --   Hudson Stock Option Agreement, dated as of September 16,
                  1999, between Dime Bancorp, Inc. and Hudson United
                  Bancorp.....................................................  C-1
APPENDIX D   --   Opinion of Credit Suisse First Boston.......................  D-1
APPENDIX E   --   Opinion of Goldman, Sachs & Co..............................  E-1

     QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Dime special meeting or the Hudson special meeting.

Q:  WHY IS MY VOTE IMPORTANT?

A: If you do not return your proxy card or vote in person at the appropriate special meeting, it will be more difficult for Dime and Hudson to obtain the necessary quorum to hold their special meetings. In addition, if a Dime stockholder fails to vote, by proxy or in person, that will have the same effect as a vote against the merger agreement. The merger must be approved by a majority of the outstanding shares of Dime stock entitled to vote. It must also be approved by a majority of the shares of Hudson stock that are voted at the Hudson special meeting.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:  WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, that broker non-vote will be counted toward a quorum at the special meeting. This will not count as a vote for or against the merger agreement at the Hudson special meeting, but it will have the same effect as a vote against the merger agreement at the Dime special meeting.

Q:  CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All stockholders are invited to attend their special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote at the special meeting.

Q:  CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, there are three ways you can change your vote after you have sent in your proxy card.

     - First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

     - Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

     - Third, you may attend the meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

     If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:  No. You should not send in your stock certificates at this time.

    Dime stockholders will need to exchange their Dime stock certificates for new Dime United stock certificates after we complete the merger. Instructions for exchanging Dime stock certificates will be sent to you at that time.

    Hudson stockholders will not need to exchange their Hudson stock certificates after we complete the merger, unless we determine that an exchange is legally required. If an exchange is required, we will give you instructions on how to do so. Your current Hudson stock certificates will represent an equal number of shares of Dime United stock after the merger.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A:  Dime stockholders should call the Investor Relations Department of Dime at
    (212) 326-6170.

    Hudson stockholders should call D. Lynn Van Borkulo-Nuzzo, Esq., Executive Vice President and Corporate Secretary of Hudson, at (201) 236-2641.

                                    SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully the entire document and the other documents to which we refer to fully understand the merger and the related transactions. See "Where You Can Find More Information" on page 100. Each item in this summary refers to the page where that subject is discussed in more detail.

DIME STOCKHOLDERS TO RECEIVE 0.60255 OF A DIME UNITED SHARE PER DIME SHARE; HUDSON STOCKHOLDERS TO RECEIVE ONE SHARE OF DIME UNITED PER HUDSON SHARE (SEE PAGE 23-24)

Upon completion of the merger, Dime stockholders will own 56% of the Dime United stock and Hudson stockholders will own 44% of the Dime United stock.

Dime Stockholders. When the merger is complete, each Dime stockholder will receive 0.60255 of a share of Dime United stock for each share of Dime stock held. We sometimes refer to this 0.60255-for-1 ratio as the Dime exchange ratio. Generally, no fractional shares of Dime United stock will be issued in the merger. Instead of fractional shares, Dime stockholders will receive an amount in cash based on the average market value of Hudson stock over the ten trading days prior to the date the merger is completed.

For example, if you hold 100 shares of Dime stock, you will receive 60 shares of Dime United stock and a cash payment instead of the 0.255 of a share of Dime United stock you otherwise would have received.

Hudson Stockholders. When the merger is complete, each Hudson stockholder will receive one share of Dime United stock for each share of Hudson stock held. We sometimes refer to this 1-for-1 ratio as the Hudson exchange ratio.

SHARE INFORMATION AND MARKET PRICES (SEE PAGES 24 AND 87-88)

Dime common stock is traded on the NYSE under the symbol "DME." Hudson common stock is traded on the NYSE under the symbol "HU." The following table sets forth the closing sale prices of Dime stock and Hudson stock for September 14, 1999, the last trading day before we announced the merger, and for February 7, 2000, the latest practicable date before mailing this document to you. This table also shows the implied value of one share of Dime stock, which we calculated by multiplying the Hudson closing price on those dates by 0.60255.

We adjusted retroactively the closing price of Hudson stock on September 14, 1999 to account for the 3% stock dividend paid by Hudson on December 1, 1999.

                                             IMPLIED
                                            VALUE OF
                                            ONE SHARE
                           DIME    HUDSON    OF DIME
                          COMMON   COMMON    COMMON
                          STOCK    STOCK      STOCK
                          ------   ------   ---------
September 14, 1999......   $17 3/4  $29 1/4  $17.62
February 7, 2000........   $13 1/8  $22 1/4  $13.41

THE MARKET PRICES OF BOTH DIME STOCK AND HUDSON STOCK WILL FLUCTUATE PRIOR TO THE MERGER. THEREFORE, YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR DIME STOCK AND HUDSON STOCK.

DIME UNITED'S DIVIDEND POLICY (SEE PAGES 24 AND 88)

We have agreed that, after the merger is completed, Dime United will pay cash dividends at an annual rate of $1.00 per share of Dime United stock. The Dime United board of directors may, however, change this policy at any time. During 1999, Hudson paid cash dividends of $1.00 per share, before the impact of its 3% stock dividend, and Dime paid cash dividends of $0.23 per share.

GENERALLY TAX-FREE FOR STOCKHOLDERS (SEE PAGES 51-53)

The merger has been structured as a tax-free reorganization for federal income tax purposes. Dime and Hudson have received tax opinions from their counsel regarding the merger. According to these opinions:

- Dime stockholders generally will not recognize any gain or loss on the combination of shares of Dime stock into shares of Dime United stock, except for taxes on cash amounts received instead of fractional shares of Dime United stock, and

- Hudson stockholders generally will not recognize any gain or loss on the conversion of shares of Hudson stock into shares of Dime United stock.

The tax opinions have been filed as exhibits to the registration statement that registers the Dime United stock to be issued in the merger. Opinions regarding the tax-free nature of the merger must be issued on the date the merger is completed. Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so. If either of us does waive this condition, we will inform you of this fact and ask you to vote on the merger taking this into consideration.

This tax treatment may not apply to certain Dime or Hudson stockholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

DIME'S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL (SEE PAGES 27-32)

Dime's board of directors believes that the merger presents a unique opportunity to combine and expand two complementary sets of banking operations in attractive and contiguous markets in a four-state region that cover an area from Philadelphia to Hartford. The board consulted with financial and other advisors, considered many strategic and financial factors and determined that the merger was likely to accelerate the strategic plans of Dime.

As a result, Dime's board of directors believes that the merger is fair to Dime stockholders and in the best interests of Dime and its stockholders and has approved the merger agreement. Dime's board of directors recommends that Dime stockholders vote "FOR" adoption of the merger agreement.

HUDSON'S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL (SEE PAGES 32-34)

Hudson's board of directors believes that the merger presents a unique opportunity to combine two strong franchises to create a premier banking and financial services company with a presence in New York City and Long Island and with a commitment and the resources to significantly enhance stockholder value. The board consulted with financial and other advisors and considered many factors in making its determination.

As a result, Hudson's board of directors believes that the merger is fair to Hudson stockholders and in the best interests of Hudson and its stockholders and has approved the merger agreement. Hudson's board of directors recommends that Hudson stockholders vote "FOR" approval of the merger agreement.

DIME'S FINANCIAL ADVISOR SAYS THE DIME EXCHANGE RATIO IS FAIR FROM A FINANCIAL POINT OF VIEW TO DIME STOCKHOLDERS (SEE PAGES 34-40)

Dime's financial advisor, Credit Suisse First Boston, has given an opinion to Dime's board of directors that the Dime exchange ratio is fair to Dime stockholders from a financial point of view. A copy of this opinion is attached to this document as Appendix D. Dime stockholders should read the opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Credit Suisse First Boston in providing its opinion. Dime has agreed to pay $11 million to Credit Suisse First Boston, of which $7 million is payable upon the completion of the merger.

HUDSON'S FINANCIAL ADVISOR SAYS THE HUDSON EXCHANGE RATIO IS FAIR FROM A FINANCIAL POINT OF VIEW TO HUDSON STOCKHOLDERS (SEE PAGES 40-47)

Hudson's financial advisor, Goldman, Sachs & Co., has given an opinion to Hudson's board of directors that the Hudson exchange ratio is fair to Hudson stockholders from a financial point of view. A copy of this opinion is attached to this document as Appendix E. Hudson stockholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs in providing its opinion. Hudson has agreed to pay $9 million to Goldman Sachs, all of which is payable upon the completion of the merger.

DIME TO HOLD SPECIAL MEETING (SEE PAGES 18-21)

Dime stockholders will be asked to vote to adopt the merger agreement at the special meeting of Dime stockholders to be held at 10:00 a.m. on

March 15, 2000, at Chelsea Piers, Pier 60, 23rd and Hudson River, New York, New York 10011.

Record Date. You can vote at the Dime special meeting if you owned Dime stock at the close of business on February 4, 2000. At that date, there were 110,899,492 shares of Dime stock entitled to be voted at the special meeting.

Required Vote. To approve the merger, a majority of the outstanding shares of Dime stock on the record date must be voted in favor of the merger agreement. Because approval is based on the affirmative vote of a majority of shares outstanding, a Dime stockholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.

HUDSON TO HOLD SPECIAL MEETING (SEE PAGES 21-23)

Hudson stockholders will be asked to vote to approve the merger agreement at the special meeting of Hudson stockholders to be held at 9:00 a.m. on March 15, 2000, at The Sheraton Crossroads, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495.

Record Date. You can vote at the Hudson special meeting if you owned Hudson stock at the close of business on February 7, 2000. At that date, there were 51,779,603 shares of Hudson stock entitled to be voted at the special meeting. Required Vote. To approve the merger, a majority of the votes cast at the Hudson special meeting must be voted in favor of the merger agreement.

NO APPRAISAL RIGHTS (SEE PAGES 24-25)

In this merger, neither Dime stockholders nor Hudson stockholders have dissenters' appraisal rights with respect to their shares under Delaware or New Jersey law.

FINANCIAL INTERESTS OF OUR MANAGEMENTS AND BOARDS OF DIRECTORS IN THE MERGER (SEE PAGES 55-63)

At the Dime record date, directors and executive officers of Dime and their affiliates beneficially owned or had the right to vote 2,812,958 shares of Dime stock, or 2.54% of Dime stock entitled to be voted at the special meeting. At that date, directors and executive officers of Hudson and their affiliates, including Hudson, owned or had the right to vote 2,475,260 shares of Dime stock, or 2.23% of Dime stock entitled to be voted at the meeting.

At the Hudson record date, directors and executive officers of Hudson and their affiliates beneficially owned or had the right to vote 3,234,107 shares of Hudson stock, or 6.25% of Hudson stock entitled to be voted at the special meeting. At that date, directors and executive officers of Dime and their affiliates, including Dime, did not own or have the right to vote any shares of Hudson stock.

Our directors and officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving salaries and other benefits.

For example, Dime United and DimeBank will assume employment agreements with Lawrence J. Toal and Kenneth T. Neilson that have provisions regarding the terms of their employment after the merger. Mr. Toal is the current Chairman and Chief Executive Officer of Dime and Dime Savings Bank. Mr. Neilson is the current Chairman and Chief Executive Officer of Hudson and Hudson United Bank. Under Mr. Toal's agreement, his salary will be at least $900,000 per year, with a target bonus of at least half of that amount. Under Mr. Neilson's agreement, his salary will be at least $750,000 per year, rising to at least $1 million per year when he becomes Chief Executive Officer, and his target bonus will be at least equal to his salary. Mr. Toal will be granted options to buy 150,000 shares of Dime United stock, and Mr. Neilson will be granted options to buy 120,000 shares of Dime United stock. The Black Scholes value of the grant to Mr. Toal is estimated at $1,595,344 and of the grant to Mr. Neilson is estimated at $1,276,275. Mr. Neilson also will be granted the right to buy, at $.01 per share, 100,000 shares of Dime United restricted stock, which, based on the January 31, 2000 closing price of Hudson stock, would have a value of $2,336,500. Mr. Toal will be entitled, upon retirement, to additional payments so that his retirement benefits from Dime United under Dime United's Supplemental Executive Retirement Plan and other defined benefit plans will equal at least $1,235,000 per year, starting at or after age 65, expressed as a single life annuity. Mr. Neilson also will participate in the Supplemental Executive Retirement Plan, and he will be entitled to additional payments so that his retirement benefits under the Supplemental

Executive Retirement Plan and other defined benefit plans will equal at least $741,000 starting at or after age 55, expressed as a single life annuity.

Furthermore:

- The merger will cause all stock options and stock appreciation rights issued by Dime or Hudson before September 15, 1999 to become exercisable, and shares of restricted stock issued before September 15, 1999 to vest, because the merger constitutes a change in control under both Dime's and Hudson's plans governing these options, rights or restricted stock. The Dime options, stock appreciation rights and restricted stock that are expected to become exercisable or vest in connection with the merger have a value estimated at $4.78 million. The Hudson options and restricted stock that are expected to become exercisable or vest in connection with the merger have a value estimated at $11.7 million.

- Dime employment and change in control agreements provide for special payments if the covered employees are fired or leave their employment in circumstances entitling them to the merger-related payments. Those payments could total as much as $76.5 million, although we anticipate that actual costs will be less. We also may pay supplemental pension benefits valued at as much as $15.2 million in connection with the merger. An additional $16.5 million in death benefits to the beneficiaries of Dime officers may vest in connection with the merger.

- Hudson employment and change in control agreements provide for special payments if covered employees are fired or leave their employment in circumstances entitling them to merger-related payments. Those payments could total as much as $9.8 million, although we anticipate that actual costs will be less.

The merger agreement also provides that director and officer insurance policies will be continued or adopted by Dime United and that officers or directors of Dime or Hudson may be indemnified by Dime United for events that occurred before the merger.

Each of the Dime board of directors and the Hudson board of directors was aware of these interests of their respective management and directors and considered them in its decision to approve the merger agreement.

INFORMATION ABOUT DIME AND HUDSON
(SEE PAGES 17-18)

Dime Bancorp, Inc.
589 Fifth Avenue
New York, New York 10017
(212) 326-6170

Dime is a Delaware corporation and a savings and loan holding company. It is the parent holding company for The Dime Savings Bank of New York, FSB. Dime Savings Bank is a federally chartered savings bank currently servicing consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. In addition, through Dime Savings Bank and its subsidiaries, Dime provides consumer loans, insurance products and mortgage banking services throughout the United States. At September 30, 1999, Dime had consolidated assets of $22.6 billion, consolidated deposits of $13.3 billion and consolidated stockholders' equity of $1.5 billion. These September 30, 1999 asset and deposit figures do not take into account the acquisition by Dime Savings Bank on October 18, 1999 of 28 branches of KeyBank, National Association, which added $1.3 billion in deposits and $500 million in business and consumer loans.

Dime announced its fourth quarter and year end 1999 results on January 20, 2000. At December 31, 1999, Dime had consolidated assets of $23.9 billion, consolidated deposits of $14.3 billion, and consolidated stockholders equity of $1.5 billion.

At February 1, 2000, Dime had a market capitalization of $1.580 billion.

Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
(201) 236-2600

Hudson is a New Jersey corporation and a bank holding company. It is the parent holding company for Hudson United Bank. Hudson United Bank is a New Jersey chartered commercial bank currently serving small and mid-sized businesses and customers through 114 branches located in

New Jersey, 41 branches located in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut, 33 branches located in Dutchess, Orange, Putnam and Rockland counties in New York and 26 branches located in the greater Philadelphia metropolitan area. At September 30, 1999, Hudson had consolidated assets of $9.5 billion, consolidated deposits of $6.6 billion and consolidated stockholders' equity of $565 million. Unless otherwise indicated, all information regarding Hudson in this document, including financial statements and numbers taken from those financial statements, even if historical, reflect the completion of Hudson's acquisitions of JeffBanks, Inc. and Southern Jersey Bancorp of Delaware, Inc. Your attention is directed to filings with the SEC made by Hudson on December 15, 1999 and January 28, 2000 supplying supplemental and restated financial information about Hudson's historical financial presentations reflecting the completion of these acquisitions. See "Where You Can Find More Information" on page 100.

Hudson announced its fourth quarter and year end 1999 results on January 20, 2000. At December 31, 1999, Hudson had consolidated assets $9.7 billion, consolidated deposits of $6.5 billion and consolidated stockholders equity of $519 million.

At February 1, 2000, Hudson had a market capitalization of $1.266 billion.

THE MERGER AND THE MERGER AGREEMENT
(SEE PAGES 23-68)

The merger agreement is attached as Appendix A to this document. We encourage you to read it because it is the legal document governing the merger.

Merger Expected to Occur in First Quarter of 2000 (see pages 63-64)

The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the first quarter of 2000.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (see pages 63-64 and 67)

As more fully described in this document and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including receipt of stockholder and regulatory approvals and tax, legal and accounting opinions.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (see pages 67-68)

We may agree in writing to terminate the merger agreement before completing the merger, even after the stockholders of each of Dime and Hudson have approved it, as long as the termination is approved by each of our boards of directors.

Either of us may decide, without the consent of the other, to terminate the merger agreement before our stockholders vote if the other party fails to recommend the approval of the merger agreement to its stockholders.

In addition, either of us may decide, without the consent of the other, to terminate the merger agreement, even after approval of the merger agreement by our stockholders, if:

- the merger has not been completed by June 30, 2000;

- a governmental authority denies its approval of the merger, requests the withdrawal of our application to it for approval, or indicates an intention to deny our application or impose a condition that would have a material adverse effect on Dime United; or

- the other party breaches its representations or warranties and the breach has a material adverse effect, or fails to perform its material obligations under the merger agreement, in either case, in a manner that cannot be or is not cured within 30 days after written notice is made of the breach or failure.

SUBSIDIARY BANKS TO MERGE (SEE PAGE 23)

Upon the merger of Dime and Hudson, Dime Savings Bank will merge into Hudson United Bank. Hudson United Bank will be the primary banking subsidiary of Dime United and will change its name to DimeBank.

MANAGEMENT OF DIME UNITED AND DIMEBANK (SEE PAGES 47-50)

The boards of directors of both Dime United and DimeBank will consist of 13 former directors of Dime and 12 former directors of Hudson. The Chairman and Chief Executive Officer of both Dime United and DimeBank will be Mr. Toal. The President and Chief Operating Officer of both Dime United and DimeBank will be Mr. Neilson. On December 31, 2002, Mr. Neilson will succeed Mr. Toal as Chairman and Chief Executive Officer of both Dime United and DimeBank. This succession may occur earlier if Mr. Toal ceases to serve in these positions.

MERGER TO BE ACCOUNTED FOR AS POOLING OF INTERESTS (SEE PAGE 53)

The merger is intended to be accounted for under the pooling-of-interests method of accounting. This means that, for accounting and financial reporting purposes, we will treat Dime and Hudson as if they had always been combined. As a condition to completion of the merger, we will each receive an opinion from our independent public accountants that the merger is a pooling of interests.

AMENDMENTS TO DIME CERTIFICATE OF INCORPORATION AND BY-LAWS; COMPARISON OF DIME AND HUDSON STOCKHOLDERS RIGHTS; HUDSON STOCKHOLDER RIGHTS TO BE GOVERNED BY NEW STATE LAW AND NEW GOVERNING DOCUMENTS (SEE PAGES 50, 68, 73-80)

The merger will effect amendments to the certificate of incorporation and by-laws of Dime. These amendments put into place agreements between us regarding the management of the combined company.

The rights of Dime stockholders currently are governed by Delaware law, the Dime certificate of incorporation and the Dime by-laws. The rights of Hudson stockholders are currently governed by New Jersey law, the Hudson certificate of incorporation and the Hudson by-laws. After the merger, the rights of Dime United stockholders will be governed by Delaware law, the Dime United certificate of incorporation and the Dime United by-laws. The changes to the Dime certificate of incorporation and by-laws to create the Dime United certificate of incorporation and by-laws are attached as Annex 1 and Annex 2 to the merger agreement, contained in Appendix A to this document. Except for the change in Dime's name, these changes are scheduled to expire on December 31, 2002.

The rights of Dime stockholders will not materially change in the merger. However, Hudson stockholders will have different rights after the merger based on the change in governing law and the change in governing documents to those of Dime United. This document contains detailed descriptions of material differences in these stockholder rights. As examples, from the perspective of current Hudson stockholders, under Dime United's governing law and documents, directors may be removed in more limited circumstances, the percentage vote required to change by-laws has increased, the percentage vote required to change certain provisions of the certificate of incorporation has decreased, stockholder nominations and proposals require more formal procedures and stockholder written consents require unanimity.

DIME UNITED STOCK TO BE ACCOMPANIED BY STOCKHOLDER PROTECTION RIGHTS (SEE PAGES 72-73)

Each share of Dime United stock issued will have attached to it one right to purchase, under conditions described in a stockholder protection rights agreement and this document, a fraction of a share of participating preferred stock of Dime United. These rights are currently held by Dime stockholders under Dime's stockholder protection rights agreement, which will remain in place after the merger. These rights will be new rights for Hudson stockholders. See "Description of Dime United Capital Stock -- Stockholder Protection Rights Plan" on pages 72 and 73 for a description of this agreement and how it may have antitakeover effects.

DIME UNITED'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO CONTAIN PROVISIONS THAT MAY DISCOURAGE TAKEOVERS (SEE PAGES 81-82)

Dime United's certificate of incorporation and by-laws will inherit from Dime's existing governing documents provisions that may have antitakeover effects. The provisions may discourage attempts to acquire control of Dime United without negotiation with the board of directors. These provisions include:

- the board's authority to issue additional shares of common and preferred stock;

- provisions making it difficult to replace a majority of the board since Dime United's stockholders will elect only one-third of the directors each year and directors may be removed only for cause;

- the lack of cumulative voting rights in elections of directors;

- the board's ability to prevent special meetings of stockholders from being called without its approval;

- the need for unanimous consent of stockholders to act without a meeting; and

- the need for a super-majority vote to amend the by-laws and to amend provisions of the certificate of incorporation regarding amendments to by-laws, the board of directors, special meetings of stockholders, written consent of stockholders, and stockholder proposals.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (SEE PAGES 53-55)

We cannot complete the merger unless the Board of Governors of the Federal Reserve System approves it. Furthermore, we cannot complete the subsidiary bank merger unless the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance approve it. In addition, the merger and the bank merger are subject to the approval of or notice to other state and regulatory authorities. We have made the necessary filings with the Federal Reserve Board, the FDIC, the New Jersey Department of Banking and other regulatory authorities.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

DIME GRANTED STOCK OPTION TO HUDSON (SEE PAGES 68-70)

To induce Hudson to enter into the merger agreement, Dime granted Hudson an option to purchase up to 19.9% of the outstanding shares of Dime stock at a price per share of $17 3/4. The option could have the effect of discouraging other companies from trying to acquire Dime until the merger is completed. Dime may be required to repurchase the option and any shares purchased under it at a predetermined price, or Hudson may choose to surrender the option to Dime for a cash payment of $50 million.

Hudson cannot exercise this option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Dime. We do not know of any event that has occurred as of the date of this document that would allow Hudson to exercise this option.

The Dime stock option agreement is attached to this document as Appendix B.

HUDSON GRANTED STOCK OPTION TO DIME (SEE PAGES 68-70)

To induce Dime to enter into the merger agreement, Hudson granted Dime an option to purchase up to 19.9% of the outstanding shares of Hudson stock at a price per share of $29 1/4. The option could have the effect of discouraging other companies from trying to acquire Hudson until the merger is completed. Hudson may be required to repurchase the option and any shares purchased under it at a predetermined price, or Dime may choose to surrender the option to Hudson for a cash payment of $50 million.

Dime cannot exercise this option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Hudson. We do not know of any event that has occurred as of the date of this document that would allow Dime to exercise this option.

The Hudson stock option agreement is attached to this document as Appendix C.

UNAUDITED SELECTED HISTORICAL AND PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

    The following table shows information about our basic and diluted earnings per common share, cash dividends per common share and book value per common share after giving effect to the merger. This information is called pro forma information in this document. In presenting the pro forma information, we have assumed that we merged on January 1, 1996 because the pro forma information assumes that the merger is accounted for under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles, commonly called GAAP. In addition, Hudson information reflects completion of the mergers of JeffBanks and Southern Jersey Bancorp into Hudson; Dime information does not include the completion of the acquisition of 28 branches of KeyBank by Dime Savings Bank effective as of October 18, 1999; Hudson information does not include the completion of the acquisition of substantially all of the assets of Lyon Credit Corporation that occurred on October 22, 1999 or the acquisition of loans and other financial assets, and the assumption of deposits, of Advest Bank and Trust that occurred on December 1, 1999.

    We expect to incur merger and integration charges and these charges have been reflected in the pro forma book value per common share information below. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information throughout this document, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expected reduced expenses or expected revenue opportunities and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the actual historical results of the combined company would have been had our companies been combined.

    The information in the following table should be read together with the historical financial information that we have presented in our prior filings with the SEC. We have incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 100.

                                                                                                    PRO FORMA
                                                                                                  EQUIVALENT OF
                                                                                                    ONE DIME
                                                         DIME          HUDSON        PRO FORMA       COMMON
                                                      HISTORICAL    HISTORICAL(1)    COMBINED       SHARE(2)
                                                      ----------    -------------    ---------    -------------
INCOME FROM CONTINUING OPERATIONS PER BASIC COMMON
SHARE:
For the nine months ended September 30, 1999            $ 1.63         $ 1.66         $ 2.24          $1.35
For the nine months ended September 30, 1998              1.57           0.04           1.49           0.90
For the year ended December 31, 1998                      2.13           0.50           2.20           1.33
For the year ended December 31, 1997                      1.15           1.55           1.75           1.05
For the year ended December 31, 1996                      1.00           0.86           1.30           0.78
INCOME FROM CONTINUING OPERATIONS PER DILUTED COMMON
SHARE:
For the nine months ended September 30, 1999            $ 1.61         $ 1.62         $ 2.21          $1.33
For the nine months ended September 30, 1998              1.54           0.04           1.45           0.87
For the year ended December 31, 1998                      2.09           0.49           2.15           1.30
For the year ended December 31, 1997                      1.13           1.48           1.69           1.02
For the year ended December 31, 1996                      0.96           0.83           1.24           0.75
CASH DIVIDENDS PER COMMON SHARE(3):
For the nine months ended September 30, 1999            $ 0.17         $ 0.73         $ 0.17          $0.10
For the nine months ended September 30, 1998              0.14           0.61           0.14           0.08
For the year ended December 31, 1998                      0.19           0.85           0.19           0.11
For the year ended December 31, 1997                      0.12           0.71           0.12           0.07
For the year ended December 31, 1996                        --           0.62             --             --
BOOK VALUE PER COMMON SHARE:
At September 30, 1999                                   $13.31         $10.89         $15.94          $9.60

---------------
(1) Hudson's data has been retroactively restated to give effect to the 3% stock dividend paid by Hudson on December 1, 1999.

(2) Pro forma equivalent of one Dime common share amounts were computed by multiplying the pro forma combined per share amounts by 0.60255.

(3) Pro forma combined cash dividends per common share represent historical cash dividends declared by Dime. Hudson and Dime anticipate that Dime United will pay cash dividends at an annual rate of $1.00 per share, although the Dime United board of directors may change this dividend rate at any time at their discretion. See "Comparative Market Prices and Dividends" on pages 87 and 88.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DIME

     The following table presents selected consolidated historical financial data of Dime derived from Dime's previously filed financial statements. The interim financial information at or for the nine months ended September 30, 1999 and September 30, 1998 has been derived from previously filed unaudited financial statements of Dime. Dime believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair presentation of such financial statements at or for the unaudited interim periods. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

     This historical information does not include the acquisition by Dime Savings Bank of 28 branches of KeyBank effective as of October 18, 1999. There were no separate financial statements for the assets of KeyBank acquired, and Dime does not believe that this acquisition presents a significant acquisition in the context of Dime's historical financial data and under rules established by the SEC.

     The information in the following table should be read together with the historical financial information that Dime has presented in its prior filings with the SEC. Dime has incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 100.

                                      AT OR FOR THE
                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1999          1998          1998          1997          1996          1995          1994
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS SUMMARY:
Interest income                 $ 1,033,385   $ 1,073,899   $ 1,420,885   $ 1,382,815   $ 1,350,698   $ 1,357,131   $ 1,136,862
Interest expense                    608,754       679,830       893,652       899,753       889,403       947,505       707,785
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net interest income               424,631       394,069       527,233       483,062       461,295       409,626       429,077
Provision for loan losses            22,500        24,000        32,000        49,000        41,000        39,650        55,799
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net interest income after
    provision for loan losses       402,131       370,069       495,233       434,062       420,295       369,976       373,278
Non-interest income                 435,625       380,405       525,030       145,291        85,978        74,712        89,900
Non-interest expense                549,773       486,558       665,641       381,145       352,033       334,776       384,042
Minority interest -- preferred
  stock dividends of
  subsidiary                             --            --            --            --            --            --        11,433
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before income tax
  expense (benefit),
  extraordinary items and
  cumulative effect of a
  change in accounting
  principle                         287,983       263,916       354,622       198,208       154,240       109,912        67,703
Income tax expense (benefit)        106,374        84,452       113,479        75,034        49,984        47,727       (53,138)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before extraordinary
  items and cumulative effect
  of a change in accounting
  principle                         181,609       179,464       241,143       123,174       104,256        62,185       120,841
Extraordinary items -- losses
    on early extinguishment of
    debt, net of tax benefits        (4,127)       (4,057)       (4,057)       (1,460)           --            --            --
Cumulative effect of a change
  in accounting for goodwill             --            --            --            --            --            --       (92,887)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income                      $   177,482   $   175,407   $   237,086   $   121,714   $   104,256   $    62,185   $    27,954
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                      AT OR FOR THE
                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1999          1998          1998          1997          1996          1995          1994
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SHARE DATA:
Weighted average common shares
  outstanding (in thousands):
  Basic                             111,664       114,140       113,452       106,585       103,742        99,356        98,334
  Diluted                           112,937       115,919       115,153       108,613       109,097       109,742       107,668
Basic earnings per common
  share:
  Income before extraordinary
    items and cumulative
    effect of a change in
    accounting principle        $      1.63   $      1.57   $      2.13   $      1.15   $      1.00   $      0.63   $      1.23
  Net income                           1.59          1.54          2.09          1.14          1.00          0.63          0.28
Diluted earnings per common
  share:
  Income before extraordinary
    items and cumulative
    effect of a change in
    accounting principle               1.61          1.54          2.09          1.13          0.96          0.57          1.12
  Net income                           1.57          1.51          2.06          1.12          0.96          0.57          0.26
Cash dividends per common
  share                         $      0.17   $      0.14   $      0.19   $      0.12   $        --   $        --   $        --
Book value per common share           13.31         11.96         12.42         11.30          9.76          9.03          8.43
BALANCE SHEET SUMMARY:
Securities available for sale   $ 3,836,767   $ 2,974,885   $ 3,329,444   $ 4,992,304   $ 2,589,572   $ 4,070,865   $   530,714
Securities held to maturity              --            --            --            --     4,363,971     5,085,736     8,609,897
Loans held for sale               1,716,180     3,612,110     3,884,886     1,841,862       115,325       139,370        16,621
Loans receivable                 14,256,834    12,567,119    12,748,068    12,984,507    10,738,057     9,830,313     9,351,622
Total assets                     22,601,151    21,242,833    22,320,850    21,848,000    18,870,108    20,326,620    19,647,937
Deposits                         13,293,748    13,546,265    13,651,460    13,847,275    12,856,739    12,572,203    12,811,269
Stockholders' equity              1,474,509     1,339,802     1,385,665     1,314,858     1,022,337       976,530       905,125
PERFORMANCE RATIOS:
Return on average assets               1.10%         1.09%         1.11%         0.60%         0.52%         0.30%         0.15%
Return on average
  stockholders' equity                16.39         17.73         17.84         11.04         10.36          6.56          3.25
Dividend payout                       10.69          9.09          9.09         10.53            --            --            --
Average equity to average
  assets                               6.70          6.18          6.21          5.46          5.05          4.62          4.57
Net interest margin                    2.92          2.68          2.68          2.51          2.40          2.07          2.36
ASSET QUALITY RATIOS:
Allowance for loan losses to:
  Loans receivable                     0.96%         0.89%         0.82%         0.81%         0.99%         1.31%         1.82%
  Non-accrual loans                  193.57        113.92        190.67         88.01         55.58         50.29         49.84
Non-accrual loans to loans
  receivable                           0.50          0.78          0.43          0.92          1.78          2.60          3.66
Non-performing assets to total
  loans receivable plus other
  real estate owned                    0.64          1.04          0.65          1.13          2.27          3.19          4.41
Net charge-offs to average
  loans receivable                     0.08          0.17          0.24          0.55          0.61          0.86          0.87

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HUDSON

     The following table presents selected consolidated historical financial data of Hudson derived from Hudson's previously filed financial statements. The interim financial information at or for the nine months ended September 30, 1999 and September 30, 1998 has been derived from unaudited financial statements of Hudson. Hudson believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair presentation of such financial statements at or for the unaudited interim periods. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

     The previously filed financial statements from which this information was derived include the financial statements presented in the Forms 8-K, filed by Hudson on December 15, 1999 and January 28, 2000, which include supplemental and restated financial information of Hudson reflecting the completion of the acquisitions of JeffBanks and Southern Jersey Bancorp. Hudson information does not include the completion of the acquisition of substantially all of the assets of Lyon Credit Corporation that occurred on October 22, 1999 or the acquisition of loans and other financial assets, and the assumption of deposits, of Advest Bank and Trust that occurred on December 1, 1999. Hudson does not believe that the Lyon Credit and Advest acquisitions present significant acquisitions in the context of Hudson's historical financial data and under rules established by the SEC.

     The information in the following table should be read together with the historical financial information that Hudson has presented in its prior filings with the SEC. Hudson has incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 100.

                                            AT OR FOR THE
                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1999         1998         1998         1997         1996         1995         1994
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS SUMMARY:
Interest income                        $  473,920   $  472,023   $  625,323   $  615,635   $  580,004   $  530,972   $  440,927
Interest expense                          218,263      224,454      296,473      289,091      267,377      232,800      182,996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income                     255,657      247,569      328,850      326,544      312,627      298,172      257,931
Provision for loan losses                  14,290       24,417       35,607       24,442       29,060       30,229       18,551
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for loan losses                       241,367      223,152      293,243      302,102      283,567      267,943      239,380
Other income                               68,824       32,673       52,023       70,426       53,999       40,765       43,354
Other expenses                            178,048      244,185      301,531      239,468      261,258      220,710      206,713
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  cumulative effect of a change in
  accounting principle                    132,143       11,640       43,735      133,060       76,308       87,998       76,021
Income tax provision                       45,254        9,297       16,984       49,065       29,004       29,519       26,551
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before cumulative effect of a
  change in accounting principle           86,889        2,343       26,751       83,995       47,304       58,479       49,470
Cumulative effect of a change in
  accounting principle                         --           --           --           --           --           --          117
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income                             $   86,889   $    2,343   $   26,751   $   83,995   $   47,304   $   58,479   $   49,587
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                            AT OR FOR THE
                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1999         1998         1998         1997         1996         1995         1994
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SHARE DATA:
Weighted average common shares
  outstanding (in thousands):
  Basic                                    52,493       53,440       53,380       53,488       53,690       51,143       41,036
  Diluted                                  53,534       55,267       55,153       56,508       56,848       54,255       44,265
Basic earnings per common share        $     1.66   $     0.04   $     0.50   $     1.55   $     0.86   $     1.09   $     1.16
Diluted earnings per common share            1.62         0.04         0.49         1.48         0.83         1.05         1.08
Cash dividends per common share              0.73         0.61         0.85         0.71         0.62         0.53         0.32
Book value per common share                 10.89        11.58        11.62        12.31        12.56        12.73        11.31
BALANCE SHEET SUMMARY:
Securities held to maturity            $  614,727   $  545,020   $  635,648   $  820,928   $  898,809   $1,086,437   $1,555,526
Securities available for sale           2,919,269    2,577,720    2,660,308    1,900,428    1,825,253    1,189,043      656,501
Loans                                   5,165,938    4,910,307    4,885,643    4,911,761    4,817,211    4,384,925    3,985,177
Total assets                            9,501,880    8,856,644    8,897,775    8,649,847    8,262,962    7,385,378    6,884,191
Deposits                                6,598,693    6,910,894    6,773,236    6,777,047    6,692,322    6,084,532    5,780,403
Stockholders' equity                      565,258      615,874      619,925      667,809      672,735      668,099      515,221
PERFORMANCE RATIOS:
Return on average assets                     1.28%        0.04%        0.31%        1.01%        0.60%        0.83%        0.75%
Return on average equity                    19.72         0.47         4.14        12.54         7.05         9.38        10.75
Dividend payout                             45.06     1,525.00       173.47        47.97        74.70        50.48        29.63
Average equity to average assets             6.47         7.59         7.42         8.06         8.50         8.88         7.02
Net interest margin                          4.09         4.14         4.10         4.25         4.26         4.55         4.25
ASSET QUALITY RATIOS:
Allowance for loan losses to:
  Total loans                                1.43%        1.59%        1.56%        1.74%        1.70%        1.82%        1.89%
  Non-performing loans                        126          138          147          102           95          121           63
Non-performing loans to total loans          1.13         1.15         1.06         1.71         1.79         1.51         3.00
Non-performing assets to total loans
  plus other real estate                     1.22         1.26         1.15         2.02         2.30         2.26         4.03
Net charge-offs to average loans             0.48         0.91         0.95         0.50         0.70         0.76         0.97

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA OF DIME AND HUDSON

     The following table sets forth unaudited selected pro forma combined financial data giving effect to the merger of Dime and Hudson under the pooling-of-interests method of accounting, which assumes the merger was completed on September 30, 1999 for balance sheet information and on January 1, 1996 for all other pro forma information. This pro forma information should be read together with the adjustments and assumptions described in the "Notes to Unaudited Pro Forma Combined Condensed Financial Information" on pages 96-98.

     We expect to incur merger and integration charges and these charges have been reflected in the balance sheet information below. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information throughout this document, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expected reduced expenses or expected revenue opportunities and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the actual historical results of the combined company would have been had our companies been combined.

     This pro forma information reflects completion of the mergers of JeffBanks and Southern Jersey Bancorp into Hudson; this pro forma information does not include the completion of the acquisition by Dime Savings Bank of 28 branches of KeyBank effective as of October 18, 1999; this pro forma information does not include the completion of the acquisition by Hudson of substantially all of the assets of Lyon Credit Corporation that occurred on October 22, 1999 or the acquisition by Hudson of loans and other financial assets, and the assumption of deposits, of Advest Bank and Trust that occurred on December 1, 1999.

     The information in the following table should be read together with the historical financial information that we have presented in our respective prior filings with the SEC. See "Where You Can Find More Information" on page 100.

                               FOR THE NINE MONTHS ENDED
                                     SEPTEMBER 30,               FOR THE YEAR ENDED DECEMBER 31
                               --------------------------    --------------------------------------
                                  1999           1998           1998          1997          1996
                               -----------    -----------    ----------    ----------    ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS SUMMARY:
Interest income                $1,507,305     $1,545,922     $2,046,208    $1,998,450    $1,930,702
Interest expense                  827,017        904,284      1,190,125     1,188,844     1,156,780
                               ----------     ----------     ----------    ----------    ----------
  Net interest income             680,288        641,638        856,083       809,606       773,922
Provision for loan losses          36,790         48,417         67,607        73,442        70,060
                               ----------     ----------     ----------    ----------    ----------
  Net interest income after
     provision for loan
     losses                       643,498        593,221        788,476       736,164       703,862
Non-interest income               504,449        413,078        577,053       215,717       139,977
Non-interest expense              727,821        730,743        967,172       620,613       613,291
                               ----------     ----------     ----------    ----------    ----------
Income before income tax
  expense and extraordinary
  items                           420,126        275,556        398,357       331,268       230,548
Income tax expense                151,628         93,749        130,463       124,099        78,988
                               ----------     ----------     ----------    ----------    ----------
Income from continuing
  operations                   $  268,498     $  181,807     $  267,894    $  207,169    $  151,560
                               ==========     ==========     ==========    ==========    ==========
Income from continuing
  operations applicable to
  common stockholders:
  Basic                        $  268,498     $  181,807     $  267,894    $  206,052    $  150,593
  Diluted                         268,498        181,807        267,894       206,702       151,418

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA OF DIME AND HUDSON (CONTINUED)

                               FOR THE NINE MONTHS ENDED
                                     SEPTEMBER 30,               FOR THE YEAR ENDED DECEMBER 31
                               --------------------------    --------------------------------------
                                  1999           1998           1998          1997          1996
                               -----------    -----------    ----------    ----------    ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SHARE DATA:
Weighted average common
  shares outstanding:
  Basic                           119,726        122,215        121,741       117,711       116,200
  Diluted                         121,534        125,114        124,538       121,953       122,584
Income from continuing
  operations per share:
  Basic                        $     2.24     $     1.49     $     2.20    $     1.75    $     1.30
  Diluted                            2.21           1.45           2.15          1.69          1.24

                                    AT
                              SEPTEMBER 30,
                                   1999
                              --------------
                              (IN THOUSANDS)
BALANCE SHEET SUMMARY:
Securities available for
  sale                        $   7,049,591
Securities held to maturity         614,727
Loans held for sale               1,740,315
Loans receivable                 19,398,637
Allowance for loan losses           243,892
Total assets                     32,035,177
Deposits                         19,892,441
Stockholders' equity              1,871,548

                           FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of Dime, Hudson and Dime United. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "potential" or similar expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     - there may be increases in competitive pressure among financial institutions or from non-financial institutions;

     - changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

     - changes in deposit flows, loan demand or real estate values may adversely affect our business;

     - changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

     - general economic conditions, either nationally or in some or all of the states in which the combined company will be doing business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

     - legislation or regulatory changes may adversely affect our business;

     - technological changes, including Year 2000 data system compliance issues, may be more difficult or expensive than anticipated;

     - combining the businesses of Dime and Hudson and retaining key personnel may be more difficult or more costly than we expect;

     - our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

     - expected cost savings from the merger may not be fully realized, may not be realized at all or may not be realized within the expected time frame; or

     - the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

     All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Dime or Hudson or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Dime nor Hudson undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                       INFORMATION ABOUT DIME AND HUDSON

Dime Bancorp, Inc.
589 Fifth Avenue
New York, New York 10017
(212) 326-6170

     Dime is a Delaware corporation and a savings and loan holding company. It is the parent holding company for Dime Savings Bank, a federally chartered savings bank currently servicing consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Through Dime Savings Bank and its subsidiaries, Dime provides consumer loans, insurance products and mortgage banking services throughout the United States. At December 31, 1998, Dime had consolidated assets of $22.3 billion, consolidated deposits of $13.7 billion and consolidated stockholders' equity of $1.4 billion. At September 30, 1999, Dime had consolidated assets of $22.6 billion, consolidated deposits of $13.3 billion and consolidated stockholders' equity of $1.5 billion. Neither these December 31, 1998 nor these September 30, 1999 asset and deposit figures take into account the acquisition by Dime Savings Bank, effective as of October 18, 1999, of all of KeyBank's 28 banking branches located in New York's Nassau and Suffolk Counties. At that date, these branches had approximately $1.3 billion of deposits and approximately $500 million of business and consumer loans. The KeyBank acquisition was accounted for using the purchase method of accounting. At February 1, 2000, Dime had a market capitalization of $1.580 billion.

Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
(201) 236-2600

     Hudson is a New Jersey corporation and a bank holding company. It is the parent holding company for Hudson United Bank, a New Jersey-chartered commercial bank that serves small and mid-sized businesses and customers through 114 branches located in New Jersey, 41 branches located in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut, 33 branches located in Dutchess, Orange, Putnam and Rockland counties in New York and 26 branches located in the greater Philadelphia metropolitan area. Unless otherwise indicated, all information regarding Hudson in this document, including financial statements and numbers taken from those financial statements, even if historical, reflect the completion of Hudson's acquisitions of JeffBanks and Southern Jersey Bancorp. Your attention is directed to filings made on Forms 8-K by Hudson on December 15, 1999 and January 28, 2000 supplying supplemental and restated financial information with regard to Hudson's historical financial presentations reflecting the completion of these acquisitions. See "Where You Can Find More Information" on page 100. At December 31, 1998, Hudson had consolidated assets of $8.9 billion, consolidated deposits of $6.8 billion and consolidated stockholders' equity of $620 million. At September 30, 1999, Hudson had consolidated assets of $9.5 billion, consolidated deposits of $6.6 billion and consolidated stockholders' equity of $565 million. At February 1, 2000, Hudson had a market capitalization of $1.266 billion.

     On October 22, 1999, Hudson United Bank purchased substantially all the assets of Lyon Credit Corporation. This transaction added $350 million of project finance, equipment and asset-based loans to Hudson United Bank's assets, along with loan production offices in Stamford, CT, Atlanta, Dallas, Irvine, CA, Chicago, Houston, San Francisco, and Portland, OR. This acquisition was accounted for under the purchase method of accounting.

     On November 30, 1999, Hudson completed the acquisition of JeffBanks, a bank holding company with assets of $1.7 billion. JeffBanks' principal subsidiaries, Jefferson Bank and Jefferson Bank of New Jersey, had 31 branches located throughout the greater Philadelphia metropolitan area and southern New Jersey. These bank subsidiaries were merged into Hudson United Bank on the same date. This acquisition was accounted for using the pooling-of-interests method of accounting.

     On December 1, 1999, Hudson completed the acquisition of Southern Jersey Bancorp, a bank holding company with assets of $470 million. Southern Jersey's principal subsidiary, The Farmers and Merchants National Bank of Bridgeton, had 16 branches in southern New Jersey. This bank subsidiary was merged into Hudson United Bank on the same date. This acquisition was accounted for using the pooling-of-interests method of accounting.

     On December 1, 1999, Hudson United Bank purchased $150 million of loans and other financial assets and assumed $113 million of deposits of Advest Bank and Trust. This transaction was accounted for under the purchase method of accounting.

RECENT DEVELOPMENTS -- FOURTH QUARTER AND YEAR-END 1999 RESULTS

     Dime. On January 20, 2000, Dime reported its fourth quarter and 1999 full-year financial results. For the fourth quarter of 1999, Dime reported net income of $62.3 million, or $0.56 per diluted share of Dime stock. For the year 1999, Dime reported net income of $239.8 million, or $2.13 per diluted share of Dime stock. At December 31, 1999, Dime had consolidated assets of $23.9 billion, consolidated deposits of $14.3 billion and consolidated stockholders equity of $1.5 billion. A more detailed report of Dime's results can be found in a Form 8-K filed by Dime with the SEC on January 20, 2000. See "Where You Can Find More Information" on page 100.

     Hudson. On January 20, 2000, Hudson reported its fourth quarter and 1999 full-year financial results. Fourth quarter operating earnings were $30.3 million, or $0.57 per diluted share of Hudson stock. Hudson reported a net loss of $17.6 million for the 1999 fourth quarter, which resulted from charges taken related to the JeffBanks and Southern Jersey acquisitions. The charges consisted of a $33.0 million pre-tax special provision for loan losses to conform the reserve policies of the two institutions to those of Hudson and $37.2 million pre-tax in merger-related restructuring charges. Net income for the full year 1999, including these special charges, was $69.3 million, or $1.30 per diluted share of Hudson stock. These results do not reflect the benefit of cost savings related to the JeffBanks and Southern Jersey acquisitions that are expected to be realized with the computer conversions scheduled to occur in the first quarter of 2000. At December 31, 1999, Hudson had consolidated assets of $9.7 billion, consolidated deposits of $6.5 billion and consolidated stockholders equity of $519 million. A more detailed report of Hudson's results can be found in a Form 8-K filed by Hudson with the SEC on January 20, 2000. See "Where You Can Find More Information" on page 100.

                              DIME SPECIAL MEETING

     THIS SECTION CONTAINS INFORMATION FROM DIME FOR DIME STOCKHOLDERS ABOUT THE SPECIAL STOCKHOLDERS MEETING IT HAS CALLED TO CONSIDER AND ADOPT THE MERGER AGREEMENT.

     We are mailing this document to you as a Dime stockholder on or about February 9, 2000. Together with this document, we are also sending you a notice of the Dime special meeting and a form of proxy that is solicited by our board of directors. The special meeting will be held on March 15, 2000, at 10:00 a.m. at Chelsea Piers, Pier 60, 23rd and Hudson River, New York, New York 10011.

MATTERS TO BE CONSIDERED

     The purpose of the Dime special meeting is to vote on the adoption of the merger agreement.

     You may be asked to vote upon any other matters that may properly be submitted to a vote at the special meeting. You may also be asked to vote on a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

PROXIES

     You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before the vote is taken at the special meeting by

     - submitting written notice of revocation to the Corporate Secretary of Dime,

     - submitting a properly executed proxy of a later date, or

     - voting in person at the special meeting, but simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

                            Dime Bancorp, Inc.
                            589 Fifth Avenue
                            New York, NY 10017
                            Attention: Gene C. Brooks
                                       Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

     All shares represented by valid proxies we receive through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" adoption of the merger agreement. The board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

     DIME STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, DIME STOCKHOLDERS WILL BE MAILED A TRANSMITTAL FORM WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES FOR STOCK CERTIFICATES OF DIME UNITED.

SOLICITATION OF PROXIES

     We will bear the entire cost of soliciting proxies from you, except that we have agreed with Hudson that each of us will pay one-half of the costs and expenses of preparing, printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Dime stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay them $9,000 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from Dime stockholders, either personally or by telephone, telegram, facsimile or letter.

RECORD DATE

     In accordance with Delaware law, Dime's by-laws and the rules of the NYSE, the close of business on February 4, 2000 has been fixed as the record date for determining the Dime stockholders entitled to receive notice of and to vote at the special meeting. At that time, 110,899,492 shares of Dime stock were outstanding, held by 19,335 holders of record.

VOTING RIGHTS AND VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Dime stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Under the applicable rules of the NYSE, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

     Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Dime stock entitled to vote at the Dime special meeting. You are entitled to one vote for each share of Dime stock you held as of the record date.

     BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF DIME STOCK ENTITLED TO VOTE AT THE DIME SPECIAL MEETING IS NEEDED FOR US TO PROCEED WITH THE MERGER, THE FAILURE TO VOTE BY PROXY OR IN PERSON, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENT. ACCORDINGLY, THE BOARD URGES DIME STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the record date:

     - Directors and executive officers of Dime and their affiliates beneficially owned 2,812,958 shares of Dime stock, or 2.54% of the Dime stock outstanding on that date.

     - Directors and executive officers of Hudson and their affiliates beneficially owned 6,160 shares of Dime stock, or less than one percent of the Dime stock outstanding on that date.

     - Hudson beneficially owned 2,469,100 shares of Dime stock, or 2.23% of the Dime stock outstanding on that date, excluding the shares subject to the Dime stock option described in "The Stock Option Agreements" on pages 68-70.

CONFIDENTIAL VOTING POLICY

     The board of directors of Dime has adopted a policy on confidential voting. The policy provides that all proxies, ballots, and voting tabulations that identify the vote of a particular stockholder be held in confidence by the independent tabulators and inspectors of election and not disclosed to any other person, including us and our directors, officers and employees, except in certain limited circumstances, including:

     - as necessary to meet legal requirements or to pursue or defend legal actions;

     - to allow the inspectors of election to certify the results of the vote;

     - when expressly authorized by the stockholder;

     - in the event of a contested proxy solicitation; or

     - if a bona fide dispute exists regarding the authenticity of any proxy card or ballot or the accuracy of any tabulation of votes.

However, the policy permits disclosure of any comments or other information written on any proxy card or ballot without reference to the vote of the stockholder, except where such vote is included in, and necessary to an understanding of, such written material.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Dime board of directors has approved and declared advisable the merger agreement and the transactions it contemplates. The Dime board of directors believes that the merger agreement and the transactions it contemplates are fair to Dime stockholders and are in the best interests of Dime and its stockholders and recommends that you vote "FOR" the adoption of the merger agreement.

     See "The Merger -- Dime's Reasons for the Merger; Recommendation of Dime's Board of Directors" on pages 27-32 for a more detailed discussion of the Dime board of directors' recommendation.

                             HUDSON SPECIAL MEETING

     THIS SECTION CONTAINS INFORMATION FROM HUDSON FOR HUDSON STOCKHOLDERS ABOUT THE SPECIAL STOCKHOLDERS MEETING IT HAS CALLED TO CONSIDER AND APPROVE THE MERGER AGREEMENT.

     We are mailing this document to you as a Hudson stockholder on or about February 9, 2000. Together with this document, we are also sending you a notice of the Hudson special meeting and a form of proxy that is solicited by our board of directors. The special meeting will be held on March 15, 2000 at 9:00 a.m. at The Sheraton Crossroads, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495.

MATTERS TO BE CONSIDERED

     The purpose of the Hudson special meeting is to vote on the approval of the merger agreement.

     You may be asked to vote upon any other matters that may properly be submitted to a vote at the special meeting. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

PROXIES

     You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before the vote is taken at the special meeting by

     - submitting written notice of revocation to the Executive Vice President and Corporate Secretary of Hudson,

     - submitting a properly executed proxy of a later date, or

     - voting in person at the special meeting, but simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

                            Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, NJ 07430
                            Attention: D. Lynn Van Borkulo-Nuzzo
                                       Executive Vice President and Corporate
                                       Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

     All shares represented by valid proxies we receive through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval of the merger agreement. The board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

     HUDSON STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, SHARES OF HUDSON STOCK WILL REPRESENT AN EQUAL NUMBER OF SHARES OF DIME UNITED STOCK. HUDSON STOCKHOLDERS WILL NOT NEED TO EXCHANGE THEIR STOCK CERTIFICATES UNLESS DIME AND HUDSON DETERMINE THAT AN EXCHANGE IS LEGALLY REQUIRED, IN WHICH CASE WE WILL GIVE YOU INSTRUCTIONS ON HOW TO EXCHANGE YOUR CERTIFICATES.

SOLICITATION OF PROXIES

     We will bear the entire cost of soliciting proxies from you, except that we have agreed with Dime that each of us will pay one-half of the costs and expenses of preparing, printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Hudson stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from Hudson stockholders, either personally or by telephone, telegram, facsimile or letter.

RECORD DATE

     In accordance with New Jersey law, Hudson's by-laws and the rules of the NYSE, the close of business on February 7, 2000 has been fixed as the record date for determining the Hudson stockholders entitled to receive notice of and to vote at the special meeting. At that time, 51,779,603 shares of Hudson common stock were outstanding, held by approximately 8,231 holders of record.

VOTING RIGHTS AND VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Hudson stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be deemed to be counted as votes cast either FOR or AGAINST the merger agreement. Under the applicable rules of the NYSE, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

     Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting. You are entitled to one vote for each share of Hudson stock you held as of the record date.

     THE BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. IF YOU DO NOT SUBMIT THE ACCOMPANYING PROXY CARD AND IF YOU DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, YOUR INACTION WILL MAKE IT MORE DIFFICULT FOR US TO OBTAIN A QUORUM AT THE SPECIAL MEETING, ALTHOUGH IT WILL NOT HAVE ANY EFFECT WITH RESPECT TO APPROVAL OF THE MERGER. SIMILARLY, BROKER NON-VOTES ALSO WILL NOT HAVE ANY EFFECT WITH RESPECT TO THE APPROVAL OF THE MERGER, ALTHOUGH THEY WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM EXISTS.

     As of the record date:

     - Directors and executive officers of Hudson and their affiliates beneficially owned 3,234,107 shares of Hudson stock, or 6.25% of the outstanding Hudson stock at that date.

     - Directors and executive officers of Dime and their affiliates beneficially owned no shares of Hudson stock.

     - Dime beneficially owned no shares of Hudson stock, excluding the shares subject to the Hudson stock option described in "The Stock Option Agreements" on pages 68-70.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Hudson board of directors has approved the merger agreement and the transactions it contemplates. The Hudson board of directors believes that the merger agreement and the transactions it contemplates are fair to Hudson stockholders and are in the best interests of Hudson and its stockholders and recommends that you vote "FOR" the approval of the merger agreement.

     See "The Merger -- Hudson's Reasons for the Merger; Recommendation of the Hudson Board of Directors" on pages 32-34 for a more detailed discussion of the Hudson board of directors' recommendation.

                                   THE MERGER

     The following discussion contains material information pertaining to the merger. This discussion references the merger agreement, stock option agreements and financial advisor opinions attached as Appendices to this document. We encourage you to read and review those documents as well as the discussion in this document.

GENERAL

     This section provides material information about the merger of Dime and Hudson and the circumstances surrounding the merger. The next sections of this document, entitled "The Merger Agreement" on pages 63-68 and "The Stock Option Agreements" on pages 68-70, have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

     STRUCTURE

     The merger agreement provides for the merger of Hudson into Dime. Dime will be the surviving corporation and will change its name to Dime United Bancorp, Inc.

     Dime and Hudson have agreed to merge Dime Savings Bank into Hudson United Bank and to rename the combined bank DimeBank. This bank merger will take place simultaneously with the merger of Dime and Hudson. The merger of these banking subsidiaries is subject to the regulatory approvals discussed in "Regulatory Approvals Required for the Merger" on pages 53-55.

     Upon completion of the merger, Dime stockholders will receive 0.60255 of a share of stock of Dime United for each share of Dime stock they hold. Dime stockholders will receive cash instead of any fractional shares of Dime United stock that would have otherwise been issued at the completion of the merger. Fractional shares will be issued into Dime United's dividend reinvestment plan, 401(k) plan or other similar stock plans.

     Upon completion of the merger, Hudson stockholders will receive one share of Dime United stock for each share of Hudson stock they hold, other than shares owned by or for Hudson or Dime.

     If the number of shares of common stock of Dime or Hudson changes before the merger is completed through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the exchange ratios. The Dime exchange ratio has been increased from 0.585-for-1, as described in previously filed documents, because of the effect of this provision in the merger agreement. The Dime exchange ratio was increased because Hudson paid a 3% stock dividend on December 1, 1999 to Hudson stockholders of record as of November 26, 1999.

     As a result of the merger, Dime stockholders immediately prior to the merger will own 56%, and Hudson stockholders immediately prior to the merger will own 44%, of the outstanding Dime United stock. These percentages are based on the number of fully-diluted shares of Dime stock and Hudson stock calculated as of September 15, 1999, after taking into account the exchange ratios.

     PUBLIC TRADING MARKETS

     Dime common stock is currently listed on the NYSE under the symbol "DME." Hudson common stock is currently listed on the NYSE under the symbol "HU." Upon completion of the merger, Hudson common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act. The authorization for listing on the NYSE of the newly issued Dime United common stock issuable pursuant to the merger agreement is a condition to the completion of the merger. It is currently contemplated that the Dime United common stock will be listed on the NYSE under the symbol "DU."

     The shares of Dime United stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an affiliate of Dime, Hudson or Dime United, as discussed in "Resales of Dime United Stock by Affiliates" on page 53.

     The closing price per share of Dime stock on the NYSE on September 14, 1999, the last trading day prior to public announcement of the merger, was $17 3/4. The closing price per share of Hudson stock on the NYSE on September 14, 1999 was $29 1/4, giving retroactive effect to Hudson's 3% stock dividend. Based on these closing prices per share, and giving effect to the exchange ratios, the implied per share value of Dime stock was $17.62 as of that date. The closing price per share of Dime stock on the NYSE on February 7, 2000, the last practicable trading day prior to the date of this document, was $13 1/8. The closing price per share of Hudson stock on the NYSE on February 7, 2000, was $22 1/4. The implied per share value of Dime stock was $13.41 as of that date. The implied value of one share of Dime stock as of these dates was calculated by multiplying Hudson's stock price by 0.60255. Because the stock prices of both of our companies will fluctuate, you should obtain current quotations of these prices.

     DIVIDEND POLICY OF DIME UNITED

     We currently contemplate that Dime United will pay cash dividends at an annual rate of $1.00 per share, although the Dime United board of directors may change this dividend policy at any time. During 1999, Hudson paid cash dividends of $1.00 per share, before the impact of its 3% stock dividend, and Dime paid cash dividends of $0.23 per share.

     Dime United stockholders will be entitled to receive dividends when and if declared by the Dime United board of directors out of funds legally available for dividends. The Dime United board of directors will periodically consider the payment of dividends, taking into account Dime United's financial condition and level of net income, Dime United's future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations as discussed in "Regulation and Supervision of Dime United" on pages 82-86.

     ABSENCE OF APPRAISAL RIGHTS

     Appraisal rights are statutory rights that enable stockholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances and exceptions to such rights are set forth in the laws of Delaware and New Jersey with respect to the rights of Dime stockholders and Hudson stockholders, respectively.

     Dime stockholders are not entitled to appraisal rights under Delaware law in connection with the merger because shares of Dime common stock are listed on the NYSE and the Dime United stock will be listed on the NYSE. Delaware law states that stockholders of a company whose stock is listed on a national securities exchange are not entitled to appraisal rights if they receive stock in a company whose stock is listed on a national securities exchange.

     Hudson stockholders are not entitled to appraisal rights under New Jersey law in connection with the merger because the shares of Hudson common stock are listed on the NYSE. New Jersey law states that stockholders of a company whose stock is listed on a national securities exchange are not entitled to appraisal rights.

BACKGROUND OF THE MERGER

     Dime has periodically considered the possibility of various forms of strategic combinations with a variety of financial institutions and has evaluated the potential strategic fit with institutions based on their lines of business, prospects, management and geographic location and concentration.

     Management of Hudson has, over time, regularly considered the possibility of, and engaged in, acquisitions and strategic combinations with a variety of financial institutions and financial services companies. In considering and engaging in these transactions, Hudson has taken into account various factors, including its potential strategic fit with these institutions based upon their banking and financial services business, their customer profile and franchise, their directors, management and employees and the geographic locations and breadth or limits of their businesses. In light of recent trends regarding consolidation and merger in the banking industry, the senior management of Hudson has from time to time had informal discussions with senior management of other larger and smaller financial institutions regarding potential business combination transactions.

     On June 4, 1999, at a special meeting, the Hudson board of directors determined, as it had on occasion in the past, to explore the company's strategic alternatives while continuing its long-standing acquisition strategy. Hudson engaged Goldman, Sachs & Co. to assist it in this regard. On June 28, as part of its continuing long-term acquisition strategy, Hudson entered into two separate merger agreements by which it would acquire JeffBanks, Inc. and Southern Jersey Bancorp of Delaware, Inc.

     During the summer, Goldman Sachs approached a small number of entities selected by Hudson, ranging in size from institutions substantially larger than Hudson to institutions somewhat smaller than Hudson.

     In late July, Goldman Sachs contacted Dime on Hudson's behalf and inquired as to whether Dime might be interested in a strategic combination involving Hudson. On July 29, Goldman Sachs provided Dime with preliminary business and financial information regarding Hudson. On August 10, Lawrence J. Toal, Chairman, President and Chief Executive Officer of Dime, and Kenneth T. Neilson, Chairman, Chief Executive Officer and President of Hudson, met at Dime's corporate offices to discuss the possibility of a merger of equals between Dime and Hudson.

     Throughout the remainder of August and early September, Mr. Toal and Mr. Neilson, as well as their financial and legal advisors, continued discussions relating to a strategic combination of Dime and Hudson and related issues, including the possibility of a market-based merger of equals, as well as governance considerations, including board representation and key senior management positions.

     At the request of Hudson, Goldman Sachs prepared preliminary materials about a potential merger of equals with Dime and provided these materials to the entire Hudson board of directors during the last week of August.

     In August, Dime engaged Credit Suisse First Boston to act as its financial advisor to assist Dime in reviewing the business and financial position of Hudson and the feasibility of the proposed transaction. Additionally, Dime's senior management continued its review of previously provided or otherwise available information regarding Hudson. During the week of August 30, Dime also requested that its legal counsel begin drafting documents related to the merger and begin negotiating such documents and other terms of the merger with Hudson's legal counsel.

     The Hudson board of directors and its Executive Committee held a series of meetings during September to consider a potential merger with Dime. On September 3, the Executive Committee of Hudson met with Goldman Sachs and Hudson's legal advisors to discuss a potential merger of equals with Dime. After extensive discussion, the Executive Committee authorized management of Hudson to commence a due diligence review of Dime to assist the Hudson board of directors in its consideration of the potential merger. Hudson directed its legal advisors to discuss with Dime's legal advisors the form of contract for a merger of equals between Hudson and Dime. On September 6, legal counsel for Dime and Hudson began discussions of a possible merger agreement. During the week of September 7, representatives of Dime and Hudson met as part of a due diligence review of each other's business.

     The Strategic Planning Committee of the Dime board of directors met on the evening of September 7 and was advised of the status of the discussions between Dime and Hudson. At that meeting, Credit Suisse First Boston gave a presentation to the Dime Strategic Planning Committee regarding the financial and strategic considerations of a possible merger of equals between Dime and Hudson and legal counsel made a preliminary presentation with respect to the proposed transaction. Additional meetings of the Dime Strategic Planning Committee were held on September 9 and 10.

     On Thursday, September 9, the full Hudson board of directors met to hear the results of the due diligence review to that date and the Hudson board of directors engaged in extensive discussions concerning the business of Dime and the structure of the transaction. Legal counsel to Hudson also summarized the terms of the draft merger agreement that had been drafted by Dime's legal counsel after discussions with Hudson's legal counsel. Following these presentations and discussions, the members of the board were introduced to Mr. Toal.

     The Dime board of directors met on September 10 to consider the proposed merger. At this meeting the Dime Strategic Planning Committee recommended consideration of the possible merger of equals to the full board of directors of Dime. Also at this board meeting, Credit Suisse First Boston gave a detailed analysis of the financial and strategic considerations of the merger, Dime senior management reported on Dime's due diligence findings to date, and the Dime board of directors engaged in a discussion of the reasons for entering into this transaction. Legal counsel also made a presentation to the Dime board of directors with respect to the terms of the proposed merger agreement. Following these presentations and discussions, the members of the board were introduced to Mr. Neilson.

     The Dime board of directors met again to discuss and review business, strategic and financial issues regarding the possible business combination on September 12 and 13. At the September 12 board meeting, Credit Suisse First Boston presented the Dime board of directors with its updated financial analysis of the proposed merger and gave its oral opinion as to the fairness, from a financial point of view, as of such date, of the proposed Dime exchange ratio in the merger to Dime stockholders. At this meeting, legal counsel updated the board with respect to the status of negotiations of the merger agreement and senior management presented the results of its due diligence review of the business and financial position of Hudson. Also at this meeting and the meeting on September 13, the Dime board of directors continued its discussion of the various considerations in undertaking the proposed merger with Hudson as listed in "Dime's Reasons for the Merger; Recommendation of Dime's Board of Directors" on pages 27-32 of this document.

     During the day on September 13, the Executive Committee of Hudson again met to discuss the terms of the merger proposal and authorized further negotiations with Dime. The Hudson board of directors met again on the evening of September 13, but the Board did not consider the merger proposal because certain of the proposed terms of the merger had not been finalized in accordance with the Executive Committee's understanding. The Hudson board of directors met again on the evening of September 14. At this meeting, a further and extensive presentation regarding the results of the due diligence review of Dime was made to the Hudson board of directors by the senior management of Hudson. Hudson reviewed its discussions and negotiations with Dime regarding a business combination. Goldman Sachs made a presentation to the Hudson board of directors on financial aspects of the potential transaction, and Goldman Sachs rendered a written opinion dated September 14 that the Hudson exchange ratio was fair to Hudson stockholders from a financial point of view. At the September 14 meeting, the Hudson board of directors again discussed with counsel to Hudson the terms of the merger agreement and the stock option agreements as well as Mr. Neilson's proposed contract. After questions by and discussions among the members of the Hudson board of directors, and after consideration of the factors described under the caption "Hudson's Reasons for the Merger; Recommendation of Hudson's Board of Directors" on pages 32-34, the Hudson board of directors voted to approve the merger agreement and transactions contemplated thereby, as well as the stock option agreements and Mr. Neilson's contract, and recommended approval of the merger agreement to Hudson's stockholders.

     At the Dime board of directors meeting on September 14, Credit Suisse First Boston again reviewed with the Dime board of directors its financial analysis and reiterated its earlier oral opinion as to the fairness of the transaction to Dime stockholders, and senior management and legal counsel gave the board of directors a final briefing on the status of the merger agreement and related documents. Following further discussion, the Dime board of directors voted to approve and deem advisable the merger of Dime and Hudson, the merger agreement and the stock option agreements, and to recommend the adoption of the merger agreement to Dime's stockholders.

     Throughout the discussions between Dime and Hudson, the senior management of each company consulted with its respective financial advisors to determine the appropriate exchange ratios. The exchange ratios were a product of arms-length negotiation between Dime and Hudson.

     Hudson and Hudson United Bank executed Mr. Neilson's employment agreement as of September 14. Dime and Hudson executed the merger agreement prior to the opening of business on the morning of September 15, and the stock option agreements as of September 16. Announcement of the transaction was made on September 15.

DIME'S REASONS FOR THE MERGER; RECOMMENDATION OF DIME'S BOARD OF DIRECTORS

     The Dime board of directors believes that the merger presents a unique opportunity to combine and expand two complementary sets of banking operations in attractive and contiguous markets in a four-state region that cover an area from Philadelphia to Hartford. The board consulted with financial and other advisors and determined that the merger was likely to accelerate the strategic plans of Dime and was in the best interests of Dime and its stockholders. In reaching its conclusion to approve the merger agreement, the stock option agreements, and the transactions contemplated by those documents, the board considered a number of factors, including those discussed below.

- FINANCIAL CONSIDERATIONS

     - Market-based exchange ratio. The board took into account that the exchange ratios for Dime stock and Hudson stock into Dime United stock were determined consistent with the market prices for the stock of each company and exchange ratios in other mergers of equals. In connection with this review, the board considered the relative contribution of earnings, assets, liabilities and equity of the two parties to the combined company.

     - Enhanced financial performance ratios. The board took into consideration the expected significant improvement in Dime's key financial performance ratios, including return on assets and return on equity on both a reported basis and a cash operating earnings basis, net interest margin, and the efficiency ratio. These performance measures, on a pro forma basis for the quarter ended June 30, 1999, giving effect to the merger and all pending acquisitions, would show material improvement and would compare favorably to a peer group of banks selected by Credit Suisse First Boston, which included Charter One Financial Inc., GreenPoint Financial Corp., Peoples Heritage Financial

      Group Inc., North Fork Bancorporation Inc., TCF Financial Corp., and Associated Banc Corp. The following chart quantifies the factors presented to the board for consideration:

                                                         PRO FORMA     BANK PEER
                                                DIME    DIMEUNITED       GROUP
                                                ----    -----------    ---------
Net Interest Margin                             2.94%      3.38%         3.92%
Efficiency Ratio                                51.2%      42.0%         49.3%
Return on Assets                                1.15%      1.34%         1.40%
Return on Equity                                16.7%      19.9%         17.7%
Cash Return on Assets                           1.22%      1.44%         1.61%
Cash Return on Equity                           23.5%      28.3%         24.2%

       Management of Dime and Hudson have established the following goals for the performance ratios of Dime United: a net interest margin greater than 4.00%, an efficiency ratio less than 45%, a return on assets greater than 1.5%, a return on equity greater than 20% and earnings per share growth greater than 12%. Because these represent "goals" developed by management and because management set no time table for attaining them, we cannot be certain that they will in fact be achieved or on what schedule any realization of these goals may occur.

     - Cost savings. The board observed that the synergies expected from the merger should result in expense reductions. In making this determination, fully phased-in annual pre-tax expense reductions of $78 million, representing an estimated 8.6% of the combined company's expenses and an estimated 13.7% of the combined company's expense base excluding mortgage banking operations, were identified by management following a due diligence review of the businesses of Dime and Hudson. These cost saving actions were expected to result in the achievement of $38 million in cost savings for the year 2000 and $78 million for the year 2001. Of the anticipated year 2001 pre-tax expense reductions, $42 million is associated with personnel costs, largely reflecting the expected elimination of approximately 550 positions, and $14 million is associated with the elimination of redundant facilities, equipment and systems. The remaining $22 million of cost savings are expected to be achieved through reductions in various general and administrative expense categories, primarily marketing, regulatory assessments as a result of the relinquishment by Dime Savings Bank of its thrift charter, and professional fees.

     - Revenue enhancements. The board took note that the complementary nature of the respective geographic markets, business products and skills of Dime and Hudson should result in enhanced revenue opportunities as products are cross-marketed and distributed over broader geographic and customer bases. Management of Dime and Hudson have identified revenue enhancement initiatives of approximately $20 million annually, although we cannot be certain that such revenue enhancements will in fact be achieved or on what schedule any initiatives may be undertaken.

     - Improved price-to-earnings multiple of Dime United stock. The board analyzed the historical and current market prices of Hudson stock and believed that the combination could result in an increase in the price-to-earnings multiple at which Dime stock currently trades. In addition, the board assessed the prospects for continued improvement in the price-to-earnings multiple trading range of Dime United stock as a result of the anticipated transition toward a commercial banking enterprise, greater earnings diversification and other factors. The board considered September 10, 1999 price-to-earnings multiples, the most recent information available to the board at the time. In this regard, the board took note of the average price-to-earnings multiple of a commercial bank peer group identified by Credit Suisse First Boston, which reflected stock valuations in excess of Dime's by 37%, based on year 2000 earnings estimates. After the announcement of the transaction, management of Dime and Hudson jointly analyzed various scenarios regarding potential growth in price-to-earnings multiples on a pro forma basis. In investor presentations given after September 15, 1999, management of Dime and Hudson discussed the potential value that might be created for stockholders by expansion of Dime United's price-to-earnings multiple. For the purpose of the investor presentations, management of Dime and Hudson analyzed a peer group of banks that included Associated Banc Corp., M&T Bank Corp., North Fork Bancorporation Inc. and Summit Bancorp. Using market data as of September 14, 1999 and fully phasing-in anticipated cost savings from the merger, management of Dime and Hudson presented the following analysis:

                                                        PRO FORMA                           POTENTIAL
                     IMPLIED MULTIPLE TO:              DIME UNITED   BANK PEER GROUP   IMPLIED VALUE GROWTH
                     --------------------              -----------   ---------------   --------------------
         1999 Estimated Earnings Per Share...........      8.5x           13.0x                 54%
         2000 Estimated Earnings Per Share...........      7.7x           11.8x                 53%
         Book Value..................................     1.69x           2.39x                 41%
         Tangible Book Value.........................     2.39x           3.16x                 32%

      The potential implied value growth figures are the product of calculating the mathematical difference between the pro forma Dime United multiples and the corresponding multiples for the bank peer group. These calculations were presented for informational purposes in considering potential outcomes; in deciding how to vote, you should not assume that potential growth will occur in terms of these multiples.

     - Effect on earnings per share. The board noted that the merger should be modestly accretive to earnings per share by 2001, upon realization of identified cost savings. In assessing this earnings accretion, the board noted that no revenue enhancements were assumed.

     - Hudson's past performance. The board assessed the strength of Hudson's financial performance on a stand-alone basis and Hudson's ability to maintain superior profitability even during the integration of various acquisitions over the past several years.

     - Financial strength. The board considered the expected financial strength of Dime United, including its ability to realize enhanced returns on capital and to take advantage of various business opportunities with greater financial resources.

     - Credit Suisse First Boston opinion. The board evaluated the detailed financial analyses and presentation of Credit Suisse First Boston as well as its opinion that, based on and subject to the considerations set forth in the opinion, the Dime exchange ratio is fair from a financial point of view to Dime stockholders. See "Opinion of Dime's Financial Advisor" on pages 34-40.

- STRATEGIC CONSIDERATIONS

     - Transformation to commercial bank. The board considered the strategic implications of combining Dime Savings Bank, which is a federal savings bank or thrift, into a commercial bank. Specifically, the board took into account:

       -- Dime's long-term strategy to shift from a traditional savings association to a more commercial bank-like profile and that the combination with a commercial bank such as Hudson would accelerate this strategy;

       -- that the proposed merger would result in an immediate change in Dime's loan mix, so that, after the merger is completed and based on June 30, 1999 information available to the board, relatively higher-yielding commercial real estate, business and consumer loans are expected to increase from approximately 36% to 48% of total loans receivable, and relatively lower-yielding residential mortgage loans are expected to decrease from approximately 64% to 52% of total loans receivable;

       -- that the proposed merger is expected to improve profitability ratios and potentially enhance Dime's price-to-earnings stock trading multiple, as discussed above under "Financial Considerations"; and

       -- the regulatory issues related to becoming a bank holding company and conducting banking operations through a commercial bank.

     - Attractive markets. The board noted the complementary and compatible nature of Dime's and Hudson's contiguous geographic markets, which it believed to present a desirable strategic opportunity for geographic expansion and diversification. In particular, the board considered that:

       -- the combination of the two businesses will provide Dime with broader coverage in its traditional market, the greater New York City metropolitan area;

       -- the merger presents Dime with the ability to enter into attractive neighboring markets, including Connecticut, Southern New Jersey and the greater Philadelphia metropolitan area; and

       -- the resulting institution's branch network and franchise would be concentrated in one of the most affluent and populous regions in the country.

     - Complementary businesses and skills. The board took into consideration that the businesses and skills of Hudson would augment those of Dime. In particular, the board considered that Hudson would:

       -- contribute businesses and skills beyond those currently present at Dime, including a broader focus on commercial banking, trust services, and a private label credit card program; and

       -- add to Dime's strengths in residential and consumer lending, mortgage banking services, and deposit taking, as well as automobile financing.

     - Earnings diversification. The board noted that the combination of Hudson and Dime would continue the process of balancing and diversifying Dime's businesses, thereby decreasing the percentage of earnings attributable to mortgage banking from 25% to 13% of overall earnings. In making its determination, the board considered the relatively volatile nature of earnings derived from mortgage banking and the stock market reaction to that volatility.

     - Wider product distribution. The board considered that there would be expected revenue and other business and customer enhancements from a wider distribution base in the combined company's core market for Dime products and a nationwide distribution base for selected Hudson products.

     - Ability to integrate. The board took note of the integration capabilities of Dime and Hudson. In this regard, the board evaluated several key factors, including:

       -- that customer disruption from branch closings or consolidations in the transition phase should not be significant due to the limited overlap and complementary nature of the markets served by Dime and Hudson;

       -- that the combined company would benefit from the strong management teams of each of Dime and Hudson and that, because a number of key senior management positions had already been decided, management would be better able to focus on integration early in the process; and

       -- the records of both Dime and Hudson in integrating acquisitions smoothly while retaining profitability, Dime having participated in the successful merger of equals with Anchor Bancorp, Inc. in early 1995 and completed several acquisitions since that date, and Hudson having acquired 20 banking institutions since 1990.

     - Continuity. The board considered the ability of Dime to retain continuity of management and of corporate structure, including retention of directors and the chief executive officer position, as well as its governing documents.

     - Greater financial resources. The board considered that Dime United would have greater resources and broader product offerings, enabling it to capitalize on various business opportunities and to provide expanded services to its customer base.

     - Pooling-of-interests accounting. The board took note of the probability of the elimination of pooling-of-interests accounting by early 2001 and the advantages of undertaking a pooling-of-interests transaction prior to this elimination. In making its determination, the board believed that finding a reasonable acquisition transaction that would put Dime in a similar strategic position as the proposed merger with Hudson prior to this development would be unlikely.

- GENERAL CONSIDERATIONS

     c Due diligence. The board considered the reports of management and outside advisors concerning the operations, financial condition and prospects of Hudson.

     c Strategic merger of equals. The board reviewed the terms of the merger agreement and the stock option agreements, including the strategic merger-of-equals concept, which provides for reciprocal representations and warranties, conditions to closing and termination rights. In addition, the board compared the terms and resulting management structure of the merger with those of other recent mergers of this type.

     c Stock prices. The board weighed the historical and current market prices of Dime stock and Hudson stock.

     c Dime's Goodwill Lawsuit. Dime's board of directors also considered the value of its goodwill lawsuit against the US government in the context of a pooling-of-interests merger with Hudson. A detailed discussion of Dime's claim against the government is provided in Dime's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information" on page 100. Specifically, the board examined, among other things:

      -- the inherent uncertainties involved in any litigation;

      -- the history of Dime's claim against the US government, noting that the basis of Dime's claim related to the write off of approximately $560 million, consisting of:

        M $518 in supervisory goodwill;

        M $42 million in other contractual regulatory capital; and

        M until 1991, Dime's claim also included an additional $157 million associated with the issuance of preferred stock to the Federal Savings and Loan Insurance Corporation;

      -- the litigation award ordered to be paid to Glendale Federal Bank, FSB in a similar goodwill lawsuit, which is currently under appeal, and in similar lawsuits by other banks. Glendale Federal wrote off approximately $475 million of supervisory goodwill and the court ordered the US government to pay $909 million in restitution and non-overlapping reliance damages to Glendale Federal; and

      -- the declining valuations of generally comparable lawsuits as reflected in the historical trading prices of publicly traded litigation tracking warrants issued by Cal Fed Bancorp, Inc., Coast Savings Financial Inc., and Golden State Holdings, Inc.

     The Dime board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding price-to-earnings multiples, potential revenue enhancements, anticipated cost savings and earnings accretion. However, the board concluded that the potential positive factors outweighed the potential risks of consummating the merger.

     This discussion of information and factors considered by the Dime board of directors is not intended to be exhaustive, but includes all material factors considered by the board. The board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. After consideration of these factors, the board concluded that the merger, the merger agreement and the stock option agreements were in the best interests of Dime and its stockholders, and they authorized and approved the merger agreement, the merger, the stock option agreements, and the transactions contemplated thereby and recommended that Dime stockholders adopt the merger agreement.

It should be noted that this explanation of the Dime board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements" on page 16.

     THE DIME BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, DIME AND ITS STOCKHOLDERS. ACCORDINGLY, THE DIME BOARD OF DIRECTORS RECOMMENDS THAT DIME STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

HUDSON'S REASONS FOR THE MERGER; RECOMMENDATION OF HUDSON'S BOARD OF DIRECTORS

     The Hudson board of directors believes that the consummation of the merger presents a unique opportunity to combine two strong franchises to create a premier banking and financial services company with a presence in New York City and Long Island with a commitment and the resources to significantly enhance shareholder value.

     In reaching its decision to approve the merger agreement and the stock option agreements, the Hudson board of directors consulted with management of Hudson, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

     - Their familiarity with and review of the business, operations, financial condition, earnings and prospects of each of Hudson and Dime. In making its determination, the Hudson board of directors took into account the results of Hudson's due diligence review of Dime's businesses.

     - Their knowledge and analysis of the current financial services industry environment, characterized by

       c rapid consolidation,

       c the proposed end of pooling-of-interests accounting, which has been a significant factor in Hudson's larger acquisitions,

       c increased opportunities for cross-industry expansion, possibly facilitated by proposed financial institution reform legislation, and

       c the need to anticipate, and best position Hudson in light of, industry trends.

     - Their belief that a combination of Hudson and Dime will enhance the combined company's financial profile, locally and nationally, and will expand its banking franchise to serve a significantly greater number of customers, recognizing the benefits associated with Dime's franchise in New York City and Long Island, as well as Dime's provision of mortgage banking services throughout the United States.

     - Their evaluation of the financial terms of the merger-of-equals structure and the effect of those financial terms on the Hudson stockholders, including:

       c the exchange terms, which provided basically for an exchange at market prices, and

       c the potential benefit to Hudson stockholders of the pro forma earnings per share accretion of between 32% and 40% from the merger, weighed against the offsetting detriment, which will occur to the extent that Dime United's stock trades at a lower price-to-earnings multiple than the multiple at which Hudson's stock has historically traded. While price-to-earnings multiples fluctuate over time and no assurances can be given as to the price-to-earnings multiple for Dime United at any time, the Hudson board of directors believed it likely that the Dime United stock would trade at a price-to-earnings multiple somewhere between the historical price-to-earnings multiples of Hudson and of Dime, and that, over time the price-to-earnings multiple of Dime United stock would expand to a higher commercial bank multiple. The board was informed by Goldman, Sachs & Co., its financial advisor, that as of September 10, 1999, Dime common stock was trading at a multiple of 6.8 times Dime's I/B/E/S estimated 2001 earnings and Hudson common stock was trading at a multiple of 10.2 times Hudson's I/B/E/S estimated 2001 earnings. The Board noted Goldman Sachs' calculation, based on assumptions including that the I/B/E/S estimates would be borne out, that in 2001 Hudson would experience pro forma earnings per share accretion of 40% and Hudson would experience pro forma share price appreciation of 40.4% if the combined company traded at Hudson's multiple of 10.2 times estimated 2001 earnings, pro forma share price appreciation of 9.3% if the combined company traded at a blended multiple (weighted according to the relative earnings contributions of the two entities) of 8.0 times estimated 2001 earnings, and pro forma share price depreciation of (7.0%) if the combined company traded at Dime's multiple of 6.8 times estimated 2001 earnings.

     - Their belief that the financial terms of the proposed merger are fair to and in the best interests of Hudson and Hudson stockholders and are consistent with Hudson's long-term strategy.

     - The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Hudson and Dime, as illustrated by the fact that, based on information available as of the date of the merger agreement, Dime United:

       c would be the 35th largest bank holding company in the United States measured by total assets and with total assets of $32 billion on a pro forma basis one of the larger bank holding companies based in the Mid-Atlantic region,

       c could deliver financial products through over 340 branches in four states, and

       c would have scale in most of its business lines.

     - The opportunity to leverage each of Hudson's and Dime's products and lines of business over a larger consumer and business customer base.

     - The potential benefits from the combined company having greater depth of management talent than either Hudson or Dime would have on its own.

     - The possibility of achieving significant expense savings and operating efficiencies through, among other things, the elimination of duplicate efforts. The Hudson board of directors noted that, although no assurances could be given that any particular level of expense savings and operating efficiencies will be achieved, the managements of Dime and Hudson had identified potential cost savings of $78 million annually, with 50% expected to be achieved in 2000 and 100% expected to be achieved by the end of 2001.

     - The structure of the merger and the terms of the merger agreement and the stock option agreements, which are reciprocal in nature, including the fact that the exchange ratio provides certainty as to the number of shares of Dime United stock to be issued in the merger, and that the merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes and as a pooling of interests for accounting purposes.

     - The non-financial terms of the merger agreement and related agreements, including that:

       c 12 members of the Hudson board of directors and 13 members of the Dime board of directors will comprise the boards for both Dime United and DimeBank,

       c Mr. Neilson will serve as President and Chief Operating Officer of Dime
         United and DimeBank,

       c Mr. Neilson is to become Chairman and Chief Executive Officer of Dime
         United and DimeBank at year-end 2002, or sooner if Mr. Toal no longer occupies those positions,

       c the terms of the corporate succession will be set forth in the Dime
         United certificate of incorporation,

       c Dime United will be a bank holding company, and

       c the new name of the combined company will be Dime United Bancorp, Inc.

     - The opinion of Goldman Sachs to the Hudson board of directors that, based on and subject to the considerations set forth in the opinion, the Hudson exchange ratio is fair from a financial point of view to Hudson stockholders. See "Opinion of Hudson's Financial Advisors" on pages 40-47.

     - Their understanding that consummation of the merger depends on various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions and unanticipated changes in business conditions.

     This discussion of the information and factors considered by the Hudson board of directors is not intended to be exhaustive, but includes all material factors considered by the Hudson board of directors. In reaching its determination to approve and recommend the merger, the Hudson board of directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. It should be noted that this explanation of the Hudson board's reasoning is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements" on page 16.

     THE HUDSON BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HUDSON AND ITS STOCKHOLDERS. ACCORDINGLY, THE HUDSON BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HUDSON STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF DIME'S FINANCIAL ADVISOR

     Credit Suisse First Boston acted as financial advisor to Dime in connection with the merger. Dime selected Credit Suisse First Boston based on its experience, expertise and familiarity with Dime and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Dime asked Credit Suisse First Boston to evaluate the fairness of the Dime exchange ratio to Dime stockholders from a financial point of view. At the September 12, 1999 meeting of the Dime board of directors, Credit Suisse First Boston rendered to the Dime board of directors an oral opinion that, as of September 12, 1999, and based upon and subject to various matters stated in its opinion, the Dime exchange ratio was fair to Dime stockholders from a financial point of view. Credit Suisse First Boston has confirmed this oral opinion by delivery of a written opinion dated September 15, 1999, the date the merger agreement was signed, and updated as of the date of this document. The written opinion dated as of the date of this document is sometimes referred to as the Credit Suisse First Boston Opinion. In delivering the Credit Suisse First Boston Opinion, Credit Suisse First Boston updated selected analyses it performed in connection with its September 12, 1999 oral opinion and reviewed the assumptions on which those analyses were based and the factors considered in connection with those analyses.

     On November 16, 1999, Hudson announced a 3% common stock dividend, payable December 1, 1999 to stockholders of record on November 26, 1999. As a result of this dividend, the Dime exchange ratio was increased from 0.585-for-1 to 0.60255-for-1, pursuant to the antidilution provisions of the merger agreement. This adjustment to the Dime exchange ratio did not affect Credit Suisse First Boston's analyses because the adjustment did not affect the relative economic interests of either the Dime or the Hudson stockholders.

     We have attached the full text of the Credit Suisse First Boston Opinion, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with that opinion, as Appendix D to this document. Dime stockholders should read the entire Credit Suisse First Boston Opinion.

     Credit Suisse First Boston has consented to the inclusion of the Credit Suisse First Boston Opinion as Appendix D and has reviewed and consented to the inclusion of this disclosure related to the Credit Suisse

First Boston Opinion. In giving this consent, Credit Suisse First Boston does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC under the Securities Act, nor does Credit Suisse First Boston admit that it is an expert with respect to any part of the registration statement of which this document is a part within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC under the Securities Act.

     The Credit Suisse First Boston Opinion is directed to the Dime board of directors. It relates only to the fairness of the Dime exchange ratio to Dime stockholders from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to Dime stockholders as to how to vote at the Dime special meeting. The summary of the Credit Suisse First Boston Opinion in this document is qualified in its entirety by reference to the full text of that opinion.

     In arriving at its opinion, Credit Suisse First Boston:

     - reviewed the merger agreement and publicly available business and financial information relating to Hudson and Dime that it considered relevant;

     - reviewed other information relating to Hudson and Dime, including internal financial forecasts for 1999 and forecasts of cost savings to be achieved in the merger, provided by Hudson and Dime;

     - met with Dime's management to discuss the business and prospects of Dime;

     - considered financial and stock market information about Hudson and Dime and compared that information with similar information about other publicly held companies in similar businesses;

     - considered the financial terms of other recent business combinations and transactions; and

     - considered other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Credit Suisse First Boston. Credit Suisse First Boston relied on this information being complete and accurate in all material respects. As to the financial forecasts, including the estimates of future cost savings and operating synergies expected to be achieved as a result of the merger, Credit Suisse First Boston assumed that these forecasts were reasonably prepared and reflected the best currently available estimates and judgments of the managements of Hudson and Dime as to the future financial performance of Hudson and Dime. In addition, Dime did not ask Credit Suisse First Boston to make, and Credit Suisse First Boston did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Hudson or Dime, nor was Credit Suisse First Boston furnished with any evaluations or appraisals of this kind. Dime placed no limits on the scope of analysis performed, or opinion expressed, by Credit Suisse First Boston.

     Credit Suisse First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to the actual value of Dime United stock when issued to Dime stockholders in the merger or the prices at which the Dime United stock will trade.

     In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses, the material aspects of which are described below. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible of summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and the Credit Suisse First Boston Opinion.

     In its analyses, Credit Suisse First Boston made numerous assumptions with respect to Hudson, Dime, industry performance, and regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hudson and Dime. No company, transaction or business used in these analyses as a comparison is identical to Hudson, Dime or the merger.

     Moreover, an evaluation of the results of these analyses is not entirely mathematical; rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     The Credit Suisse First Boston Opinion and the financial analyses Credit Suisse First Boston presented to the Dime board of directors were among many factors considered by the Dime board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Dime board of directors or management of Dime with respect to the Dime exchange ratio or the merger.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with its oral opinion rendered to the Dime board of directors on September 12, 1999. Certain of these summaries include information presented in tabular format. In order to fully understand the financial analyses used by Credit Suisse First Boston, these tables must be read together with the accompanying narrative. The tables alone do not constitute a complete description of the applicable financial analysis.

     Unless otherwise noted, all multiples and ratios in the following analyses were calculated using stock market data as of September 10, 1999 and financial data as of or for the twelve-month period ended June 30, 1999. All estimates of future earnings were based on consensus earnings per share estimates published by either I/B/E/S International Inc. or First Call. I/B/E/S is an industry service provider of global earnings information based on an average of earnings estimates published by selected research analysts regarding companies of interest to institutional investors. First Call is an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms.

     Comparable Companies Analysis. Credit Suisse First Boston compared selected operating and stock market data for each of Dime and Hudson to corresponding data for peer companies that Credit Suisse First Boston selected and deemed to be relevant for this purpose based on their financial, operational and other characteristics. The Dime peer group consisted of:

     - Astoria Financial Corp.

     - Sovereign Bancorp Inc.

     - Bank United Corp.

     - Roslyn Bancorp Inc.

     - Washington Mutual, Inc.

     The Hudson peer group consisted of:

     - Charter One Financial Inc.

     - GreenPoint Financial Corp.

     - Peoples Heritage Financial Group Inc.

     - North Fork Bancorporation Inc.

     - TCF Financial Corp.

     - Associated Banc Corp.

     The following table compares selected information derived by Credit Suisse First Boston for Dime with corresponding data for its peer group. Historical profitability and capital ratios for Dime and its peer group were calculated based on operating results and financial condition data as of and for the three months ended June 30, 1999. Credit Suisse First Boston also performed this analysis for Dime on an adjusted basis to normalize Dime's capital levels with the average capital levels of its peer group. For this purpose Credit Suisse First Boston assumed that Dime had an additional $275 million of common equity and generated additional pre-tax earnings on the incremental common equity at an annual rate of 6%. Credit Suisse First Boston noted that on an adjusted basis Dime would trade within the ranges of its peer group and slightly below the peer group averages based on multiples to estimated earnings and stated book value.

     Credit Suisse First Boston also noted that approximately 25% of Dime's revenues in the fiscal quarter ended June 30, 1999 was derived from Dime's mortgage banking operations and that these revenues were subject to potential volatility in a rising interest rate environment.

                                                 DIME
                                         ---------------------
                                         BASE CASE    ADJUSTED    AVERAGE PEER GROUP    PEER GROUP RANGE
                                         ---------    --------    ------------------    -----------------
Multiple of market price to:
-----------------------------
  1999 estimated earnings                   8.4x         9.1x            10.0x           8.1x   -    12.7x
  2000 estimated earnings                   7.6x         8.3x             9.0x           7.3x   -    11.5x
  Book value                               1.37x        1.31x            1.59x          1.25x   -    2.04x
  Tangible book value                      2.08x        1.84x            1.85x          1.55x   -    2.36x

Profitability and capital ratios:
-------------------------------
  Return on average assets                 1.15%        1.18%            1.02%          0.82%   -    1.39%
  Return on average equity                 16.7%        15.1%            16.0%          13.4%   -    20.0%
  Cash return on average assets            1.22%        1.26%            1.10%          0.89%   -    1.40%
  Cash return on average equity            23.5%        20.4%            21.1%          13.4%   -    31.2%
  Tangible common equity/tangible
     assets                                4.37%        5.59%            5.59%          4.20%   -   10.13%

     The following table shows the corresponding analysis for Hudson. Credit Suisse First Boston noted that Hudson traded within the ranges and consistent with the averages for its peer group and that its profitability ratios were above the averages for its peer group.

                                                      HUDSON    AVERAGE PEER GROUP    PEER GROUP RANGE
                                                      ------    ------------------    ----------------
Multiple of market price to:
-----------------------------
  1999 estimated earnings                              12.5x           12.1x           9.8x   -   14.6x
  2000 estimated earnings                              11.1x           10.8x           8.6x   -   13.5x
  Book value                                           2.81x           2.20x          1.28x   -   2.98x
  Tangible book value                                  3.47x           2.78x          2.14x   -   3.81x

Profitability and capital ratios:
-------------------------------
  Return on average assets                             1.45%           1.40%          0.64%   -   2.05%
  Return on average equity                             23.3%           17.7%           4.8%   -   27.1%
  Cash return on average assets                        1.66%           1.61%          1.35%   -   2.16%
  Cash return on average equity                        35.4%           24.2%          19.3%   -   36.1%
  Tangible common equity/tangible assets               4.92%           7.02%          5.83%   -   7.86%

     Credit Suisse First Boston also analyzed the theoretical value of Dime's pending lawsuit against the U.S. government regarding the elimination of supervisory goodwill. Credit Suisse First Boston noted that the potential recovery in the lawsuit had a theoretical market value of up to $94 million based on the trading prices of securities issued by California Federal Bank, Coast Federal Savings Bank and Glendale Federal Bank, which were based on anticipated recoveries in similar lawsuits. Credit Suisse First Boston also noted, however, that this amount represented less than 5% of Dime's current market capitalization and accordingly was not a material factor in a valuation of Dime stock.

     Discounted Cash Flow Analysis. Credit Suisse First Boston analyzed the range of values of a share of each of Dime stock and Hudson stock implied by the dividends per share that could be paid based on earnings per share projected over a five-year period and by the theoretical value of a share of Dime stock and Hudson stock at the end of the five-year period. Credit Suisse First Boston based the projected earnings per share of Dime stock and Hudson stock on consensus earnings per share estimates, as reported by I/B/E/S, for 1999 and 2000, excluding non-core net income items, and on the consensus long-term growth rate for Dime's and Hudson's earnings per share, as reported by I/B/E/S, for 2001 through 2005. Earnings were adjusted to reflect an assumed constant ratio of tangible common equity to assets that Credit Suisse First Boston viewed as appropriate (5.50% in the case of both Dime and Hudson). Based on these assumptions, Credit Suisse First Boston determined the theoretical value of a share of Dime stock and Hudson stock at the end of the five-year period by applying terminal multiples and discount rates that Credit Suisse First Boston viewed as appropriate for companies with Dime's and Hudson's respective risk characteristics. This analysis showed implied values per share of Dime stock between $18.30 and $23.35 and values per share of Hudson stock between $29.65 and $36.74. Credit Suisse First Boston noted that the closing prices of Dime stock and Hudson stock on September 10, 1999 were $18.125 and $31.50, respectively.

     The discounted cash flow analysis for Dime is summarized in the chart below:

                TERMINAL MULTIPLE TO 2005 NET INCOME
                ------------------------------------
DISCOUNT RATE      8.0X         9.0X        10.0X
-------------   ----------   ----------   ----------
    13.0%         $19.92       $21.64       $23.36
    14.0%         $19.09       $20.72       $22.36
    15.0%         $18.30       $19.86       $21.46

     Credit Suisse First Boston noted that the modest discount at which Dime's stock traded compared to its theoretical discounted cash flow valuation appeared to reflect the potential volatility of Dime's mortgage banking earnings streams, particularly in the then current uncertain interest rate environment. Accordingly,

Credit Suisse First Boston indicated that the discounted cash flow valuation results were consistent with its conclusions as to the fairness of the Dime exchange ratio.

     The discounted cash flow analysis for Hudson is summarized in the chart below:

                TERMINAL MULTIPLE TO 2005 NET INCOME
                ------------------------------------
DISCOUNT RATE     10.0X        11.0X        12.0X
-------------   ----------   ----------   ----------
    11.0%         $32.23       $34.49       $36.74
    12.0%         $30.91       $33.06       $35.21
    13.0%         $29.65       $31.70       $33.76

     Contribution Analysis. Credit Suisse First Boston analyzed the relative contribution to selected pro forma financial measures that Dime and Hudson would be making to the combined company, excluding any projected cost savings, and compared this to the pro forma ownership of the outstanding Dime United stock by Dime stockholders and Hudson stockholders. Credit Suisse First Boston noted that, based on the Dime exchange ratio and the number of shares of Dime stock and Hudson stock outstanding at September 12, 1999, Dime stockholders would own approximately 55.9% and Hudson stockholders would own approximately 44.1% of the outstanding Dime United stock upon completion of the merger. Credit Suisse First Boston compared these percentages to the following pro forma data:

                                                              RELATIVE CONTRIBUTION
                                                                   PERCENTAGE
                                                              ---------------------
                                                               DIME         HUDSON
                                                              -------      --------
Market capitalization (at September 12, 1999)...............   55.5%         44.5%
1999 estimated earnings.....................................   64.7%         35.3%
2000 estimated earnings.....................................   63.9%         36.1%
Balance sheet (at June 30, 1999):
     Loans..................................................   72.6%         27.4%
     Total assets...........................................   70.3%         29.7%
     Deposits...............................................   67.8%         32.2%
     Common equity..........................................   71.9%         28.1%

     Credit Suisse First Boston noted that the exchange ratios reflected the relative market capitalizations of Dime and Hudson rather than their respective contributions to the combined company in terms of pro forma earnings and assets, and that this in turn reflected the disparity between the price/earnings and book/earnings multiples of the two companies, which is shown in the following table:

MARKET PRICE TO:                              DIME     HUDSON
----------------                              -----    ------
1999 estimated earnings                        8.4x    12.5x
2000 estimated earnings                        7.6x    11.1x
Book value                                    1.37x    2.81x
Tangible book value                           2.08x    3.47x

     Merger Consequences Analysis. Credit Suisse First Boston analyzed the pro forma effect of the merger on the estimated earnings per share of Dime for 2000 and 2001. In performing this analysis, Credit Suisse First Boston considered the cost savings expected to be achieved in 2000 and 2001.

     Based on this analysis, Credit Suisse First Boston calculated that the merger would be 6.8% dilutive to Dime's estimated earnings per share for 2000 given a phase-in of approximately 50% of the anticipated cost savings resulting from the merger. Credit Suisse First Boston further calculated that the transaction would be 0.1% accretive to Dime's estimated earnings per share for 2001, when 100% of the anticipated cost savings were assumed to have been realized.

     Credit Suisse First Boston also calculated the present value of the projected cost savings anticipated from the merger. These cost savings are sometimes referred to as synergies in this document. Using discount rates of 11%-15% and assuming a 3% perpetual growth rate, Credit Suisse First Boston calculated the present value of such cost savings to be between $393 million and $604 million, of which 55.9% would be allocated to Dime stockholders based on the Dime exchange ratio. Credit Suisse First Boston noted that this 55.9% share would represent $219-$334 million of cost savings on a present value basis, equal to approximately 10.6%-16.1%, respectively, of Dime's total market capitalization on September 10, 1999.

     In addition, Credit Suisse First Boston analyzed the potential impact on trading values for Dime stockholders if the Dime United stock issued in the merger were to trade at a multiple closer to the multiple at which Hudson stock trades or the average trading multiple of Hudson's peer group.

     For purposes of this analysis, Credit Suisse First Boston calculated an implied price per share of Dime stock by applying different multiples to the pro forma estimated year 2000 earnings of Dime United. The results of this analysis are shown in the table below:

                                                WEIGHTED AVERAGE    PEER GROUP
IMPLIED VALUE ACCRETION/       DIME MULTIPLE      DIME/HUDSON        MULTIPLE     HUDSON MULTIPLE
dilution per Dime share:          (7.6X)        multiple (8.8x)      (10.8x)          (11.1x)
------------------------       -------------    ----------------    ----------    ---------------
Excluded impact of synergies       (13.6)%             0.7%            23.4%           26.9%
Included impact of synergies        (3.8)%            12.1%            37.3%           41.2%

     Engagement of Credit Suisse First Boston. Under the terms of Credit Suisse First Boston's engagement, Dime has agreed to pay Credit Suisse First Boston a total fee of $11 million, $2 million of which was payable upon execution of the merger agreement, $2 million of which was payable upon the mailing of this document and the remaining $7 million of which will be payable upon the consummation of the merger. Dime has also agreed to indemnify Credit Suisse First Boston and various related persons and entities against various liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement, and to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred by Credit Suisse First Boston in connection with its engagement. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Hudson and Dime for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In the past, Credit Suisse First Boston provided financial advisory and financial services to Dime and received customary fees for those services.

OPINION OF HUDSON'S FINANCIAL ADVISOR

     Hudson retained Goldman Sachs to act as its financial advisor in connection with a possible business combination with Dime based upon Goldman Sach's qualifications, expertise and reputation, as well as upon its prior investment banking relationship with Hudson. At a meeting of the Hudson board of directors held on September 14, 1999, Goldman Sachs made a presentation on financial aspects of the merger, and Goldman Sachs rendered a written opinion dated September 14, 1999 that, based upon and subject to the considerations set forth in its opinion, as of September 14, 1999, the Hudson exchange ratio was fair from a financial point of view to the holders of Hudson stock. Goldman Sachs subsequently confirmed its September 14, 1999 opinion by delivering to the Hudson board of directors a written opinion dated as of the date of this document. In connection with its subsequent opinion, Goldman Sachs performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion. Goldman Sachs has reviewed the disclosure relating to its opinion contained in this document and has consented to the inclusion of that disclosure.

     The adjustment to the Dime exchange ratio, as an antidilution adjustment made pursuant to the terms of the merger agreement, did not affect Goldman Sachs' analyses because the adjustment did not affect the relative economic interests of either the Dime or the Hudson stockholders.

     You should consider the following when reading the description of Goldman Sachs' opinion in this document:

     - The description of Goldman Sachs' opinion is qualified by reference to the full opinion attached as Appendix E to this document, which we encourage you to read carefully and in its entirety.

     - Goldman Sachs' services and opinion were provided to the Hudson board of directors for its information and assistance in its consideration of the merger and its opinion is directed only to the fairness of the Hudson exchange ratio from a financial point of view to holders of Hudson stock. Its opinion does not constitute a recommendation as to how any holder of Hudson stock should vote on the merger or any related matter.

     - Goldman Sachs' opinion does not address the merits of Hudson's underlying business decision to engage in the merger.

     - Goldman Sachs' opinion does not address the price or range of prices at which Hudson stock or Dime stock may trade before the merger or at which Dime United stock may trade.

     - Goldman Sachs' opinion was necessarily based upon conditions as they existed and could be evaluated on the date of its opinion and this document, and Goldman Sachs has assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date of this document.

     In connection with its opinion, Goldman Sachs, among other things:

     - reviewed the merger agreement;

     - reviewed the annual reports to stockholders of Hudson and of Dime for each of the years in the five-year period ended December 31, 1998;

     - reviewed the annual reports on Form 10-K of Hudson and of Dime for each of the years in the five-year period ended December 31, 1998;

     - reviewed certain interim reports to stockholders and quarterly reports on Form 10-Q of Hudson and of Dime;

     - reviewed certain other communications from Hudson and Dime to their respective stockholders;

     - reviewed internal financial analyses and forecasts for Hudson and Dime prepared by their respective managements for 1999, and reviewed cost savings and operating synergies projected by the management of Hudson to result from the merger;

     - held discussions with members of the senior management of Hudson and Dime regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies;

     - reviewed the reported prices and trading activity for Hudson stock and Dime stock;

     - compared certain financial and stock market information for Hudson and Dime with similar information for certain other publicly-traded companies;

     - reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries specifically and in other industries generally; and

     - performed other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed that accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with Hudson's consent that the projected cost savings and operating synergies expected to result from the merger were reasonably prepared on a basis reflecting the best estimates and judgments available to Hudson when such estimates and judgments were made. Goldman Sachs relied at Hudson's request on the estimates of future performance published by I/B/E/S for periods beyond fiscal 1999, and Goldman Sachs assumed the accuracy and timing of such forecasts and estimates. In addition, Goldman Sachs assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Hudson or Dime or on the contemplated benefits of the merger.

     Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for the purposes of assessing the adequacy of the allowances for losses with respect to those portfolios, and Goldman Sachs therefore assumed, with Hudson's consent, that the existing allowances for each of Hudson and Dime are in the aggregate adequate to cover all losses with respect to those portfolios. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities, including any hedge or derivative positions, of Hudson or Dime or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Hudson, having provided certain financial advice from time to time, including having provided Hudson a fairness opinion in July 1996 in connection with the acquisition of Lafayette American Bank and Trust Company and in June 1999 in connection with the acquisition of JeffBanks, Inc. and having acted as financial advisor in connection with, and having participated in, certain of the negotiations leading to the merger agreement. During the two years prior to the date of this document, Hudson has paid fees to Goldman Sachs totaling $450,000 for providing financial services other than those relating to the merger of Dime and Hudson.

     Goldman Sachs also has provided certain investment banking services to Dime from time to time, including having acted as a co-manager of Dime's public offering of $150 million aggregate principal amount of 7% Notes due 2001 in July 1999 and as financial advisor in connection with Dime's purchase of the automobile finance business conducted by Citibank, N.A. effective as of August 1, 1999. Goldman Sachs provides a full range of financial advisory and securities services, and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hudson and Dime for its own account and for the accounts of customers.

     Hudson has agreed to pay Goldman Sachs a transaction fee of 0.75% of the aggregate consideration paid in a sale of 50% or more of the assets of Hudson, or of the outstanding Hudson stock, including the exchange of the shares of Hudson stock for shares of Dime stock in the merger, payable in cash upon completion of the merger. Based on an estimated 52,240,000 fully-diluted shares of Hudson stock as of January 31, 2000, and the closing price of Dime stock on that date of $14 1/8, this fee would be approximately $9 million. Hudson has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and for any sales, use or similar taxes arising in connection with its engagement, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

     The following is a summary of the material financial analyses performed by Goldman Sachs in arriving at its opinion and does not purport to be a complete description of the analyses performed by Goldman Sachs. Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or about September 10, 1999, the last trading day prior to the date on which Goldman Sachs made its presentation on the financial aspects of the merger to the Hudson board of directors, and is not necessarily indicative of current market conditions. In addition, all future estimates of earnings and growth rates are based on I/B/E/S estimates unless otherwise indicated. You should understand that the order of analyses, and results of those analyses, described below is not intended to indicate any relative importance given to those analyses by Goldman Sachs. The summary of financial analyses includes information presented in tabular format, which should be read together with the text that accompanies those tables.

     Summary of Proposed Transaction. Goldman Sachs reviewed the proposed terms of the merger, including the structure, exchange ratios, ownership composition, board composition and composition of senior management of the combined company. Goldman Sachs noted that, based upon the Dime and Hudson exchange ratios, Hudson stockholders would own approximately 44% of Dime United and Dime stockholders would own approximately 56% of Dime United immediately following the merger. Goldman Sachs also noted that, pursuant to the merger agreement, Hudson board members would comprise 48% of Dime United's board, with Dime board members comprising the remaining 52%. Goldman Sachs further noted that, pursuant to the merger agreement, the chairman and chief executive officer of Dime would continue to hold those positions with Dime United and DimeBank through 2002, while the chairman and chief executive officer of Hudson would serve both Dime United and DimeBank as president and chief operating officer until that time, at which point he would succeed to the positions of chairman and chief executive officer.

     Contribution Analysis. Goldman Sachs analyzed the relative contributions of Hudson and Dime to the combined company with respect to market capitalization, loans, assets, deposits, equity, tangible equity, 1999 estimated net income and 2000 estimated net income. The following table summarizes this analysis:

                                               DIME(A)                     Hudson(b)
                                      -------------------------    -------------------------     PRO FORMA
                                      (DOLLARS IN                  (DOLLARS IN                  (DOLLARS IN
                                       MILLIONS)     PERCENTAGE     MILLIONS)     PERCENTAGE     MILLIONS)
                                      -----------    ----------    -----------    ----------    -----------
Market Capitalization                   $ 2,045          56%         $1,615           44%         $ 3,660
Loans                                   $14,056          73%         $5,289           27%         $19,345
Assets                                  $22,775          70%         $9,707           30%         $32,482
Deposits                                $14,666          68%         $6,965           32%         $21,631
Equity                                  $ 1,493          72%         $  583           28%         $ 2,077
Tangible Equity                         $ 1,214          72%         $  473           28%         $ 1,687
1999 Estimated Net Income(c)            $   245          65%         $  131           35%         $   375
2000 Estimated Net Income               $   271          65%         $  144           35%         $   414

---------------
(a) Pro forma for Citigroup's Auto Finance division and KeyBank's Long Island branches.

(b) Pro forma for Advest, JeffBanks and Southern Jersey. Information for Hudson and JeffBanks is as of June 30, 1999. Information for Advest and Southern Jersey is as of March 31, 1999.

(c) Pro forma for JeffBanks and Southern Jersey.

     Goldman Sachs also noted that following the merger, Dime United would rank within the top 35 U.S. banks and thrifts based on total assets as of June 30, 1999 and within the top 40 U.S. banks and thrifts based on market capitalization as of September 10, 1999.

     Overview of Dime. Goldman Sachs conducted a detailed review of Dime's business and financial results. Goldman Sachs performed an analysis of the source of Dime's earnings for fiscal 1998, which noted that approximately 24% of Dime's earnings were from mortgage banking, including originations and servicing, 48% from retail banking, including consumer financial services and lending, 20% from commercial banking, including commercial real estate lending and business banking, and 8% from its investment portfolio. Goldman Sachs reviewed certain aspects of these segments, including business activities conducted, geographic market presence and historical performance and growth rates. For Dime's mortgage banking operations, Goldman Sachs reviewed the mortgage banking earnings' sensitivity to changes in origination levels and reviewed the valuation of Dime's mortgage servicing rights under varying assumptions. Goldman Sachs also reviewed the ownership of Dime stock, noting that institutional investors held 64.1% of Dime stock and executive officers and directors of Dime held 1.8% of Dime stock. In addition, Goldman Sachs reviewed the profiles of the members of Dime's executive management and of the Dime Board.

     Overview of Hudson and Dime. Goldman Sachs reviewed and compared certain aspects of Dime's, Hudson's and Dime United's businesses. Among other things, Goldman Sachs reviewed and compared deposit market share and deposit composition information for Dime, Hudson and Dime United. Goldman Sachs also reviewed and compared loan portfolio composition information for Dime, Hudson, Dime United and certain other banks and thrift institutions that it deemed relevant to its analysis. In addition, Goldman Sachs analyzed the contribution of mortgage banking earnings to Dime's and to Dime United's total earnings. Goldman Sachs also compared the institutional investors holding shares of Dime stock to the institutional investors holding shares of Hudson stock.

     Comparison of Selected Public Companies. Goldman Sachs reviewed and compared selected financial information, ratios and multiples for Hudson and Dime to corresponding financial information, ratios and multiples for eight Northeast regional banking companies (Summit, M&T Bank, North Fork -- pro forma for the acquisition of JSB Financial Inc. announced August 16, 1999, Valley National, Keystone Financial, Fulton Financial, Commerce Bancorp and Chittenden Corporation), four large capitalization banking companies (First Union, Fleet Financial, PNC and KeyCorp) and eight regional thrifts (Charter One, GreenPoint Financial, Peoples Heritage, Astoria Financial, Sovereign Bancorp, People's Bank, Roslyn Bancorp and Webster Financial).

     The selected companies were chosen because they have certain operational and other characteristics that Goldman Sachs deemed comparable to Hudson and Dime for purposes of its analysis. Unless otherwise indicated, the multiples and ratios were calculated using information at or for the 12-month period ended March 31, 1999. Goldman Sachs' analyses included the following financial information, ratios and multiples:

     - closing price per share on September 10, 1999 as a percentage of the highest stock price for the previous 52-week period;

     - the ratio of the closing price per share on September 10, 1999 to the I/B/E/S estimated GAAP earnings per share ("EPS") for calendar years 1999, 2000 and 2001;

     - estimated 5-year growth rates, provided by I/B/E/S ("5-Year Growth
       Rates");

     - the ratio of the closing price per share on September 10, 1999 to estimated 2000 EPS as a multiple of 5-Year Growth Rates;

     - the ratio of the closing price per share on September 10, 1999 to estimated 1999 cash earnings per share ("Cash EPS");

     - the ratio of the closing price per share on September 10, 1999 to estimated 2000 Cash EPS;

     - the ratio of the closing price per share on September 10, 1999 to tangible book value per share;

     - the ratio of tangible common equity to tangible assets;

     - return on average assets for last 12 months; and

     - return on average common equity for last 12 months.

     The results of these analyses are summarized as follows:

                                                      MEDIAN FOR
                                                      NORTHEAST     MEDIAN FOR    MEDIAN FOR
                                                       REGIONAL     LARGE CAP      REGIONAL
                                    HUDSON    DIME      BANKS         BANKS        THRIFTS
                                    ------    ----    ----------    ----------    ----------
Price as Percentage of 52-Week
  High                                 88%      65%        83%           79%           76%
Ratio of Price to Estimated 1999
  EPS                                12.6x     8.4x      13.7x         12.4x         10.7x
Ratio of Price to Estimated 2000
  EPS                                11.3x     7.6x      11.9x         11.2x          9.6x
Ratio of Price to Estimated 2001
  EPS                                10.2x     6.8x      10.8x          9.9x          8.3x
5-Year Growth Rates                  10.0%    11.5%       9.5%         10.8%         12.0%
Ratio of Price to Estimated 2000
  EPS as a multiple of 5-Year
  Growth Rates                        1.1x     0.7x       1.2x          1.0x          0.7x
Ratio of Price to Estimated 1999
  Cash EPS                           11.5x     8.0x      12.8x         11.2x          9.7x
Ratio of Price to Estimated 2000
  Cash EPS                           10.4x     7.2x      10.9x         10.3x          8.7x
Price/Tangible Book Value Per
  Share                               3.1x     1.7x       2.5x          3.5x          2.1x
Tangible Common Equity to Tangible
  Assets                              5.5%     5.6%       7.8%          5.7%          6.6%
Return on Average Assets             1.40%    1.14%      1.35%         1.37%         0.86%
Return on Average Common Equity      21.0%    17.9%      16.4%         18.3%         11.7%

     Historical Stock Price Performance Analysis. Goldman Sachs reviewed the closing per share market prices for Dime stock on a daily basis from March 10, 1999 to September 10, 1999, and on a weekly basis from September 10, 1996 to September 10, 1999. Goldman Sachs compared the stock price performance for Dime, Hudson, an index of six Northeast regional banks (including M&T Bank, North Fork, Valley National, Commerce Bancorp, Keystone Financial, Fulton Financial) and an index of seven regional thrifts (including Charter One, GreenPoint, Astoria Financial, Sovereign Bancorp, Peoples Bank, Roslyn Bancorp and Webster Financial) for those periods.

     Goldman Sachs observed that:

     - the closing per share market price for Dime stock on a daily basis from March 10, 1999 to September 10, 1999 declined by 33%,

     - the closing per share market price for Hudson stock over that period declined by 7%,

     - the closing per share market price for the Northeast regional bank index over that period declined by 10%, and

     - the closing per share market price for the regional thrift index over that period declined by 17%.

     In addition, Goldman Sachs observed that:

     - the closing per share market price for Dime stock on a weekly basis from September 10, 1996 to September 10, 1999 increased by 43%,

     - the closing per share market price for Hudson stock over that period increased by 66%,

     - the closing per share market price for the Northeast regional bank index over that period increased by 55%, and

     - the closing per share market price for the regional thrift index over that period increased by 44%

     Historical Forward Price to Earnings Trading Analysis. Goldman Sachs reviewed the ratio of the closing per share market prices for Dime stock on a daily basis from March 10, 1999 to September 10, 1999, and on a weekly basis from September 10, 1996 to September 10, 1999, to Dime's projected EPS. This analysis showed that from March 10, 1999 to September 10, 1999, Dime's price to one year forward fiscal earnings declined from 12.9x to 8.4x, and from September 10, 1996 to September 10, 1999 Dime's price to one year forward fiscal earnings declined from 12.0x to 8.4x.

     Accretion/Dilution Analysis. Goldman Sachs analyzed the pro forma impact of the merger on Dime's estimated 2000 EPS and estimated 2001 EPS. Based on management assumptions with respect to the size and timing of cost savings and other assumptions regarding goodwill amortization periods, the size of the restructuring reserve, interest and tax rates and the use of pooling-of-interests accounting, none of which was independently verified by Goldman Sachs, Goldman Sachs' analysis of the merger from Hudson's perspective showed that the merger, compared to continued operation of Hudson on a stand-alone basis, would be 32% accretive to estimated 2000 EPS and 40% accretive to estimated 2001 EPS.

     Historical Exchange Ratio Analysis. Goldman Sachs calculated the ratio of the closing price per share of Dime stock to the closing price per share of Hudson stock for each trading day in the period from September 10, 1996 to September 10, 1999. Goldman Sachs compared the Dime exchange ratio of 0.585-to-1 to the results of this analysis, which showed an implied exchange ratio of 0.7610-to-1 based on the three-year daily average per share closing market prices of Dime stock and Hudson stock, an implied exchange ratio of 0.7616-to-1 based on the one-year daily average per share closing market prices of Dime stock and Hudson stock, an implied exchange ratio of 0.6291-to-1 based on the three-month daily average per share closing market prices of Dime stock and Hudson stock and an implied exchange ratio of 0.5754-to-1 based on the closing prices per share of Dime Stock and Hudson stock on September 10, 1999. The antidilution adjustment to the Dime exchange ratio did not affect the substance of this analysis because the historical exchange ratios against which the Dime exchange ratio was compared would have been proportionately adjusted if the antidilution adjustment had been made prior to the completion of the analysis.

     Comparable Transactions Analysis. Goldman Sachs analyzed certain terms, the consideration paid and other information in the following merger-of-equals transactions, which it deemed relevant to its analysis (acquiror/target):
Fleet/Bank Boston, UNUM/Provident, Norwest/Wells Fargo, NationsBank/ BankAmerica, Banc One/First Chicago NBD, Travelers/Citicorp, Chemical/Chase, First Chicago/NBD. The following table compares information derived by Goldman Sachs with respect to the these selected transactions:

                                                       COMPOSITION OF
                                  PREMIUM TO          COMBINED COMPANY
TRANSACTION                    MARKET TO TARGET    BOARD (ACQUIROR/TARGET)    PRO FORMA OWNERSHIP
-----------                    ----------------    -----------------------    -------------------
Fleet/Bank Boston                    12.9%            55%/45%                   62%/38%
UNUM/Provident                        5.3%            53%/47%                   58%/42%
Norwest/Wells Fargo                   9.3%            50%/50%                   47%/53%
NationsBank/BankAmerica              none             55%/45%                   55%/45%
Banc One/First Chicago NBD            6.4%            50%/50%                   60%/40%
Travelers/Citicorp                    8.0%            50%/50%                   50%/50%
Chemical/Chase                        7.0%            56%/44%                   58%/42%
NBD/First Chicago                     3.0%            50%/50%                   50%/50%
Dime/Hudson                           0.7%            52%/48%                   56%/44%

Goldman Sachs also reviewed certain other aspects of the foregoing mergers-of-equals transactions, including chairman/chief executive officer arrangements, headquarters and name.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all these analyses. In addition, in performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to Hudson or Dime or the merger. The analyses were prepared for purposes of Goldman Sachs providing its opinion to the Hudson board of directors as to the fairness of the Hudson exchange ratio from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Goldman Sachs does not assume responsibility if future results are materially different from those forecast.

     As described above, the opinion of Goldman Sachs to the Hudson board of directors was among many factors taken into consideration by the Hudson board of directors in making its determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the Hudson board of directors' or Hudson management's opinion with respect to the value of Hudson or a combination of Hudson and Dime, or of whether the Hudson board of directors or Hudson management would have been willing to agree to a different Hudson exchange ratio. Hudson placed no limits on the scope of the analysis performed, or opinion expressed, by Goldman Sachs.

BOARD AND MANAGEMENT OF DIME UNITED AND DIMEBANK

     Boards of Directors. The merger agreement provides that the board of directors of each of Dime United and DimeBank will consist of a total of 25 directors. Thirteen of these directors will be designated by Dime prior to completion of the merger; twelve of these directors will be designated by Hudson prior to completion of the merger. These directors will be split as evenly as possible among the three classes of directors on the classified board of Dime United. Both Mr. Toal and Mr. Neilson will be members of the boards of directors. We each will designate our respective number of directors for the boards prior to completion of the merger and the bank merger, and Dime and Hudson United Bank will adopt resolutions to have such persons placed on the Dime United and DimeBank boards of directors, respectively, as of the completion of the merger and the bank merger. No determination has yet been made as to who will be on the Dime United and DimeBank boards of directors, but the directors are expected to be selected from Dime's and Hudson's existing boards of directors.

     We have also agreed to create committees of the Dime United and DimeBank boards of directors and have agreed to the composition of these committees. These committees are described in Annex 3 to the merger agreement included as Appendix A to this document. We each will designate appropriate directors to be members of these committees, and Dime and Hudson United Bank will adopt resolutions to establish the committees and to have the designated directors placed on the committees.

     Management. The merger agreement provides that Mr. Toal will serve as Chairman of the Board and Chief Executive Officer of both Dime United and DimeBank, and Mr. Neilson will serve as President and Chief Operating Officer of both Dime United and DimeBank, until December 31, 2002. The merger agreement also provides that, on December 31, 2002, or such earlier date that Mr. Toal shall cease to be Chairman and Chief Executive Officer, Mr. Neilson will succeed Mr. Toal as Chairman of the Board and Chief Executive Officer, unless a Special Majority, as discussed in "Corporate Governance after the Merger" on pages 49-50, of the Dime United board of directors decides otherwise. See "Interests of Management and Directors in the Merger -- New Employment Arrangements" on pages 56-58 for further information regarding the employment arrangements for Mr. Toal and Mr. Neilson. In addition, as set forth in Annex 5 to the merger agreement included as Appendix A to this document, it is expected that the following individuals will have the positions with Dime United and DimeBank listed below:

NAME AND CURRENT POSITION                  POSITION WITH DIME UNITED AND DIMEBANK
-------------------------                  --------------------------------------
Anthony R. Burriesci, current Executive    Chief Financial Officer
  Vice President and Chief Financial
  Officer of Dime
John F. McIlwain, current Executive Vice   Chief Credit & Risk Management Officer
  President and Chief Credit Officer of
  Hudson

Richard A. Mirro, current Executive Vice   Mortgage Banking Executive (Chairman and
  President and Chief Executive Officer,   Chief Executive Officer of North America
  Mortgage Banking of Dime                 Mortgage Company)

Thomas J. Shara, current Executive Vice    Commercial Banking General Manager
  President of Commercial Lending and
  Senior Lending Officer of Hudson

James E. Kelly, current Executive Vice     General Counsel
  President and General Counsel of Dime

Thomas J. Ducca, current Executive Vice    Chief Information Officer
  President and Chief Information Officer
  of Dime

Arthur C. Bennett, current Executive Vice  Chief Human Resources Officer
  President and Chief Human Resources and
  Corporate Services Executive of Dime

Donald P. Schwartz, current Executive      Consumer Lending General Manager
  Vice President and General Manager,
  Business Banking of Dime

Murray F. Mascis, current Executive Vice   Commercial Real Estate General Manager
  President and General Manager,
  Commercial Real Estate of Dime

Peyton R. Patterson, current Executive     Retail Banking General Manager
  Vice President and General Manager,
  Consumer Financial Services of Dime

Melvin L. Cebrik, current Senior Vice      Insurance General Manager
  President and General Manager of Dime
  Insurance Group

Thomas R. Nelson, current President of     Shoppers Charge President
  Shoppers Charge (private label credit
  card of Hudson)

Gene C. Brooks, current Executive Vice     Goodwill Litigation Executive
  President, Director of the Office of
  the Corporate Secretary and Senior
  Legal Advisor of Dime

D. Lynn Van Borkulo-Nuzzo, current         Corporate Secretary
  Executive Vice President, General
  Counsel and Corporate Secretary of
  Hudson

NAME AND CURRENT POSITION                  POSITION WITH DIME UNITED AND DIMEBANK
-------------------------                  --------------------------------------
Franklin L. Wright, current Executive      Executive Center Executive
  Vice President, Executive Center
  Director and External Affairs and
  Investor Relations Executive of Dime

     Remaining staff positions with Dime United or DimeBank have not yet been fully determined. From time to time prior to consummation of the merger, decisions may be made with respect to the management of Dime United and DimeBank.

     Corporate Governance After the Merger. The merger agreement contains certain provisions regarding the governance of Dime United for the period from the completion of the merger until December 31, 2002. These provisions include the following:

     - A person may be qualified for election as a director at an annual or special meeting of the stockholders, or by unanimous written consent of stockholders, of Dime United if the person is

       - nominated by a stockholder in accordance with the stockholder nomination procedures of Dime United's certificate of incorporation and by-laws, or

       - nominated by the board of directors after the person has been nominated to the board of directors by the nominating committee procedures discussed below.

     - A person may be qualified for election as a director by the board of directors when filling a vacancy or a newly created directorship by first having been nominated to the board of directors by the nominating committee procedures discussed below.

     - The nominating committee procedures consist of nomination by a three-member nominating committee.

       - For directorships occupied by, vacated by, to be occupied by or designated for a former Dime director, the nominating committee will consist of two former Dime directors and one former Hudson director. For directorships occupied by, vacated by, to be occupied by or designated for a former Hudson director, the nominating committee will consist of two former Hudson directors and one former Dime director.

       - Former Dime directors on any nominating committee will be appointed from time to time by the board at the recommendation of Mr. Toal, or the most senior former Dime director on the Dime United board of directors if Mr. Toal cannot make the recommendation. Former Hudson directors on any nominating committee will be appointed from time to time by the board at the recommendation of Mr. Neilson, or the most senior former Hudson director on the Dime United board of directors if Mr. Neilson cannot make the recommendation.

       - A nominating committee may only act by a vote of at least two of the three members of the nominating committee.

     - A person elected and qualified under these nominating committee procedures will be designated as a former Dime director or a former Hudson director, as appropriate.

     - All former Dime directors and all former Hudson directors are also considered continuing directors for purposes of determining a special majority on the Dime United board of directors, as described below.

     - A special majority of the Dime United board of directors will consist of the affirmative vote of a majority of the members of the board voting, but will also require the vote of a number of continuing directors equal to the number of former Dime directors in office plus three or, if there are less than three former Hudson directors in office, then plus that number of former Hudson directors.

     - A special majority of the Dime United board of directors will be required for:

       - Altering provisions for the succession of Mr. Neilson to the positions of Chairman of the Board and Chief Executive Officer, as described in "Board and Management of Dime United and DimeBank" on pages 47-50;

       - The removal of Mr. Toal or Mr. Neilson from their positions as officers of the company, as each position is filled at the completion of the merger; and

       - Any material change to or breach of either Mr. Toal's or Mr. Neilson's employment agreement.

     - If the board of directors decides to increase or decrease the number of directors, the board of directors will designate the vacancies or will otherwise use their best efforts to keep the ratio of former Dime directors to former Hudson directors as close to equal as possible to the ratio that will exist on the date of completion of the merger.

     - If both a nominating committee for a former Dime director position and a nominating committee for a former Hudson director position so recommend, the Dime United board of directors may decide:

       - not to allocate directorships so as to keep the ratio the same as on the date of the completion of the merger in the manner described in the preceding paragraph, or

       - not to apply the nominating committee procedures to any one or more directorships.

     Amendments to Dime Certificate of Incorporation and By-Laws. These corporate governance procedures and the provisions related to the size of the board and the management of Dime United discussed above will be put into place by amendments to the certificate of incorporation of Dime effected by the merger pursuant to the provisions of the merger agreement or by amendments to the by-laws of Dime effected by the Dime board of directors, each of which will become effective at the completion of the merger. These procedures are scheduled to be in place only until December 31, 2002. The amendments to the certificate of incorporation and to the by-laws of Dime are described more fully in Annex 1 and Annex 2, respectively, to the merger agreement which is included as Appendix A to this document. In addition, the amendments to the certificate of incorporation will change the name of Dime to Dime United Bancorp, Inc. Adoption or approval of the merger agreement will also result in adoption of the amendments to the Dime certificate of incorporation.

DISTRIBUTION OF DIME UNITED CERTIFICATES

     Hudson stockholders are not required to exchange their Hudson stock certificates for certificates of Dime United, unless we determine that such exchange is legally required, in which case we will give you instructions on how to exchange your Hudson stock certificates for Dime United stock certificates.

     At or prior to the completion of the merger, Dime will cause to be deposited with an exchange agent for the benefit of the holders of certificates representing shares of Dime stock, certificates representing shares of Dime United stock.

     Promptly after the completion of the merger, Dime United will send or cause to be sent transmittal materials to each holder of a Dime stock certificate for use in exchanging Dime stock certificates for certificates representing shares of Dime United stock. HOLDERS OF DIME STOCK CERTIFICATES SHOULD NOT SURRENDER THEIR DIME STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. The exchange agent will deliver certificates for Dime United stock and/or a check instead of any fractional shares of Dime United Stock once it receives the certificates representing a holder's shares of Dime stock.

     Holders of Dime stock certificates may exchange those certificates for Dime United stock certificates with the exchange agent for up to one year after the completion of the merger. At the end of that period, any Dime United stock certificates and cash will be returned to Dime United. Any holders of Dime stock certificates who have not exchanged their certificates will be entitled to look only to Dime United, and only as general creditors of Dime United, for Dime United stock certificates and any cash to be received instead of fractional shares of Dime United stock.

     No interest will be paid or will accrue on any amount payable upon surrender of Dime stock certificates. If any Dime United stock certificate or cash payment instead of a fractional share of Dime United stock is to be issued or made in a name other than that in which the Dime stock certificate surrendered is registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the Dime United stock certificate or cash payment instead of a fractional share of Dime United stock or must establish to the satisfaction of Dime United that any taxes have been paid or are not applicable.

     Any person claiming that a Dime stock certificate has been lost, stolen or destroyed may receive a Dime United stock certificate upon the making of an affidavit of that fact, and Dime United will issue Dime United stock certificates to the claimant and pay any applicable amounts of cash instead of fractional shares of Dime United stock. Dime United may require the claimant to post a bond in a reasonable amount as an indemnity against any claim that may be made against Dime United with respect to the lost, stolen or destroyed Dime stock certificate.

     At or after the completion of the merger, there will be no transfers on the stock transfer books of Hudson of the shares of Hudson stock that were outstanding immediately prior to that time.

FRACTIONAL SHARES

     Dime United will not issue any fractional shares of Dime United stock. Instead, a Dime stockholder who would otherwise have received a fraction of a share of Dime United stock pursuant to the Dime exchange ratio will receive cash without interest instead of a fractional share. The amount of cash received will be determined by multiplying the fraction of a share of Dime United stock to which such holder would otherwise be entitled by the average of the closing price per share of Hudson stock for the ten trading days most recently preceding the closing date of the merger as reported on the NYSE Composite Transactions reporting system. Fractional shares of Dime United stock will, however, be issued into a dividend reinvestment plan, 401(k) plan or other similar stock plan of Dime United at the completion of the merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material federal income tax consequences to holders of Dime stock or Hudson stock who hold such stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986. Special tax consequences may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold Dime stock or Hudson stock as part of a hedge, straddle or conversion transaction, persons who are not citizens or residents of the United States and stockholders who acquired their shares of Dime stock or Hudson stock through the exercise of an employee stock option or otherwise as compensation. The following discussion is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this document. The tax treatment discussed below may not apply to certain Dime or Hudson stockholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within our control. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN THOSE TAX LAWS.

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     Tax Consequences of the Merger Generally.

     The following disclosure summarizes the opinions of Sullivan & Cromwell, counsel to Dime, and Pitney, Hardin, Kipp & Szuch, LLP, counsel to Hudson, received by each of Dime and Hudson. Assuming the merger is completed in the manner described in this document, for federal income tax purposes, and as described in these opinions.

     - the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code,

     - no income, gain or loss will be recognized by Dime or Hudson pursuant to the merger, and

     - a stockholder of Dime or Hudson who receives solely Dime United stock in exchange for its shares of Hudson stock or Dime stock in the merger will not recognize any income, gain or loss, except, as discussed below, with respect to cash received by a stockholder of Dime instead of fractional shares of Dime United stock.

     These opinions have been filed as exhibits to the registration statement that registers the Dime United stock to be issued in this merger. These opinions are based in part on assumptions set forth in such opinions and facts (but not legal conclusions) specified in letters of representation received by counsel from each of Dime and Hudson.

     In addition to the opinions already received, it is a condition to the completion of the merger that:

     - Dime receive an opinion of Sullivan & Cromwell, dated the closing date of the merger, to the effect that, on the basis of facts, factual representations and assumptions set forth in that opinion, the merger will be treated as a tax-free reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code and that Dime and Hudson will each be a party to the reorganization under Section 368(b) of the Internal Revenue Code; and

     - Hudson receive an opinion of Pitney, Hardin, Kipp & Szuch LLP, dated the closing date of the merger, to the effect that, on the basis of facts, factual representations and assumptions set forth in that opinion, (1) the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (2) Dime and Hudson will each be a party to the reorganization under Section 368(b) of the Internal Revenue Code, and (3) subject to customary exceptions, no income, gain or loss will be recognized by Dime, Hudson or Hudson stockholders in connection with the merger.

Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so. If either of us does waive this condition, we will inform you of this fact and ask you to vote on the merger taking this into consideration. Neither of the tax opinions will be binding on the Internal Revenue Service, but neither Dime nor Hudson intends to request any ruling from the IRS as to the federal income tax consequences of the merger.

     Exchange of Dime Stock or Hudson Stock Solely for Dime United Stock. A Dime stockholder or Hudson stockholder who receives solely Dime United stock in exchange for his or her shares of Dime stock or Hudson stock in the merger generally will not recognize any gain or loss upon the exchange. A stockholder of Dime may recognize gain or loss, however, with respect to cash received instead of a fractional share of Dime United stock, as discussed below. The aggregate adjusted tax basis of the shares of Dime United stock received in the exchange, including fractional shares deemed received and redeemed as described below, will be equal to the aggregate adjusted tax basis of the shares of Dime stock or Hudson stock surrendered, and the holding period of the Dime United stock, including fractional shares deemed received and redeemed as described below, will include the holding period of such surrendered shares.

     Cash Received Instead of a Fractional Share of Dime United Stock. A stockholder of Dime who receives cash instead of a fractional share of Dime United stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a

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

redemption by Dime United subject to Section 302 of the Internal Revenue Code. That deemed redemption will be treated as a sale of the fractional share, unless it is both essentially equivalent to a dividend and is not substantially disproportionate with respect to the Dime stockholder. If treated as a sale and not a dividend, the Dime stockholder will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Dime stock allocable to the fractional interest. This capital gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for the shares of Dime stock is greater than one year.

     Backup Withholding and Information Reporting. Payments of cash to a person surrendering shares of Dime stock will be subject to information reporting and backup withholding at a rate of 31% of the cash payable, unless such person furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments under the backup withholding rules will be allowed as a refund or credit against federal income tax liability, provided the required information is furnished to the IRS.

ACCOUNTING TREATMENT

     We intend for the merger to be accounted for as a pooling of interests, as that term is used under GAAP, for accounting and financial reporting purposes and have agreed not to take any action that would adversely affect the qualification of the merger for this treatment. Under the pooling-of-interests method of accounting, Dime's consolidated financial statements for prior periods will be restated to include the assets, liabilities, stockholders' equity and results of operations of Hudson as if Hudson had always been combined with Dime. Completion of the merger is conditioned on receipt by Dime and Hudson of letters from their respective independent public accounting firms to the effect that the merger will qualify as a pooling of interests for accounting and financial reporting purposes.

RESALES OF DIME UNITED STOCK BY AFFILIATES

     Affiliates of Dime or Hudson under Rule 145 under the Securities Act or affiliates of Dime United generally may not sell their shares of Dime United stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 issued by the SEC under the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

     Dime and Hudson have agreed to use their reasonable best efforts to cause each person who may be deemed to be an affiliate of Dime or Hudson to execute an agreement in which that person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Dime United stock distributed to him or her pursuant to the merger except in compliance with Rules 144 and Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to Dime United, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Dime United may place restrictive legends on certificates representing its stock issued to all persons who are deemed to be affiliates of Dime, Hudson or Dime United under the Securities Act. These agreements also aid Dime and Hudson in complying with accounting rules governing pooling-of-interests transactions. The forms of these agreements are included as Annexes 4(a) and 4(b) to the merger agreement, which is attached as Appendix A.

     This document does not cover any resales of Dime United stock received in the merger by any person who may be deemed an affiliate of Dime, Hudson, or Dime United.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     We have agreed to use our reasonable efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Federal Reserve Board and various state and other regulatory authorities. We have completed the filing of
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

these applications and notifications but have not yet received final regulatory approval nor have any required notification periods expired. The merger cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, and if such a challenge is made, there can be no assurance as to its result.

     We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

     Federal Reserve Board. Because Dime will become a bank holding company after the merger due to its acquisition of Hudson's commercial bank subsidiary, Hudson United Bank, the merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956. The merger may not be consummated until 30 days after the Federal Reserve Board approval, during which time the Justice Department may challenge the merger on antitrust grounds. The Federal Reserve Board and the Justice Department may reduce the waiting period to no less than 15 days.

     The Federal Reserve Board is prohibited under applicable statutes from approving any transaction that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary depository institutions. It will also consider the convenience and needs of the communities to be served by the resulting company and its subsidiary depository institutions. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider our respective regulatory status, the progress each of us has made in achieving resolution of Year 2000 computer problems and the overall capital and safety and soundness standards established by and under the Federal Deposit Insurance Corporation Improvement Act of 1991.

     Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account the performance record of each of us, and our respective depository institution subsidiaries, in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. Both Dime Savings Bank and Hudson United Bank have sponsored a variety of programs and services designed to meet the credit needs of the low-to-moderate income persons and communities they serve. Hudson United Bank has received a satisfactory Community Reinvestment Act rating from its federal regulator at its most recent examination, and Dime Savings Bank has received an outstanding Community Reinvestment Act rating from its federal regulator in its last four examinations.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board must hold a public hearing if it receives a written recommendation of disapproval of the application from any of these agencies within the 30-day period. In addition, the Federal Reserve Board will take into account compliance with certain state laws regarding interstate acquisitions of banks. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Dime for approval of the merger and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that it would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of the application.
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

     If the Justice Department were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Justice Department could analyze the merger's effect on competition differently from the Federal Reserve Board. It is possible that the Justice Department could reach a different conclusion from the Federal Reserve Board regarding the merger's competitive effects. In particular, the Justice Department may focus on the impact of the merger on competition for loans and other financial services to small- and middle-market businesses. Failure of the Justice Department to object to the merger may not prevent private persons or state attorneys general from filing antitrust actions.

     Federal Deposit Insurance Corporation. As the primary federal regulator of Hudson United Bank, the FDIC is required under the Bank Merger Act to approve the merger of Dime Savings Bank into Hudson United Bank. Although the approval of the bank merger by the FDIC is not required to complete the merger of Dime and Hudson, both Dime and Hudson desire to obtain the necessary approvals for the bank merger as soon as possible so that the subsidiary banks may be merged simultaneously with the merger of Dime and Hudson.

     When reviewing the application for approval of the merger of Dime Savings Bank and Hudson United Bank, the FDIC will consider issues with respect to those institutions that are similar to those considered by the Federal Reserve Board in its review of the merger of Dime and Hudson under the Bank Holding Company Act, including, among others, the financial and managerial resources of the combined bank, effects on competition in the markets served by the two banks, the convenience and needs of the communities to be served by the resulting bank, the overall capital and safety and soundness of the resulting bank, and the records of the two institutions under the Community Reinvestment Act. In addition, the FDIC will consider the operation of the interstate branches of DimeBank.

     The discussions above regarding the requirement of the Federal Reserve Board to request the views and recommendations of the other appropriate regulatory authorities, the publication of notice to the public regarding the application and the waiting period for review of the Justice Department are equally applicable to the application reviewed by the FDIC for the bank merger.

     Other Regulatory Authorities. Notice was also required to be given to the Office of Thrift Supervision as the primary federal regulator for Dime Savings Bank. Applications or notifications have been filed with various state regulators, including the New Jersey Department of Banking and Insurance as the primary state regulator of Hudson United Bank. These applications or notifications are required to be made because the merger or the merger of the banking subsidiaries may be considered to cause acquisitions, changes in control or other changes in status or operation of subsidiaries of Dime or Hudson doing business in these states. In addition, the merger may be reviewed by the attorneys general in the states where the subsidiaries of Dime and Hudson have operations. Such authorities may be empowered under applicable state laws and regulations to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in those laws and regulations.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER

     GENERAL

     Some members of the management of Dime and the management of Hudson, and some members of the Dime board of directors and the Hudson board of directors, are stockholders of Dime or stockholders of Hudson. In addition, our directors and officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, as described in this section.

     In addition to the interests discussed in this section of this document, certain members of management or the boards of directors of Dime and Hudson will be members of management or the boards of directors of Dime United and DimeBank and will receive compensation for such services. See "Board and Management of Dime United and DimeBank" on pages 47-50. Dime and Hudson may also provide incentives to key employees to ensure that they remain throughout the merger integration process.

     The Dime board of directors and the Hudson board of directors were both aware of these interests and considered them in their respective decisions to approve the merger agreement.

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

     NEW EMPLOYMENT ARRANGEMENTS

     Agreement with Mr. Toal. Mr. Toal's existing employment agreement, dated as of January 30, 1998, with Dime Savings Bank was amended effective October 22, 1999. Dime is jointly and severally liable for the obligations of Dime Savings Bank under Mr. Toal's agreement. Following the completion of the merger, Mr. Toal's agreement will continue as an obligation of Dime United and DimeBank. The terms of Mr. Toal's amended agreement after the merger are as follows:

     The term of Mr. Toal's agreement extends to December 31, 2002 and provides that he will serve, throughout the term, as Chairman of the Board and Chief Executive Officer of each of Dime United and DimeBank. Under his agreement, Mr. Toal's current base salary of $900,000 may be increased, but not decreased, by the board of directors. Mr. Toal also will continue to be eligible to participate in an annual cash bonus program with a target bonus opportunity of at least 50% his base salary, and a long-term incentive program and will continue to be provided with certain perquisites, such as financial planning benefits, club memberships and a car and driver. Mr. Toal's agreement also provides that, immediately following the completion of the merger, he will receive options to purchase 150,000 shares of Dime United stock at the closing price on the first trading day following completion of the merger, and, provided he continues to serve as Chairman of the Board and Chief Executive Officer, one-third of these options will vest on each of the first and second anniversaries of the grant and the remaining third will vest on December 30, 2002. Based on a 56% Dime/44% Hudson weighted average of volatility and an assumed January 31, 2000 grant date, the Black Scholes value of these options would be $1,595,344.

     Mr. Toal will continue to participate in Dime's current Supplemental Executive Retirement Plan -- also known as a SERP -- which will be assumed by Dime United. The SERP provides for a benefit, offset by other defined benefit plan benefits, generally equal to a stated percentage of average salary and bonus, payable in the form of a single life annuity at age 65, with actuarially reduced benefits available commencing at earlier ages. This benefit generally requires ten years of service to fully vest, except that it will be fully vested in the event of an involuntary termination without cause, or a termination after either a reduction in salary or a material reduction in duties, within a prescribed period after the signing of the merger agreement or the completion of the merger. Mr. Toal's agreement provides that his SERP pension goal will be not less than 60%. As of December 31, 1999, Mr. Toal had a pension goal under the SERP of 60% of his average salary and bonus and had accrued a SERP benefit, commencing at age 65 in the form of a single life annuity, before offset, of approximately $1,070,000. Mr. Toal was then 80% vested in that benefit. However, pursuant to his agreement, Mr. Toal will be fully vested in his SERP benefit in the event of a termination of his employment other than for cause that otherwise would trigger a right to change in control-related benefits, as described below. In addition, when applying the average compensation definition under the SERP following a change in control, average compensation will, if it results in a greater benefit, be determined as if Mr. Toal had continued service throughout the term of his agreement and earned an assumed annual bonus based upon a formula set forth in the agreement. Furthermore, under his agreement, if, at or after age 65, his SERP benefit, including other deferred benefit plan benefits, does not equal at least $1,235,000, he will be entitled, upon retirement, to an additional payment such that his total retirement benefit, expressed as a single life annuity, at or after age 65 will not be less than that amount.

     Mr. Toal's agreement also provides for specific benefits following a change in control, as defined in his agreement. For these purposes, completion of the merger constitutes such a change in control. Accordingly, if Mr. Toal's employment is involuntarily terminated other than for cause during the term of his agreement, or if Mr. Toal terminates his employment during the term after he has not been re-elected as Chairman or Chief Executive Officer or after there has been a material diminution in his responsibilities, Mr. Toal will be entitled to benefits, including a lump sum equal to three times the sum of his annual salary plus an assumed annual bonus based upon a formula set forth in his agreement and continued disability, medical, and dental insurance coverage for Mr. Toal and his spouse for the remainder of their lives. In addition, if any of these benefits, or any of his SERP-related benefits, results in additional tax under Section 4999 of the Internal Revenue Code because the amounts are deemed to constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code, Dime will make
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

an additional payment so as to provide Mr. Toal with the benefits he would have received in the absence of such a tax.

     Under Mr. Toal's agreement, his vested stock options will continue to be exercisable for their full terms notwithstanding any termination of his employment, and any new stock options granted to him will provide that, once vested, their terms may not be shortened as a result of termination of his employment, other than for cause, or otherwise.

     Agreement with Mr. Neilson. Concurrently with the execution of the merger agreement, Hudson and Hudson United Bank entered into a new employment agreement with Mr. Neilson, which primarily contains substantive changes to Mr. Neilson's employment arrangement that take effect after completion of the merger. The term of Mr. Neilson's agreement extends to December 31, 2004. Following the completion of the merger, by operation of law, Dime United and DimeBank will assume the obligations of Hudson and Hudson United Bank under Mr. Neilson's employment agreement, and Mr. Neilson will serve as President and Chief Operating Officer of each of Dime United and DimeBank. Mr. Neilson's employment agreement also provides that he will succeed Mr. Toal on December 31, 2002, or earlier if Mr. Toal leaves office earlier, as Chairman of the Board and Chief Executive Officer of those entities. The terms of Mr. Neilson's employment after the merger are as follows:

     Mr. Neilson's base salary will initially be at least $750,000, or, if greater, 80% of Mr. Toal's salary, and at least $1,000,000 once he becomes Chairman of the Board and Chief Executive Officer of both Dime United and DimeBank. Also, he will be eligible to participate in Dime United's cash incentive plan, with an annual target bonus opportunity of at least 100% of his base salary, and to receive annual stock incentive awards while he is President and Chief Operating Officer equal to 80% of Mr. Toal's base annual stock incentive awards. Mr. Neilson will be provided with a car and driver while based in New York City, financial planning benefits and club memberships. After Mr. Neilson becomes Chairman of the Board and Chief Executive Officer, he will be eligible to receive annual stock incentive awards on a basis commensurate with those for which Mr. Toal was eligible while holding those offices. Immediately following completion of the merger, Mr. Neilson will receive

     - options to purchase 120,000 shares of Dime United stock at the closing price on the first trading day after completion of the merger, with one-third of these options to vest on the date Mr. Neilson becomes Chairman of the Board and Chief Executive Officer and, provided that he continues to hold such offices, one-third on the first anniversary of such date and the remaining one-third on December 31, 2004, and

     - the right to purchase, at par value of $0.01 per share, 100,000 shares of restricted stock of Dime United, with restrictions to lapse on one-third of the restricted shares on each of the first, second and third anniversaries of the grant date, provided Mr. Neilson is still employed pursuant to his employment agreement on those dates, subject to the exceptions explained below.

Based on a 56% Dime/44% Hudson weighted average of volatility and an assumed January 31, 2000 grant date, the Black Scholes value of Mr. Neilson's stock option grant would be $1,276,275. Based on the January 31, 2000 closing price of Hudson stock, his restricted shares would be valued at $2,336,500.

     Mr. Neilson also will participate in Dime United's SERP, with a pension goal of not less than 50% of average compensation, as described under "Agreement with Mr. Toal" on page 56, offset by benefits received under other defined benefit plans, including plans of Hudson, such as the Hudson Supplemental Employees' Retirement Plan. Under the terms of Dime United's SERP, Mr. Neilson will receive credit for his years of service at Hudson. As of the date of this document, Mr. Neilson had completed 16 years of service with Hudson, which will result in his benefit under the SERP being 100% vested at the completion of the merger.

     If Mr. Neilson's employment is involuntarily terminated other than for cause or if Mr. Neilson terminates his employment following a material change, which is defined to include a failure to elect, re-elect, appoint or reappoint Mr. Neilson to the positions specified above, a material diminution in his responsibilities, other material breaches of the employment agreement, requiring his services to be
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

performed primarily outside the New York metropolitan area, or adoption of a resolution by a simple majority of the board of directors of Dime United or DimeBank providing that he shall not become Chairman of the Board and Chief Executive Officer thereof as specified in his agreement, Mr. Neilson will receive certain specified benefits. These benefits include:

     - a lump sum payment equal to his annual salary in effect immediately prior to termination, plus 100% of his annual target bonus;

     - the continuation of life, medical and dental coverage for the remainder of the term of his agreement, or 18 months if longer;

     - full vesting of all stock options granted during the term of his agreement, continued exercisability of such stock options as if there had been no termination of employment and continued vesting of restricted stock granted at the completion of the merger as if there had been no termination of employment; and

     - if Mr. Neilson's SERP benefit does not then equal at least $741,000 starting at or after age 55, an additional payment so that his total retirement benefit, commencing at or after age 55, expressed as a single life annuity, will not be less than that amount.

If Mr. Neilson voluntarily terminates his employment, other than following a material change, generally no additional benefits will be provided to him.

     If during the term of his agreement and following a change in control, as defined in his agreement, of Dime United, Mr. Neilson's employment is involuntarily terminated other than for cause, or he terminates his employment after a material change, he will be entitled to receive the benefits described above with respect to an involuntary termination of his employment and additional benefits, including continued medical coverage for him and his spouse for the remainder of their lives and, instead of the lump sum described above, a lump sum equal to three times his rate of annual salary and target bonus, or average actual bonus, if greater. In addition, Mr. Neilson may receive reimbursement of costs or expenses if, following a change in control, he must relocate his principal residence. Neither the execution and delivery of the merger agreement between Dime and Hudson nor the consummation of the transactions contemplated by the merger agreement will constitute a change in control under Mr. Neilson's agreement.

     If any of the compensation and other benefits payable to Mr. Neilson under his agreement results in additional tax under section 4999 of Internal Revenue Code, Dime United will make an additional payment so as to provide Mr. Neilson with the benefits he would have received in the absence of such tax.

     EFFECT OF THE MERGER ON EXISTING DIME AND HUDSON STOCK-BASED RIGHTS, INCLUDING STOCK OPTIONS AND STOCK GRANTS

     The merger agreement provides that, on completion of the merger, each outstanding and unexercised stock option to purchase shares of Dime stock or Hudson stock granted under Dime's or Hudson's stock-based employee benefit plans will no longer represent the right to acquire shares of Dime stock or Hudson stock and will become, respectively, a right to acquire Dime United stock based on the Dime and Hudson exchange ratios.

     Pursuant to the merger agreement, employee and director options to purchase shares of Dime stock will be converted at the completion of the merger into options to purchase 0.60255 of a share of Dime United stock for each share of Dime stock under the original Dime stock option, and the price for the exercise of each such Dime United stock option will be equal to the exercise price under the original Dime stock option divided by 0.60255, subject to any requirements under the Internal Revenue Code with respect to incentive stock options.

     Pursuant to the merger agreement, employee and director options to purchase shares of Hudson stock will be converted at the completion of the merger into options to purchase an equal number of shares of Dime United stock, and the price for the exercise of each such Dime United stock option will be equal to the price under the original Hudson stock option.
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

     Approval of the merger agreement by Dime stockholders and Hudson stockholders will also constitute approval of the conversion of Dime and Hudson stock options into Dime United stock options as described above and the assumption by Dime United of the stock-based employee and directors benefit plans of Hudson.

     Dime. All outstanding stock options issued under Dime's stock-based employee and director benefit plans prior to September 15, 1999, that are not then exercisable will become exercisable at the completion of the merger because the completion of the merger will constitute a change in control under the terms of those plans. For those options accompanied by tandem stock appreciation rights, or SARs, the tandem SARs will be exercisable within 60 days after the completion of the merger. Any restrictions on restricted stock issued prior to September 15, 1999 under Dime's stock-based plans will lapse at the completion of the merger as well. As of September 15, 1999, there were 3,912,428 shares of Dime stock that were the subject of options granted under Dime's stock-based plans that were not then exercisable, with 1,044,774 tandem SARs. As of the same date, there were 401,798 shares of restricted stock issued under Dime's stock-based plans that remained subject to restrictions. Of these amounts, options with respect to 862,622 shares of stock, of which 441,696 are accompanied by tandem SARs, and 45,736 shares of restricted stock have become exercisable or free of restrictions, or are scheduled to do so, if service continues, between September 15, 1999 and the date of completion of the merger, which is currently anticipated to be during the first quarter of 2000. Based on the $14 1/8 per share closing price of Dime stock on January 31, 2000, options and restricted stock grants that would not otherwise become exercisable or free of restrictions prior to the completion of the merger, but will become exercisable or free of restrictions as of the completion of the merger, have a value, for options, based on the difference between stock value and exercise price, of $4.78 million.

     Hudson. Because the completion of the merger will constitute a change in control under the terms of Hudson's stock-based employee and director plans, all outstanding stock options issued under those plans prior to September 15, 1999, whether or not then otherwise exercisable, will become exercisable at the completion of the merger. Any restrictions on restricted stock issued prior to September 15, 1999 under Hudson's stock-based plans will lapse at the completion of the merger as well. As of September 15, 1999, there were 317,445 shares of Hudson stock that were the subject of options granted under Hudson's stock-based plans that were not then exercisable. As of the same date, there were 81,329 shares of restricted stock issued under Hudson's stock-based plans that remained subject to restrictions. Of these amounts, options with respect to approximately 32,780 shares of stock and no shares of restricted stock have become exercisable or free of restrictions, or are scheduled to do so, if service continues, between September 15, 1999 and the date of completion of the merger, which is currently anticipated to be during the first quarter of 2000. Based on the $23 3/8 per share closing price of Hudson stock on January 31, 2000, options and restricted stock grants that would not otherwise become exercisable or free of restrictions prior to the completion of the merger, but will become exercisable or free of restrictions as of the completion of the merger, have a value, for options, based on the difference between stock value and exercise price, of $11.7 million.

     EFFECTS OF THE MERGER ON EXISTING DIME INCENTIVE PLANS AND SEVERANCE AGREEMENTS

     In addition to the employment agreement with Mr. Toal described above, Dime, Dime Savings Bank or their subsidiaries are parties to employment agreements with 19 officers and change in control agreements with 60 officers, each of which provides for benefits following a change of control. For the purposes of each of these agreements, a change in control will occur at the completion of the merger and was also deemed to have occurred upon the signing of the merger agreement.

     The employment agreements provide for enhanced severance benefits following a change in control. Most of these employment agreements extend to March 1, 2002, subject to renewal. If, after a change in control, any of the covered officers' employment is involuntarily terminated other than for cause, or if any of the officers terminates his or her employment during the term of the agreement in effect at the time of the change in control after a decrease in annual salary or there is a material downgrading of duties or responsibilities, the enhanced benefits will be payable. Those enhanced benefits include (i) payment
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generally equal to two or three times the sum of annual salary and target cash incentives for which the officer was eligible immediately before the termination, and (ii) continuation of all life, disability, medical and dental insurance coverage for the remaining term of the agreement at the time of the termination, subject to certain conditions specified in the agreements. Vested stock options will continue to be exercisable for the remainder of their terms, and there will be continued vesting and exercisability of all non-vested stock options as if there had not been a termination of service upon the change in control. A supplemental benefit is provided to make up for any lost vesting in defined contribution plan benefits provided by Dime. Relocation benefits are provided in many of the agreements, including those of the executive officers of Dime.

     Each of the employment agreements described above also provides that, in the event of a change in control, if an excise tax is payable with respect to benefits payable under Section 4999 of the Internal Revenue Code because the amounts are deemed to constitute parachute payments within the meaning of
Section 280G of the Internal Revenue Code, Dime, or Dime United, as the case may be, will make an additional payment or payments so as to provide the executive with the benefits he or she would have received in the absence of such tax. Dime, or Dime United, as the case may be, will not be entitled to a federal income tax deduction for any excess parachute payments, including any additional amounts paid pursuant to these gross-up provisions of the employment agreements with regard to these taxes, including the employment agreements with Mr. Toal and Mr. Neilson.

     One executive vice president will also receive the enhanced benefits described above if he voluntarily terminates his employment during the 90-day period beginning six months after the completion of the merger, provided, however, that if his employment is terminated by DimeBank within the period after a timely notice has been received of his intention to leave during his 90-day window period, and the termination is by or at the direction of Mr. Toal for reasons of his performance other than for cause, the lump sum payment will equal only two times, rather than three times, his salary and target bonus. If he terminates his employment voluntarily within the special window period available for such termination under his employment agreement following the completion of the merger, while full SERP vesting will not apply, he will be provided with a benefit to make up any lost vesting in other defined benefit plans or defined contribution plans maintained by Dime. This same special vesting benefit is provided to other officers with employment agreements who do not otherwise participate in the SERP and the special benefit will apply as well in the event of an involuntary termination of employment or a termination of employment following a reduction in pay or a material reduction in responsibilities. Each of the other executive vice presidents of Dime and Dime Savings Bank participates in Dime's SERP.

     The officers who are parties to change in control agreements with Dime or its subsidiaries will generally receive a payment ranging from one to two years' salary and target bonus on an involuntary termination of employment, or a voluntary termination following a reduction in salary, following a change in control, as described above. Officers with change in control agreements would also generally be eligible for continued life, disability, medical and dental insurance coverage for a stated period after such termination of employment. The change in control agreements generally provide for cutbacks to avoid excise taxes on excess parachute payments under Section 280G of the Internal Revenue Code, and have a current term until March 1, 2001, subject to renewal.

     If the employment of each of the officers covered by agreements described above were to be terminated in a manner resulting in the payment of all benefits thereunder, based on the closing price of Dime stock on January 31, 2000 of $14 1/8 per share, it is anticipated that the aggregate cash payments, other than SERP benefits, that would be payable to them would be approximately $48.1 million. That total estimated cost, and the other estimated costs described in this section, would only be incurred if each of the officers terminated employment under circumstances entitling all of them to the benefits described, which we believe to be unlikely. If a similar triggering event applied to the special SERP vesting benefit described above, and it applied to all of the covered officers other than Mr. Toal, it is estimated that the increased cost of such SERP vesting would total approximately $15.2 million. We also believe that it is unlikely that all such employees would terminate service in a manner entitling them to the SERP vesting. The cost amounts described above have been calculated on the assumption that the change in control
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event with respect to Dime will not trigger excise taxes under Section 280G of the Internal Revenue Code. If such excise taxes were triggered, the cost of the gross-up for such excise taxes, net of reduction for cutbacks, where appropriate could, if all eligible employees were entitled to such gross-up, add an additional $28.4 million in estimated cost.

     For 11 officers of Dime Savings, death benefits provided under the Dime Savings Bank Key Executive Life Insurance/Death Benefit Plan will be fully vested at the completion of the merger, or if there is an interim involuntary termination of service or a termination after a reduction in salary or a material diminution of duties. The plan provides death benefits of up to six times annual compensation for certain participants and up to three times annual compensation for other participants. In the absence of a change in control, these death benefits would normally vest depending on length of plan participation, with full vesting only after ten years. Of these participants, if their employment had continued into, and terminated within the year 2000, death benefits totaling approximately $16.5 million, or life insurance benefits in a reduced amount, that would not have been vested will now be vested upon completion of the merger.

     Dime's voluntary deferred compensation plans also provide for a special minimum investment return if a deemed investment option is eliminated after the completion of the merger or the signing of the merger agreement. However, we do not anticipate that any of the now-available deemed investment options will be eliminated, and therefore no expense is anticipated because of this protection. Special valuation rules, based upon the highest closing price of Dime stock during the 90-day period ending at the completion of the merger, will also apply with respect to deemed investments in Dime phantom stock under Dime's voluntary deferred compensation plans for both employees and directors.

     EFFECTS OF THE MERGER ON EXISTING HUDSON SEVERANCE AGREEMENTS

     In addition to the employment agreement with Mr. Neilson described above, Hudson and Hudson United Bank were, at the time the merger agreement was executed, parties to agreements with six officers that provide for benefits following a change of control. If the merger is completed, a change in control under each of these agreements will be deemed to have occurred 45 days prior to the date we signed the merger agreement. An officer who resigns before the merger is completed will not be entitled to any benefits under these agreements.

     Under each of the agreements, Hudson and Hudson United Bank agreed to employ the officer for a two-year contract period following the change in control. The officer's title, position, status, duties and authority generally are to be those in effect immediately prior to the change in control. The officer's annual salary during the contract period is to be no less than that prior to the change in control, and the officer's annual bonus is to be as high as the highest bonus actually paid during any of the three fiscal years prior to the change in control. Some of the agreements provide that the officer is entitled to receive an annual bonus equal to the highest bonus to which the officer would have been entitled during the prior three-fiscal-year period, if that amount is higher than the highest bonus the officer actually received.

     Severance benefits are payable under these agreements if, during the contract period, the officer's employment is involuntarily terminated other than for cause, or if the officer terminates his or her employment for good reason. The agreements define good reason to include events such as a decrease in salary, a downgrading of the officer's responsibilities, or a transfer of the officer to a location more than 25 miles from the officer's present office location. Two of these agreements also provide for payment of severance benefits if the officer resigns for any reason during the contract period, so long as the officer is employed by the company for at least 90 days following completion of the merger.

     The severance benefits include payment of a lump sum and continuation of health, hospitalization and medical insurance coverage for a specified time period, either one or three years, depending on the agreement. The amount of the lump sum payment varies, depending on the agreement, and ranges from one to three times the sum of the officer's annual salary immediately prior to the change in control and the highest bonus actually paid to the officer during any of the three fiscal years prior to the change in control.

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     Two of these six change in control agreements contain gross-up provisions.
If an excise tax is payable with respect to benefits payable under Section 4999 of the Internal Revenue Code because the amounts are deemed to constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code, the company will make additional payments to provide the officer with the benefits he or she would have received in the absence of that excise tax. The company will not be entitled to a federal income tax deduction for any excess parachute payments, including any additional amounts paid pursuant to the gross-up provisions of these two agreements regarding such taxes.

     The other four change in control agreements contain a cutback provision. Under these agreements, if the severance payments and benefits under the agreement, together with any other parachute payments, would constitute excess parachute payments under Section 280G of the Internal Revenue Code, the payments and benefits under the agreement are to be reduced, but not below zero, to the extent necessary to avoid excess parachute payments.

     In addition to the six agreements described above, Hudson has letter agreements with two other officers in which Hudson has agreed to provide those officers with one year of severance pay upon a change in control. In addition, Hudson has assumed obligations under a number of other agreements with change in control provisions in connection with its acquisitions of other financial institutions in recent years.

     One of the six Hudson officers with a change in control agreement reached an agreement with Hudson on an early resignation and payment in settlement of his contract. If the employment of each other Hudson officer covered by either a change in control agreement or one of the letter or other agreements described above were to be terminated in a manner resulting in the payment of all benefits thereunder, it is anticipated that the aggregate cash payments that would be payable to them and to the officer who reached an early settlement would be approximately $8.5 million. That total estimated cost would only be incurred if each of the officers terminated employment under circumstances entitling all of them to the benefits described, which we believe to be unlikely. The costs described above have been calculated on the assumption that the change in control event will not trigger excise taxes under Section 280G of the Internal Revenue Code. If such excise taxes were triggered, the cost of the gross-up for such excise taxes, net of reduction for cutbacks, where appropriate, could, if all eligible employees were entitled to such gross-up, add an additional $1.3 million in estimated cost.

     DIME UNITED EMPLOYEE BENEFIT PLANS

     The merger agreement provides that, as promptly as practicable following the completion of the merger, Dime United and its subsidiaries will adopt employee benefits plans, including severance plans, or amend existing plans to provide coverage for persons who become and remain employees of Dime United or its subsidiaries and who were employees of Hudson or its subsidiaries or employees of Dime or its subsidiaries immediately prior to the completion of the merger.

     It is also anticipated that severance benefits will be provided to other employees whose employment is terminated in connection with the merger. While Dime and Hudson have had different policies with respect to the provision of severance benefits, it is anticipated that upon completion of the merger a unified policy will apply for employees not covered by individual agreements whose employment is terminated in connection with the merger. The benefits provided will initially not be less favorable than those that would have been available to employees of Dime or Hudson, respectively, prior to the completion of the merger.

     INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

     The merger agreement provides that Dime United will indemnify each present and former director and officer of Dime, Hudson and their respective subsidiaries against all costs or expenses, including attorneys' fees or other liabilities incurred, in connection with any claim arising out of matters existing at or prior to the completion of the merger, and for six years from the completion of the merger for such costs arising out of the transactions contemplated by the merger agreement, to the fullest extent that Dime, Hudson and their respective subsidiaries are permitted to indemnify their directors and officers under applicable laws, and their respective certificates of incorporation or by-laws.
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     The merger agreement also provides that, for a period of six years following the merger, Dime United will provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Hudson or any of their subsidiaries with respect to claims arising from facts or events occurring at or prior to the completion of the merger, which insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Hudson.

                              THE MERGER AGREEMENT

     The following describes material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A and is incorporated by reference in this document. You are urged to read the merger agreement carefully and in its entirety.

TERMS OF THE MERGER

     The merger agreement provides for the merger of Hudson into Dime. Dime will be the surviving corporation after the merger and will be renamed Dime United Bancorp, Inc. At the time the merger is completed,

     - each outstanding share of Hudson common stock, except for shares, if any, owned by Hudson or a subsidiary of Hudson or owned by Dime or a subsidiary of Dime, will be converted into one share of Dime United common stock, and

     - each issued share of Dime common stock not otherwise retired or cancelled, including treasury stock, will be combined into 0.60255 of a share of Dime United common stock. Cash will be paid instead of fractional shares of Dime United common stock otherwise issuable in the merger in exchange for shares of Dime common stock.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The merger will be consummated only if all of the following occur:

     - the merger agreement is adopted by Dime stockholders,

     - the merger agreement is approved by Hudson stockholders,

     - we obtain all required consents and approvals, and

     - all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

     The merger will become effective when certificates of merger are filed with the Secretaries of State of the States of Delaware and New Jersey, or at a later time as may be agreed upon by us and indicated in the certificates of merger in accordance with applicable law. In the merger agreement, each of us has agreed to use reasonable efforts to cause the effective time of the merger to occur on the fifth business day after the date of satisfaction or waiver of the last of the conditions to the merger has occurred, subject to change by our mutual agreement. It is currently anticipated that the effective time will occur during the first quarter of 2000, but we cannot guarantee when or if the merger will be consummated.

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REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties made by each of us. Some of the representations and warranties are qualified by materiality and other exceptions. The representations and warranties regard the following matters, among others:

     - corporate organization and qualification in appropriate states;

     - the ownership, organization, qualification in appropriate states and good standing of our subsidiaries and, with respect to each of our respective depository institutions, their insured status;

     - capitalization;

     - corporate power and authority to enter into, and make binding, the merger agreement;

     - filings required to be made with governmental entities and consents required to be obtained from third parties in connection with the merger agreement, and a statement that the merger agreement does not conflict with governing documents or other agreements;

     - regulatory, securities and other reports and financial statements;

     - criticized or classified assets;

     - the absence of any material adverse change in business, financial position or results of operations and the conduct of business only in the ordinary and usual course since December 31, 1998;

     - title to properties, free and clear of liens;

     - compliance with laws;

     - pending or threatened litigation or regulatory action;

     - filing of tax returns and payment of taxes;

     - directors' and officers' liability insurance;

     - labor matters, including proceedings related to unfair labor practices;

     - employee benefits matters, including employee benefit plans;

     - properties and related environmental matters;

     - risk management instruments;

     - certain material agreements;

     - knowledge as to whether the conditions to the merger can be satisfied;

     - year 2000 compliance; and

     - brokers and finders.

COVENANTS AND AGREEMENTS

     CONDUCT OF BUSINESS PENDING THE MERGER

     We have each agreed as to ourselves and each of our subsidiaries that, from the date of the merger agreement to the completion of the merger, unless otherwise agreed or unless otherwise contemplated by the merger agreement or the stock option agreements, and other than in the ordinary and usual course of business, among other things:

     - we will conduct business in the ordinary and usual course and will use reasonable efforts to preserve existing organizations, assets, rights and relations;

     - we will not adversely affect our ability to receive necessary approvals and perform obligations under the merger agreement or stock option agreements;

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     - other than pursuant to a stock option plan, we will not:

       - sell or encumber any stock owned by us of any of our material subsidiaries;

       - amend our certificates of incorporation or by-laws;

       - split, combine or reclassify any outstanding capital stock; or

       - repurchase any shares of our capital stock or any securities convertible into our capital stock;

     - we will not:

       - issue or encumber any shares of, or securities convertible into, our stock, other than under stock option plans or the stock option agreements;

       - other than to a subsidiary, transfer or sell any material property or assets;

       - modify any material indebtedness; or

       - make capital expenditures;

     - other than internal reorganizations involving existing subsidiaries, we will not make any material acquisition or investment in any person;

     - except as consistent with past practice, we will not incur or guarantee any indebtedness;

     - except as consistent with past practice, we will not establish, adopt or enter into new, or change our existing, compensation, benefits or other arrangements for our employees, officers or directors;

     - other than as required by GAAP, we will not change accounting principles;

     - we will not make any tax election; and

     - we may act to qualify for an exemption of certain transactions from the operation of Section 16(b) of the Securities Exchange Act.

     DECLARATION AND PAYMENT OF DIVIDENDS

     We have agreed that, until the merger is completed, we will only pay

     - dividends from our subsidiaries to us or to another subsidiary, or

     - regular quarterly dividends or distributions, provided that dividends of Hudson do not exceed $0.25 per share per quarter and dividends of Dime do not exceed $0.06 per share per quarter plus normal increases.

     AGREEMENT NOT TO SOLICIT OTHER OFFERS

     Each of us has also agreed that we will not, and will cause our subsidiaries and representatives and subsidiaries' representatives not to, initiate, solicit or encourage any inquiries or any offer relating to a merger, acquisition or other transaction involving the purchase of all or a substantial part of the assets or any equity securities of us or our subsidiaries. Each of us has also agreed not to negotiate or provide any confidential information relating to any such acquisition proposal. Each of us agreed that we will immediately advise the other party following the receipt of any acquisition proposal.

     EXPENSES AND FEES

     Each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. We have agreed, however, to share equally any fees and printing expenses associated with documents prepared and filed with the SEC, the NYSE and other regulatory agencies or government entities.

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     OTHER AGREEMENTS

     The merger agreement contains additional agreements relating to the conduct of each of us prior to completion of the merger, including the following:

     - to convene a meeting of our respective stockholders in order to obtain approval of the merger agreement;

     - to have our respective boards of directors maintain recommendations to our respective stockholders in favor of the transactions contemplated by the merger agreement, and the Dime board of directors will also take all reasonable action necessary to cause the appropriate persons to be elected directors of Dime United;

     - to make all respective regulatory and securities filings with applicable governmental entities and to take other actions necessary to consummate the merger;

     - to afford the other party reasonable access to information pertaining to each of us and that all information supplied is true and correct and not false or misleading;

     - to consult and cooperate with the other in developing a joint business plan for periods beginning on completion of the merger and in taking steps to enable Dime United to achieve the objectives of that plan;

     - to give prompt notice of any event or circumstance known that is reasonably likely to result in a material adverse effect, a material breach of either of our representations or agreements in the merger agreement or the failure of a condition to completion of the merger;

     - to consult with and obtain the consent of the other before issuing any press release or other public statements with respect to the merger or the merger agreement;

     - to provide indemnification and insurance for directors and officers of Dime and Hudson;

     - to take all necessary steps within our control to avoid the application to the merger of any applicable antitakeover laws or defensive provisions of our respective certificates of incorporation or by-laws;

     - to use our reasonable best efforts to cause our respective affiliates to enter into agreements intended to assure compliance with securities and pooling-of-interests accounting rules in any sales of Dime, Hudson, or Dime United stock;

     - to not take any action that would adversely affect the accounting or tax treatment of the merger;

     - to cause Dime United to assume all guarantees, indentures or other obligations of Hudson; and

     - to take all reasonable actions necessary to cause Dime Savings Bank and Hudson United Bank to be combined, so that

       - DimeBank, the surviving bank subsidiary of Dime United, is a New Jersey-chartered commercial bank,

       - the board of directors and senior executive officers of DimeBank will be the same persons in the same positions as the board of directors and senior executive officers of Dime United, and

       - DimeBank will have the same committees and committee members as Dime United.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Our respective obligations to consummate the merger are subject to the fulfillment or waiver of certain conditions, including:

     - the adoption or approval of the merger agreement by the holders of the requisite number of shares of Hudson stock and Dime stock, respectively;

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     - the receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the merger and the issuance of Dime United stock;

     - the absence of action by any court or other governmental entity that prohibits consummation of the transactions contemplated by the merger agreement;

     - the receipt by each of Dime and Hudson of a letter from its respective independent auditors to the effect that the merger will qualify for pooling-of-interests accounting treatment;

     - the continued effectiveness of the employment agreements with Mr. Toal and Mr. Neilson;

     - the truth and correctness of the representations and warranties of each of us in the merger agreement, subject to certain specified exceptions, and the performance by each of us in all material respects of our obligations under the merger agreement;

     - the receipt of an opinion of each of our tax counsel with respect to the federal income tax effects of the merger; and

     - the delivery by each of us of certificates indicating compliance with the conditions in the merger agreement and delivery of letters of independent certified public accountants regarding such accountants' review of our financial statements.

     The obligations of Hudson to consummate the merger are further subject to the delivery by Dime of an opinion of counsel as to the validity of the Dime United stock to be issued in the merger.

     No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

POSSIBLE ALTERNATIVE MERGER STRUCTURE

     The merger agreement provides that we may agree to change the structure of the merger. No change will be made that adversely affects what Dime stockholders and Hudson stockholders would receive in the merger, unless the change is presented to and approved by the Dime stockholders and Hudson stockholders prior to completion of the merger.

AMENDMENT, WAIVER AND TERMINATION OF THE MERGER AGREEMENT

     The provisions of the merger agreement may be waived by the party benefitted by those provisions. The merger agreement may be amended or modified, in accordance with applicable law, by our written agreement.

     The merger agreement may be terminated, and the merger abandoned, by us at any time before the merger is scheduled to be completed if both of our boards of directors vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned:

     - by action of a majority of either of our boards of directors if

       - the merger is not consummated by June 30, 2000,

       - any request or application for governmental approval is requested to be withdrawn by the governmental agency,

       - any governmental approval or authorization required for the consummation of the merger is denied, or the agency indicates an intention to deny any governmental approval or authorization, or

       - any governmental approval or authorization is granted, or the agency indicates an intention to grant, subject to conditions or restrictions that would be materially adverse to Dime United; or

     - by either of us if

       - the other materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that would result in the failure of a condition to closing and such breach
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         cannot be or has not been cured within 30 days after the giving of written notice of such breach or

       - the board of directors of the other fails to recommend to its stockholders the adoption or approval of the merger agreement.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BY-LAWS OF DIME

     The merger agreement also provides for amendments to the certificate of incorporation of Dime to be effected by the merger. In addition, immediately prior to completion of the merger, the Dime board of directors will amend the by-laws of Dime effective at the completion of the merger. These amendments will give effect to agreements concerning the board of directors and management of Dime United as discussed in "The Merger -- Board and Management of Dime United and DimeBank" on pages 47-50. In addition, the amendments to Dime's certificate will change the name of Dime to Dime United Bancorp, Inc. These amendments are described in Annex 1 and Annex 2 of the merger agreement. Adoption or approval of the merger agreement will also result in adoption of the amendments to the Dime certificate of incorporation.

                          THE STOCK OPTION AGREEMENTS

     The following description sets forth the material provisions of each of the Dime stock option agreement and the Hudson stock option agreement, but does not purport to be complete and is subject to the full texts of, and qualified in its entirety by reference to, these agreements, which are attached as Appendices B and C, respectively, to this document and are incorporated herein by reference. You are urged to read each of these documents carefully and in their entirety.

GENERAL

     As an inducement for Dime to enter into the merger agreement, Hudson agreed to grant Dime an option to purchase shares of Hudson stock. As an inducement for Hudson to enter into the merger agreement, Dime agreed to grant Hudson an option to purchase shares of Dime stock. Except as otherwise noted below, the terms and conditions of the Dime stock option agreement and the Hudson stock option agreement are identical in all material respects.

     Under the Hudson option, Dime can purchase up to 8,139,081 shares of Hudson common stock. Under the Dime option, Hudson can purchase up to 22,271,682 shares of Dime stock. Although these numbers are subject to adjustment in certain cases, including the issuance of additional shares, they will never exceed 19.9% of the number of shares of Dime or Hudson stock, as the case may be, outstanding immediately before exercise of the option. The exercise price of the Dime option is $17 3/4 per share of Dime stock, and the exercise price of the Hudson option is $29 1/4 per share of Hudson stock, but each per share option price is subject to adjustment in certain cases, including stock dividends, recapitalizations and other changes in capitalization. These exercise prices were determined by using the closing prices for Dime stock and for Hudson stock on September 14, 1999, the day before the merger was announced. Because Hudson announced a 3% stock dividend after the date of these stock option agreements, the exercise price of the Hudson option was automatically adjusted, pursuant to provisions of the Hudson stock option agreement, to take into account the change in price of Hudson stock that resulted from this dividend. The Hudson exercise price of $29 1/4 reflects this adjustment.

PURPOSE OF THE STOCK OPTION AGREEMENTS

     Arrangements such as the stock option agreements are customarily entered into in connection with announced mergers involving publicly traded companies to increase the likelihood that the transactions will be completed in accordance with their terms and to compensate the grantee for the efforts undertaken and the expenses and losses incurred by it if the transaction is not completed. The stock option agreements may have the effect of discouraging offers by third parties to acquire the issuer of the option, even if those persons were prepared to offer consideration to the issuer's stockholders that has a greater value than what these stockholders will receive in the merger. Also, following consultation with our respective independent accountants, we believe that the exercise or repurchase of either of the stock options is likely to prohibit another acquiror from accounting for any acquisition of the issuer of the stock option using the pooling-of-interests accounting method for a period of two years.

     To our best knowledge, no event giving rise to the right to exercise either option has occurred as of the date of this document.

EXERCISE; EXPIRATION

     Each of Dime and Hudson can exercise its option if both an initial triggering event and a subsequent triggering event occur prior to the occurrence of an exercise termination event, as these terms are described below. The purchase of any shares of Dime stock and Hudson stock pursuant to the options is subject to compliance with applicable law.

     The option agreements describe a number of different events as initial triggering events. Generally, an initial triggering event will occur when the issuer of the option enters into, proposes to enter into, or is the subject of an acquisition transaction or a proposed acquisition transaction.

     As used in the stock option agreements, the term acquisition transaction means:

     - a merger or consolidation or any similar transaction, involving the issuer, other than certain mergers involving only the issuer and its subsidiaries;

     - a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of the issuer or any of its subsidiaries; or

     - a purchase or other acquisition of securities representing 10% or more of the voting power of the outstanding common stock of the issuer or any of its subsidiaries.

     The stock option agreements generally define the term subsequent triggering event to mean any of the following events or transactions:

     - the acquisition by a third party of beneficial ownership of 25% or more of the outstanding common stock of the issuer or

     - the issuer or any of its subsidiaries, without the prior written consent of the grantee, enters into an agreement to engage in an acquisition transaction with a third party, or the board of directors of the issuer recommends that its stockholders approve or accept any acquisition transaction, other than the merger, provided that, for purposes of this definition of subsequent triggering event, the percentage referred to in the third definition of acquisition transaction above shall be 25% rather than 10%.

     The stock option agreements define the term exercise termination event to mean any of the following:

     - completion of the merger;

     - termination of the merger agreement in accordance with its terms if before an initial triggering event, provided that this would not include a termination of the merger agreement by the grantee based on a willful breach by the issuer of a representation, warranty, covenant or other agreement contained in the merger agreement; or

     - the passage of 18 months, subject to extension in order to obtain required regulatory approvals, after termination of the merger agreement if the termination follows the occurrence of an initial triggering event or is a termination of the merger agreement by the grantee based on a willful breach by the issuer of a representation, warranty, covenant or other agreement contained in the merger agreement.

     If an option becomes exercisable, it may be exercised in whole or in part within six months following the subsequent triggering event. The grantee's right to exercise the option and certain other rights under the respective stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Securities Exchange Act. The option price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of the issuer. Nevertheless, the grantee may not exercise the option if it is in breach of any of its covenants or agreements under the merger agreement.

RIGHTS OF THE GRANTEE OF THE OPTION

     At any time after a repurchase event, as this term is described below, upon the request of the grantee, the issuer may be required to repurchase the option and all or any part of the shares issued under the option from the grantee. The repurchase of the option will be at a price per share equal to the amount by which the option repurchase price, as that term is defined in the stock option agreement, exceeds the option price. The term repurchase event is defined to mean:

     - the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of the issuer's common stock or

     - the consummation of an acquisition transaction, provided that for purposes of the definition of repurchase event, the percentage referred to in the third definition of acquisition transaction above shall be 25% rather than 10%.

     The stock option agreements also provide that the grantee of the option may, at any time within 90 days after a repurchase event, surrender the option and any shares issued under the option held by the grantee for a cash fee equal to $50 million, adjusted if there have been purchases of stock under the option and gains on sales of stock purchased under the option.

     If prior to an exercise termination event the issuer enters into certain transactions in which it is not the surviving corporation, certain fundamental changes in its capital stock occur, or the issuer sells all or substantially all of its or its significant subsidiaries' assets, the option will be converted into or exchangeable for a substitute option, at the grantee's election, of

     - the continuing or surviving person of a consolidation or merger with the issuer,

     - the acquiring person in a plan of exchange in which the issuer is acquired,

     - the issuer in a merger or plan of exchange in which the issuer is the acquiring person,

     - the transferee of all or substantially all of the assets of the issuer or its significant subsidiary, or

     - any person that controls any of these entities, as the case may be.

     The substitute option will have the same terms and conditions as the original option. However, if the terms of the substitute option cannot be the same as those of the option by law, the terms of the substitute option will be as similar as possible and at least as advantageous to the grantee.

                    DESCRIPTION OF DIME UNITED CAPITAL STOCK

     In this section, we describe material features and rights of the Dime United capital stock after the merger. Because Dime is the surviving corporation in the merger, the material features and rights of the Dime United stock that you will receive are the same as the material features and rights of Dime stock, except as otherwise noted. This summary is qualified in its entirety by reference to applicable Delaware law, Dime's Amended and Restated Certificate of Incorporation, Dime's by-laws, the rights agreement, as described below, and Annexes 1 and 2 to the merger agreement, which annexes include changes to Dime's governing documents that will be part of Dime United's governing documents. See "Where You Can Find More Information" on page 100.

AUTHORIZED STOCK

     Dime United's certificate of incorporation will authorize 350 million shares of common stock and 40 million shares of preferred stock.

     As of December 31, 1999, 110,894,870 shares of Dime common stock and no shares of Dime preferred stock were outstanding. In addition, 9,364,727 shares of Dime common stock were held in the treasury of Dime, and 15,131,377 shares of Dime common stock were reserved for issuance pursuant to Dime's employee benefit plans and the Dime stock option agreement. Immediately following the merger, approximately 117,111,551 shares of Dime United common stock will be outstanding and approximately 11,704,971 shares of Dime United common stock will be reserved for issuance pursuant to Dime United employee benefit plans.

COMMON STOCK

     Voting. Each share of Dime United common stock will entitle the holder to one vote on each matter submitted to Dime United stockholders for their vote. Holders of Dime United common stock will not have cumulative voting rights. Dime United's by-laws will provide that, when a quorum is present at any meeting, the vote of the holders of a majority of the stock that has voting power present in person or represented by proxy will decide any question brought before the meeting, unless a different vote is required by law, Dime United's certificate of incorporation, a certificate of designation of any series of Dime United preferred stock or Dime United's by-laws.

     Dividends. Each share of Dime United common stock will entitle the holder to dividends when, as and if declared by the Dime United board of directors, subject to any rights of any holders of Dime United preferred stock that may be outstanding. Dime United's ability to pay dividends will be limited by certain restrictions imposed on Delaware corporations. Under these restrictions, dividends may be paid only out of a Dime United surplus, as defined by the Delaware General Corporation Law or if there is no surplus, Dime United's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     Most of Dime United's cash flow will come from dividends and other capital distributions, if any, from DimeBank, and such dividends and other capital distributions will be subject to regulatory restrictions. See "Regulation and Supervision of Dime United -- Regulatory Capital Requirements" on pages 83-84 and "Regulation and Supervision of Dime United -- Limitations on Capital Distributions" on page 84.

     Assets upon Dissolution. Each share of Dime United common stock will entitle the holder to participate equally and ratably in the assets of Dime United remaining after a liquidation, dissolution or winding up of Dime United, subject to creditors rights and any rights of any holders of Dime United preferred stock that may be outstanding.

     No Preemptive or Conversion Rights. Holders of Dime United common stock will not have preemptive rights to purchase or subscribe for any stock or other securities, and there will be no conversion rights, redemption rights or sinking fund provisions with respect to Dime United common stock.

     Participating Preferred Stock Purchase Rights. Each issued share of Dime United common stock will include a right to purchase one-hundredth of a share of participating preferred stock of Dime United in certain circumstances described in "Stockholder Protection Rights Plan" on pages 72-73.

     Transfer Agent and Registrar. BankBoston, N.A. will be the transfer agent and registrar for Dime United common stock.

PREFERRED STOCK

     Shares of Dime United preferred stock may be issued in one or more series as determined by the Dime United board of directors. The Dime United board of directors will determine by resolution the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of any series of preferred stock, including, the number of shares, dividend rights, redemption rights, liquidation preferences, voting rights and conversion rights.

STOCKHOLDER PROTECTION RIGHTS PLAN

     Each share of Dime United common stock will have attached to it one right issued pursuant to a Stockholder Protection Rights Agreement, between Dime United and the First National Bank of Boston, as rights agent. This rights agreement was originally entered into on October 20, 1995 between Dime and First National Bank of Boston. Each right will entitle its holder to purchase one-hundredth of a share of participating preferred stock of Dime United at an exercise price of $50, subject to adjustment, after the separation time, which is after the close of business on the earlier of

     - the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in a person becoming an acquiring person, which is defined in the rights agreement as a person beneficially owning 20% or more of the outstanding shares of Dime United common stock; and

     - the tenth business day after the first date of public announcement that a person has become an acquiring person, which is also called the flip-in date.

     The rights will not be exercisable until the business day following the separation time. The rights will expire on the earlier of

     - the close of business on November 6, 2005;

     - redemption, as described below;

     - an exchange for common stock, as described below; or

     - the merger of Dime United into another corporation pursuant to an agreement entered into prior to a flip-in date.

The Dime United board of directors may, at any time prior to occurrence of a flip-in date, redeem all the rights at a price of $0.01 per right.

     If a flip-in date occurs, each right, other than those held by the acquiring person or any affiliate or associate of the acquiring person or by any transferees of any of these persons, will constitute the right to purchase shares of Dime United common stock having an aggregate market price equal to $100 in cash, subject to adjustment. In addition, the Dime United board of directors may at any time between a flip-in date and the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of Dime United common stock elect to exchange the rights for shares of Dime United common stock at an exchange ratio of one share of Dime United common stock per right.

     Under the rights agreement, Dime United may not consolidate or merge, or engage in other similar transactions, with an acquiring person without entering into a supplemental agreement with the acquiring person providing that, upon consummation or occurrence of the transaction, each right shall thereafter constitute the right to purchase common stock of the acquiring person having an aggregate market price equal to $100 in cash, subject to adjustment.

     The rights will not prevent a takeover of Dime United. The rights, however, may have antitakeover effects. The rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding Dime United common stock unless the rights are first redeemed by the Dime United board of directors.

     A description of the rights agreement specifying the terms of the rights has been included in reports filed by Dime under the Securities Exchange Act. See "Where You Can Find More Information" on page 100.

     The rights agreement currently applies to Dime stock but has not been triggered by the merger with Hudson because Hudson would not be deemed an acquiring person under the rights agreement. The rights agreement will remain in place without modification after completion of the merger with Hudson.

               MATERIAL DIFFERENCES IN THE RIGHTS OF DIME UNITED
                      STOCKHOLDERS AND HUDSON STOCKHOLDERS

     At the completion of the merger, Hudson stockholders automatically will become stockholders of Dime United and their rights as stockholders will be determined by Dime United's certificate of incorporation, Dime United's by-laws and Delaware law, instead of by Hudson's certificate of incorporation, Hudson's by-laws and New Jersey law. The following is a summary of the material differences in the rights of stockholders of Dime United and stockholders of Hudson.

     Because Dime is the surviving corporation in the merger, the rights of Dime United stockholders will be the same as the rights of the Dime stockholders, except as otherwise noted.

     This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Delaware General Corporation Law, the New Jersey Business Corporation Act, the certificate of incorporation and by-laws of each corporation, including the amendments to Dime's certificate of incorporation to be effected by the merger pursuant to provisions of the merger agreement and to Dime's by-laws to be effected by the Dime board of directors effective at the completion of the merger, as well as Dime's rights agreement.

     The New Jersey Business Corporation Act refers to holders of stock as shareholders, while the Delaware General Corporation Law uses the term stockholders. To make this document easier to read, we have used the term stockholder throughout.

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


SIZE OF BOARD OF DIRECTORS
-----------------------------------------------------------------------------------------------------------------

     Dime United.  Dime United's certificate of             Hudson.  Hudson's certificate of incorporation
incorporation will provide that the size of the Dime        provides that the number of directors shall be
United board of directors shall be fixed from time to       governed by the by-laws. Hudson's by-laws provide
time by a vote of the majority of the directors then        that the Hudson board of directors shall consist of
in office. Dime United's by-laws will provide that          between five and 25 members and that the exact number
the board will consist of between seven and 25              shall be determined by the Hudson board. Hudson's
members. At the completion of the merger, the Dime          certificate of incorporation further provides that
United board will have 25 members. The Dime board           stockholders shall have no right to change the number
currently has 17 members and the Dime by-laws               of directors, except by the affirmative vote of at
currently provide that the board must consist of            least three-quarters of all of the outstanding shares
between seven and 24 members.                               of common stock entitled to vote thereon. Currently,
                                                            the Hudson board has 15 members.
     Dime United's certificate of incorporation and
by-laws will provide that vacancies may be filled by        Hudson's by-laws provide that vacancies may be filled
the affirmative vote of a majority of the directors         by the affirmative vote of a majority of the
remaining in office, whether or not a quorum, by the        remaining directors. The by-laws further provide that
sole remaining director, or, in the event of the            the directors appointed by the Hudson board to fill
failure of the remaining director or directors to           vacancies occurring for any reason shall serve only
fill a vacancy, by the stockholders at the next             until the next annual meeting of stockholders, at
annual meeting of stockholders. Each director chosen        which time the balance of their terms shall be filled
to fill a vacancy will hold office for a term               by directors elected by the stockholders.
expiring at the annual meeting of stockholders at
which the term expires for the class of directors on
Dime United's classified board to which he or she has
been elected. For the Dime United board to elect a
person to fill a vacancy on the board of directors or
to recommend a person for election to the board of
directors at an annual or special meeting of
stockholders, the person must have been nominated in
accordance with special nominating committee
procedures. In addition, certain provisions of the
Dime United certificate of incorporation will require
that the Dime United board of directors designate
directorships or otherwise use efforts to maintain
the ratio of former Dime directors to former Hudson
directors that will exist at the completion of the
merger. These special nominating committee procedures
and ratio maintenance requirements will survive until
December 31, 2002 and are described in this document
in "The Merger -- Board and Management of Dime United
and DimeBank" on pages 47-50. Dime's governing
documents do not currently include such special
nominating committee procedures or ratio maintenance
requirements.

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


REMOVAL OF DIRECTORS
-----------------------------------------------------------------------------------------------------------------

     Dime United.  Dime United's certificate of             Hudson.  Neither Hudson's certificate of in-
incorporation and by-laws will provide that direc-          corporation nor its by-laws provide for removal of
tors may be removed only for cause and only with the        directors. New Jersey law provides that stockhold-
affirmative vote of at least two-thirds of the shares       ers of a corporation whose board of directors is
then entitled to vote at an election of directors. In       classified can only remove directors for cause and
addition, Dime United's certificate of incorporation        only by the affirmative vote of the majority of the
and Dime United's by-laws will give a majority of the       votes cast by the holders of shares entitled to vote
Dime United board the ability to remove a director if       for the election of directors.
such removal is directed by a federal banking agency.

-----------------------------------------------------------------------------------------------------------------
                              AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS
-----------------------------------------------------

     Dime United.  Under Dime United's certificate of       Hudson.  Under Hudson's certificate of in-
incorporation, amending or adopting provisions              corporation, amending, altering, changing, repeal-
inconsistent with or repealing certain provisions in        ing, or adopting provisions inconsistent with certain
Dime United's certificate of incorporation will             provisions in Hudson's certificate of incorporation
require the approval of the holders of at least             requires the approval of the holders of at least
two-thirds of the total votes eligible to be cast at        three-quarters of all of the outstanding shares of
a meeting for the election of directors. The                common stock entitled to vote thereon. The provisions
provisions subject to the two-thirds stockholder            subject to the three-quarters stockholder approval
approval requirement include certain provisions             requirement include certain provisions relating to:
relating to:
                                                            - board of directors and number of directors;
- the Dime United board;
                                                            - classification of directors; and
- special meetings of stockholders;
                                                            - minimum price for interested stockholder com-
- amendment of Dime United's by-laws by stock-                binations.
  holders;
                                                            Under New Jersey law, all other amendments of
- written consent of stockholders;                          Hudson's certificate of incorporation require a
                                                            majority of the votes cast at a meeting of
- stockholder proposals; and                                stockholders by the holders of shares entitled to
                                                            vote thereon, unless a class vote is required.
- amendment of the two-thirds stockholder approval
  requirement itself.                                       Hudson's by-laws provide that Hudson's by-laws may be
                                                            amended by the stockholders or the Hudson board. New
Under Delaware law, all other amendments of Dime            Jersey law provides that by-laws made by the board
United's certificate of incorporation will require          may be altered or repealed by the stockholders, and
the affirmative vote of holders of a majority of the        that the stockholders may prescribe in the by-laws
total votes eligible to be cast at a meeting for the        that any by-law made by them shall not be altered or
election of directors, unless a class vote is               repealed by the board.
required by Delaware law.
     Dime United's certificate of incorporation and
by-laws will provide that Dime United's by-laws may
be amended by either resolution of the Dime United
board or by the affirmative vote of at least
two-thirds of the total votes eligible to be cast at
a meeting for the election of directors.

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


STOCKHOLDER NOMINATIONS AND PROPOSALS
-----------------------------------------------------------------------------------------------------------------

     Dime United.  Dime United's certificate of             Hudson.  Neither Hudson's certificate of in-
incorporation and by-laws will provide that propos-         corporation nor its by-laws have provisions similar
als by stockholders of business to be considered at         to those for Dime United. However, New Jersey law
an annual meeting, and nominations by stockholders          requires that the notice of regular or special
for election of directors at an annual meeting, must        stockholders' meetings specify the purposes of the
be stated in writing and filed with Dime United's           meeting. Thus, stockholder proposals, but not
Secretary between 60 and 90 days prior to the               director nominations at an annual meeting, must be
anniversary date of the notice of meeting mailed to         referred to in the corporation's notice of
stockholders in connection with the previous year's         stockholders' meeting for the proposal to be properly
annual meeting. With respect to an election of              considered at the meeting. Under state and federal
directors to be held at a special meeting of                rules, Hudson's stockholders wishing to have their
stockholders, notice of nomination must be delivered        proposals included in the notice of stockholders'
before the close of business on the seventh day             meeting, proxy statement and proxy card for Hudson's
following the date on which notice of such meeting is       annual meeting must submit the proposal to Hudson not
first given to stockholders. The date for the annual        less than 120 days before the anniversary of the date
meeting of stockholders will be fixed as the fourth         Hudson's proxy statement or notice was released to
Friday in April or such other date as the Dime United       stockholders in connection with the previous year's
board may direct.                                           annual meeting. If Hudson changes its annual meeting
                                                            date to a date more than 30 days from the date of its
     Dime United's by-laws will also require that any       prior annual meeting, then the deadline will be
notice of nomination by a stockholder provide certain       changed to a reasonable time before Hudson begins to
information concerning the stockholder and his or her       print and mail its proxy materials.
nominee, including, among other things, the
information regarding the nominee as would be
required to be included in a proxy statement filed
pursuant to the proxy rules of the SEC, and the
consent of the nominee to serve as a director of Dime
United if elected. The presiding officer at the
meeting may refuse to acknowledge the nomination of
any person not made in compliance with these
procedures.
     Dime United's by-laws will further provide that
the number of proposals that may be submitted by a
stockholder is limited to two and set forth the
reasons that a proposal could be deemed out of order.
The types of proposals that Dime United will not have
to consider if raised by a stockholder in connection
with an annual meeting include those that would
violate laws or regulations, would result in a breach
or violation of contract, would be impossible to
accomplish, are not a proper matter for stockholder
action or relate to ordinary business operations.

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


SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER ACTION BY WRITTEN CONSENT
-----------------------------------------------------------------------------------------------------------------

     Dime United.  Dime United's certificate of             Hudson.  Hudson's by-laws provide that a special
incorporation and by-laws will provide that special         meeting of stockholders may be called by the Chairman
meetings of Dime United stockholders may be called by       of the Board, the President or the Board of
the Chairman of the Board, or, if there is none, the        Directors.
Chief Executive Officer, with the approval of a
majority of the Dime United board, or by a majority         Hudson's by-laws provide that the stockholders may
of the Dime United board, or by the secretary of Dime       act without a meeting by written consent pursuant to
United at the written request of the Dime United            New Jersey law. Except as otherwise provided by a
board. Special meetings may not be called by Dime           corporation's charter, New Jersey law permits
United stockholders.                                        stockholder approval to be obtained by written
                                                            consent without a meeting, except for the annual
     Dime United's certificate of incorporation will        election of directors which may be by written consent
permit any action required to be taken at a meeting         only if unanimous. The required written consent is
of its stockholders to be taken without a meeting           that of stockholders representing a majority of the
only if the written consent of all stockholders             voting power of the outstanding common stock, except
entitled to vote is obtained.                               where a higher percentage vote is required in the
                                                            charter.
-----------------------------------------------------------------------------------------------------------------
                                                   RIGHTS PLAN
-----------------------------------------------------

     Dime United.  As discussed under "Description of       Hudson.  Hudson does not have a similar rights
Dime United Capital Stock -- Stockholder Protection         agreement.
Rights Plan" on pages 72-73, each share of Dime
United common stock will have attached to it one
right issued pursuant to the rights agreement. This
rights agreement may have antitakeover effects.
-----------------------------------------------------------------------------------------------------------------
                                  BUSINESS COMBINATION STATUTES AND PROVISIONS
-----------------------------------------------------

     Dime United.  Section 203 of the Delaware              Hudson.  The New Jersey Shareholders Protection Act
General Corporation Law prohibits business com-             limits certain transactions involving an interested
binations, including mergers, sales and leases of           shareholder and a resident domestic corporation. An
assets, issuances of securities and similar transac-        interested shareholder is one that is directly or
tions by a corporation or a subsidiary, with an             indirectly a beneficial owner of 10% or more of the
interested stockholder, which is someone who                voting power of the outstanding voting stock of a
beneficially owns 15% or more of a corporation's            resident domestic corporation. The New Jersey
voting stock, within three years after the person or        Shareholders Protection Act prohibits certain
entity becomes an interested stockholder, unless            business combinations between an interested
                                                            shareholder and a resident domestic corporation for a
- the transaction that caused the person to become an       period of five years after the date the interested
  interested stockholder was approved by the board of       shareholder acquired its stock, unless the business
  directors of the target prior to the transaction,         combination was approved by the resident domestic
                                                            corporation's board of directors before the
- after the completion of the transaction in which          interested shareholder's stock acquisition date.
  the person becomes an interested stockholder, the         After the five-year period expires, the prohibition
  interested stockholder holds at least 85% of the          on certain business combinations continues unless
  voting stock of the corporation not including (a)
  shares held by persons who are both officers and          - the combination is approved by the affirmative vote
  directors of the issuing corporation and (b) shares         of two-thirds of the voting stock not beneficially
  held by specified employee benefit plans,                   owned by the interested shareholder,

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


- after the person becomes an interested stock-             - the combination is approved by the board prior to
  holder, the business combination is approved by the         the interested shareholder's stock acquisition
  board of directors and holders of at least 66 2/3%          date, or
  of the outstanding voting stock, excluding shares
held by the interested stockholder, or                      - certain fair price provisions are satisfied.
- the transaction is one of certain business combi-         The merger discussed in this document is not governed
  nations that are proposed after the corporation had       by the limitation set forth in the New Jersey
  received other acquisition proposals and that are         Shareholders Protection Act. The Hudson board
  approved or not opposed by a majority of certain          approved the merger agreement and the Hudson stock
  continuing members of the board of directors, as          option agreement before they were executed.
  specified in the Delaware General Corporation Law.
                                                            In addition, Hudson's certificate of incorporation
     Neither Dime United's certificate of incorpo-          contains a minimum price provision that states that
ration nor by-laws will contain an election, as             if a related person proposes to enter into certain
permitted by Delaware law, to be exempt from the            business combinations with Hudson, the proposed
requirements of Section 203.                                transaction will require the affirmative vote of at
                                                            least three-quarters of the outstanding shares
     The merger is not governed by the limitations          entitled to vote on the transaction. This voting
set forth in Section 203 because the Dime board             requirement is in effect unless either the proposed
approved the merger agreement and the Dime stock            transaction is first approved by a majority of
option agreement before they were executed.                 Hudson's directors or the stockholders of Hudson are
                                                            offered consideration in an amount determined in
     Dime United's certificate of incorporation will        accordance with a formula contained in the
not contain a minimum price provision as contained in       certificate of incorporation. If either of these
Hudson's certificate of incorporation.                      tests are met, the proposed transaction need only be
                                                            approved by the vote otherwise required by law, the
                                                            certificate of incorporation and any agreement with a
                                                            national securities exchange. A related person is
                                                            defined in the certificate of incorporation to
                                                            include persons that, together with their affiliates,
                                                            own 10% or more of Hudson's common stock.
                                                            The merger discussed in this document is not affected
                                                            by this minimum price provision because the Hudson
                                                            board approved the merger agreement and the Hudson
                                                            stock option agreement before they were executed.
-----------------------------------------------------------------------------------------------------------------
                     LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
-----------------------------------------------------

     Dime United.  Dime United's certificate of             Hudson.  New Jersey law specifies that the
incorporation will provide that Dime United's               certificate of incorporation may provide that a
directors will not be personally liable to Dime             director or officer will not be personally liable to
United or its stockholders for monetary damages for         the corporation or its stockholders for damages for
breach of fiduciary duty as a director, except for          breach of any duty owed to the corporation or its
                                                            stockholders, except that such provision will not
- any breach of the director's duty of loyalty to           relieve a director or officer from liability for any
  Dime United or its stockholders,                          breach of duty based upon an act or omission
- acts or omissions not in good faith or which              - in breach of such person's duty of loyalty to the
  involve intentional misconduct or knowing viola-            corporation or its stockholders,
  tion of law,
                                                            - not in good faith or involving a knowing violation
                                                              of law or


- unlawful dividends or distributions, or                   - resulting in receipt by such person of an improper
                                                              personal benefit.
- any transaction from which the director derived an
  improper personal benefit.                                Hudson's certificate of incorporation contains
                                                            provisions that limit its directors' and officers'
     Dime United's certificate of incorporation will        liability to the full extent permitted by New Jersey
further provide that, if Delaware General Corpora-          law and further provides that if the New Jersey
tion Law is amended to further eliminate or limit the       Business Corporation Act is amended further
personal liability of directors, then the liability         eliminating or limiting the personal liability of
of a director of Dime United will be eliminated or          directors or officers, then the liability of a
limited to the fullest extent permitted by Delaware         director or officer of Hudson will be eliminated or
General Corporation Law. Delaware law provides that,        limited to the fullest extent permitted by the New
subject to certain limitations in the case of suits         Jersey Business Corporation Act.
brought by a corporation and derivative suits brought
by a corporation's stockholders in its name, a              New Jersey law specifies that
corporation may indemnify any person who is made a
party to any third party suit or proceeding on              - in actions other than by or in the right of the
account of being a director, officer, employee or             corporation, a corporation shall have the power to
agent of the corporation against expenses, including          indemnify any of its directors, officers, employees
attorney's fees, judgments, fines and amounts paid in         or agents against that person's expenses and
settlement reasonably incurred by him in connection           liabilities in connection with any proceeding
with the action, through, among other things, a               involving that person by reason of that person's
majority vote of the directors who were not parties           being or having been such director, officer,
to the suit or proceeding, if the person                      employee or agent of the corporation if (1) such
                                                              person acted in good faith and in a manner that
- acted in good faith and in a manner he reasonably           person reasonably believed to be in or not opposed
  believed to be in or not opposed to the best                to the best interests of the corporation, and (2)
  interests of the corporation; and                           with respect to any criminal proceeding, such
                                                              person had no reasonable cause to believe that
- in a criminal proceeding, had no reasonable cause           person's conduct was unlawful.
  to believe his conduct was unlawful.
                                                            - in actions by or in the right of the corporation, a
     Dime United's certificate of incorporation will          corporation shall have the power to indemnify any
provide that:                                                 of its directors, officers, employees or agents
                                                              against that person's expenses and liabilities in
- in actions other than by or in the right of the             connection with any proceeding involving that
  corporation, Dime United will, to the extent                person by reason of that person's being or having
  permitted by applicable banking law or regula-              been such director, officer, employee or agent of
  tion, indemnify any person who was or is a party or         the corporation if such person acted in good faith
  is threatened to be made a party to any action              and in a manner that person reasonably believed to
  because that person is or was or agreed to be a             be in or not opposed to the best interests of the
  director or officer of Dime United, or is or was            corporation, however, in such proceeding no
  serving or agreed to serve at the request of Dime           indemnification shall be provided in respect of any
  United as a director, officer, partner, trustee,            claim, issue or matter as to which such corporate
  administrator or fiduciary of another entity,               agent shall have been adjudged to be liable to the
  against any costs, expenses, judgments, fines and           corporation, unless to the extent that the court in
  amounts paid in settlement, if that person acted in         which such proceeding was brought shall determine
  good faith and in a manner that person reasonably           that despite the adjudication of liability such
  believed to be in, or not opposed to, the best              person is fairly and reasonably entitled to
  interests of Dime United, and, with respect to any          indemnity for such expenses as such court shall
  criminal action or proceeding, had no reasonable            deem proper.
  cause to believe his or her conduct was unlawful.
  Expenses may be advanced to these persons on the          - to the extent that a director, officer, employee or
  condition that they will be repaid if the person is         agent has been successful in any proceeding
  not entitled to be indemnified.                             involving that person by reason of that person's


- in actions by or in the right of the corporation,             being or having been such director, officer,
  Dime United will, to the extent permitted by                employee or agent of the corporation or in defense
  applicable banking law or regulation, indemnify any         of any claim, issue or matter therein, a
  person who was or is a party or is threatened to be         corporation shall indemnify that person against
  made a party to any action by or in the right of            such expenses.
  Dime United to procure a judgment in its favor
  because that person is or was or has agreed to            Hudson's certificate of incorporation provides that
  become a director or officer of Dime United, or is        Hudson must indemnify its current and former
  or was serving or has agreed to serve at the              officers, directors, employees, and agents and any
  request of Dime United as a director, officer,            other persons serving at the request of Hudson as an
  partner, trustee, administrator or fiduciary of           officer, director, employee, or agent of another
  another entity, against expenses actually and             entity to the full extent permitted by the New Jersey
  reasonably incurred by that person in the defense         corporate law.
  or settlement of such action, if he or she acted in
  good faith and in a manner that person reasonably
  believed to be in, or not opposed to, the best
  interest of Dime United, except that no indem-
  nification shall be made in respect to any claim,
  issue or matter as to which such person shall have
  been adjudged to be liable to Dime United unless
  and only to the extent that the court in which such
  action was brought determines that such person is
  fairly and reasonably entitled to indemnity for
  such expenses which the court shall deem proper.
  Expenses may be advanced to these persons on the
  condition that they will be repaid if the person is
  not entitled to be indemnified.
- to the extent that a director or officer of Dime
  United has been successful in defense of any
  action, that person must be indemnified against all
  expenses actually and reasonably incurred by that
  person.
- Dime United may, but is not required to, indemnify
  and advance expenses to an employee or agent of
  Dime United in defense of any action by reason of
  the fact that such person is or was or has agreed
  to become an employee or agent of Dime United, or
  is or was serving or has agreed to serve at the
  request of Dime United as an employee or agent of
  another entity, against all costs actually and
  reasonably incurred by that person.

      DISCUSSION OF ANTITAKEOVER PROTECTION IN DIME UNITED CERTIFICATE OF
                           INCORPORATION AND BY-LAWS

GENERAL

     Certain provisions of Dime United's certificate of incorporation and by-laws described above in "Description of Dime United Capital Stock" on pages 71-73 and "Material Differences in the Rights of Dime United Stockholders and Hudson Stockholders" on pages 73-81 may have antitakeover effects. These provisions may discourage attempts by others to acquire control of Dime United without negotiation with Dime United's board of directors. The effect of these provisions is discussed briefly below. In addition to these provisions of the Dime United certificate of incorporation and by-laws, the rights agreement discussed in "Description of Dime United Capital Stock -- Stockholder Protection Rights Plan" on pages 72-73 may also have antitakeover effects. All of the provisions discussed below are contained in Dime's certificate of incorporation and by-laws currently.

AUTHORIZED STOCK

     The shares of Dime United common stock and Dime United preferred stock authorized by Dime United's certificate of incorporation but not issued will provide the Dime United board of directors with flexibility to effect certain financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. The Dime United board of directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the Dime United preferred stock being issued, in an effort to deter attempts to gain control of Dime United.

CLASSIFICATION OF BOARD OF DIRECTORS; NO CUMULATIVE VOTING

     Dime United's certificate of incorporation and by-laws will provide that the directors of Dime United will be divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. The classification of the Dime United board of directors may discourage a takeover of Dime United because a stockholder with a majority interest in Dime United would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the Dime United board of directors. Dime United's certificate of incorporation also will not authorize cumulative voting for the election of directors of Dime United.

SIZE OF BOARD; VACANCIES; REMOVAL OF DIRECTORS

     The provisions of Dime United's certificate of incorporation and by-laws giving the Dime United board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon a supermajority vote of stockholders are intended to insure that the classified board provisions discussed above are not circumvented by the removal of incumbent directors. Furthermore, since Dime United stockholders will not have the ability to call special meetings of stockholders, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions could make the removal of any director more difficult, even if such removal were desired by the stockholders of Dime United. In addition, these provisions of Dime United's certificate of incorporation and by-laws could make a takeover of Dime United more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Dime United board of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

     The provisions of Dime United's certificate of incorporation and by-laws relating to special meetings of stockholders are intended to enable the Dime United board of directors to determine if it is appropriate for Dime United to incur the expense of a special meeting in order to present a proposal to Dime United stockholders. If the Dime United board of directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting because stockholders cannot call a special meeting. In addition, these provisions could make a takeover of Dime United more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Dime United board of directors.

STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT

     The purpose of the provision in Dime's certificate of incorporation requiring unanimity in a stockholder written consent is to prevent any person or persons holding the percentage of the voting stock of Dime United otherwise required to take corporate action from taking such action without giving notice to other stockholders and without the procedures of a stockholder meeting. In a publicly held corporation with many stockholders, the practical effect of requiring 100% of the stockholders to consent to any action in writing is that stockholders can act only at a duly held stockholder meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     The requirements in Dime United's certificate of incorporation and by-laws for a supermajority stockholder vote for the amendment of certain provisions of Dime United's certificate of incorporation and Dime United's by-laws is intended to prevent a stockholder controlling a majority of the Dime United stock from avoiding the requirements of important provisions of Dime United's certificate of incorporation or by-laws simply by amending or repealing them. Thus, the holders of a minority of the shares of the Dime United stock could block the future repeal or modification of Dime United's by-laws and certain provisions of the certificate of incorporation even if such action were deemed beneficial by the holders of more than a majority, but less than two-thirds, of the Dime United stock.

                   REGULATION AND SUPERVISION OF DIME UNITED

     Dime United will be a bank holding company. The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and incorporates by reference certain information relevant to Dime and Hudson prior to the merger. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Dime United or its subsidiaries may have a material effect on its business. Further information is contained in the documents incorporated by reference into this document. See "Where You Can Find More Information" on page 100.

     Hudson is currently a bank holding company and it is subject to regulation under the Bank Holding Company Act and to inspection, examination and supervision by the Federal Reserve Board. Hudson United Bank is a New Jersey-chartered commercial bank subject to inspection, examination and supervision by the FDIC, at the federal level, and the New Jersey Department of Banking and Insurance, at the state level. For further information regarding regulation and supervision of Hudson and its subsidiaries prior to the merger, see discussions in the documents incorporated by reference into this document, such as Hudson's Annual Report on Form 10-K, as amended, for the year ended December 31, 1998. See "Where You Can Find More Information" on page 100.

     Dime is currently a savings and loan holding company and it and Dime Savings Bank are subject to regulation under the Home Owners' Loan Act and to inspection, examination and supervision by the Office of Thrift Supervision. For further information regarding regulation and supervision of Dime and its subsidiaries prior to the merger, see discussions in the documents incorporated by reference into this document, such as Dime's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information" on page 100.

GENERAL

     As the sole owner of DimeBank, Dime United will be a bank holding company and will be subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. DimeBank will be a New Jersey chartered commercial bank subject to primary federal regulation by the FDIC and primary state regulation by the New Jersey Department of Banking and Insurance. Dime United and its subsidiaries also will be affected by the fiscal and monetary policies of the federal government and the Federal Reserve Board and by various other governmental requirements and regulations.

     Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and those other activities that are determined by the Federal Reserve Board to be closely related to banking.

     As a bank holding company, Dime United's ability to pay dividends and make other distributions on its stock will be largely dependent on its ability to receive dividends and other funds from DimeBank. Dime United's ability to pay dividends and other distributions on its stock therefore will be affected by statutes and regulations relating to the business of DimeBank that have the effect of limiting transfers of funds from DimeBank to Dime United. The nature and extent of these restrictions will depend upon DimeBank's level of regulatory capital and its income.

REGULATORY CAPITAL REQUIREMENTS

     Dime United will be subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the FDIC on the depository institutions within its jurisdiction. For this purpose, a depository institution's or holding company's assets and certain specified off-balance-sheet commitments and obligations are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers: core, or Tier 1, capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock at the holding company level and minority interests in equity accounts of consolidated subsidiaries, less goodwill, and most intangible assets; supplementary, or Tier 2, capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatorily convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and market risk, or Tier 3, capital, which includes qualifying unsecured subordinated debt.

     Bank holding companies currently are required to maintain Tier 1 capital and total capital (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets, including certain off-balance-sheet items, such as standby letters of credit. In addition, in order for a holding company or depository institution to be considered well capitalized for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively.

     The Federal Reserve Board and the FDIC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Under market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum leverage ratio (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements.

     The Federal Reserve Board may set capital requirements higher than the minimum noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal

Reserve Board has indicated that it will consider a tangible Tier 1 capital leverage ratio, deducting all intangibles, and other indicia of capital strength in evaluating proposals for expansion or new activities.

     DimeBank will be subject to similar risk-based and leverage capital requirements adopted by the FDIC.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of federal deposit insurance and to certain restrictions on its business under "prompt corrective action" guidelines by the federal banking regulators.

LIMITATIONS ON CAPITAL DISTRIBUTIONS

     Various federal and state statutory provisions limit the amount of dividends that DimeBank will be able to pay to Dime United without regulatory approval.

     Under federal law, a state bank that is not a member of the Federal Reserve System, such as DimeBank, cannot make any distribution or dividend if, following such distribution or dividend, the bank would be undercapitalized under the laws and regulations regarding regulatory capitalization of the bank. Under New Jersey law, as applicable to DimeBank, a bank's board may determine dividends on capital stock of the bank in its discretion. However, no dividend shall be paid if:

     - the capital stock of the bank would be impaired and

     - the payment of such dividend would reduce the surplus of the bank, as calculated under New Jersey law, or the payment of such dividend would cause the surplus of the bank, as calculated under New Jersey law, to be less than 50% of its capital stock.

     In addition, federal bank regulatory authorities will have authority to prohibit DimeBank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of DimeBank, could be deemed an unsafe or unsound practice. The ability of DimeBank to pay dividends could be further influenced by bank regulatory policies and capital guidelines.

TRANSACTIONS WITH AFFILIATES

     Under federal law and regulation, transactions between a bank, such as DimeBank, and its affiliates, which term includes its holding company, Dime United, and other companies controlled by its holding company, are subject to quantitative and qualitative restrictions. Banks are restricted in their ability to engage in certain types of transactions with their affiliates, including transactions that could provide funds to a holding company for the payment of capital distributions. These covered transactions include

     - lending or extending credit to an affiliate,

     - purchasing assets from an affiliate,

     - accepting securities issued by an affiliate as collateral for a loan or extension of credit, and

     - issuing a guarantee, acceptance or letter of credit on behalf of an affiliate.

     Covered transactions are permitted between a bank and a single affiliate up to 10% of the capital stock and surplus of the bank, and between a bank and all of its affiliates up to 20% of the capital stock and surplus of the bank. The purchase of low-quality assets by a bank from an affiliate is not permitted. Each loan or extension of credit to an affiliate by a bank must be secured by collateral with a market value ranging from 100% to 130% of the amount of credit extended, depending on the type of collateral.

     Covered transactions between a bank and an affiliate, and other transactions with or benefitting an affiliate, must be on terms and conditions at least as favorable to the bank as those prevailing at the time for comparable transactions with non-affiliated companies. This arm's-length requirement applies to all covered transactions, as well as to

     - the sale of securities or other assets to an affiliate,

     - the payment of money or the furnishing of services to an affiliate,

     - any transaction in which an affiliate acts as agent or broker or receives a fee for its services to the bank or to any other person, or

     - any transaction or series of transactions with a third party if any affiliate has a financial interest in the third party or is a participant in the transaction or series of transactions.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to specified requirements:

     - bank holding companies, such as Dime United, are permitted to acquire banks and bank holding companies located in any state;

     - any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company, although some restrictions apply to federal savings associations acting as agent for other bank subsidiaries of that bank holding company; and

     - banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, by purchasing branches in other states and by establishing new, or de novo, branches in other states. Under the Riegle-Neal Act, each state had the opportunity either to opt out of this provision, thereby prohibiting interstate branching in such states, or to opt in at an earlier time, thereby allowing interstate branching within that state. Furthermore, a state may opt in with respect to de novo branching, thereby permitting a bank to open new branches in a state in which the bank does not already have a branch. If a state chooses not to opt in to de novo branching, then a bank can only enter that state by acquiring an existing bank or branch.

     DimeBank will also be subject to the requirements of New Jersey law regarding opening new branches in New Jersey or outside New Jersey. In addition, DimeBank will be subject to the requirements of each state for branching into that state, including whether that state has chosen to opt in to de novo branching.

ACQUISITION OF CONTROL

     Before any company may acquire more than 5% of the voting securities of a bank holding company such as Dime United, that company must obtain approval of the Federal Reserve Board. Also, under the Change in Bank Control Act, before any person may acquire control of Dime United, as a bank holding company, it must submit 60 days' prior written notice to the Federal Reserve Board and such notice must not be disapproved.

RECENT LEGISLATION

     On November 12, 1999, the President signed the Gramm-Leach-Bliley Financial Modernization Act of 1999 into law. The Modernization Act will:

     - allow bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than currently is permissible, including insurance underwriting and making merchant banking investments in commercial and financial companies;

     - allow insurers and other financial services companies to acquire banks;

     - remove various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and

     - establish the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

This part of the Modernization Act will become effective on March 11, 2000. The Modernization Act also modifies other current financial laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions will generally prohibit financial institutions, including us, from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to opt out of the disclosure.

     Dime United will, during the regular course of its business, evaluate the potential opportunities presented by the Modernization Act, including evaluating its ability to engage in additional permitted activities or to acquire other companies engaged in additional permitted activities.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

DIME

     Dime common stock is traded on the NYSE under the symbol "DME." The following table sets forth, for the indicated periods, the high and low sale prices for Dime stock as reported on the NYSE Composite Transaction Reporting System and the cash dividends declared per share of Dime stock.

                                                                                       CASH
                                                                PRICE RANGE          DIVIDENDS
                                                              ---------------        DECLARED
                                                              HIGH        LOW        PER SHARE
                                                              ----        ---        ---------
1997
     First Quarter..........................................  $18 1/8     $14 1/2      $0.00
     Second Quarter.........................................   19          14 7/8       0.04
     Third Quarter..........................................   22 1/6      16 15/16     0.04
     Fourth Quarter.........................................   30 3/8      20 15/16     0.04
1998
     First Quarter..........................................   31 1/4      23           0.04
     Second Quarter.........................................   32 1/2      27 5/8       0.05
     Third Quarter..........................................   33 1/16     18 1/4       0.05
     Fourth Quarter.........................................   28          17 1/8       0.05
1999
     First Quarter..........................................   27 3/16     22           0.05
     Second Quarter.........................................   25 1/8      19 13/16     0.06
     Third Quarter..........................................   21 13/16    16 1/4       0.06
     Fourth Quarter.........................................   19 11/16    14 3/4       0.06
2000
     First Quarter (from January 1, 2000 until February 7,
      2000).................................................   15 5/16     12 15/16     0.06

     On September 14, 1999, the last trading day before public announcement of the merger, the closing price per share of Dime common stock on the NYSE was $17 3/4. On February 7, 2000, the last practicable trading day before delivery of this document, the closing price per share of Dime stock on the NYSE was $13 1/8. Past price performance is not necessarily indicative of likely future price performance. Because market prices of Dime stock will fluctuate, you are urged to obtain current prices for shares of Dime stock.

HUDSON

     Hudson common stock is traded on the NYSE under the symbol "HU." Until April 30, 1999, Hudson common stock was traded on the NASDAQ National Market System. The following table sets forth, for the indicated periods, the high and low sale prices for Hudson stock as quoted on the NASDAQ National Market System prior to and including April 30, 1999 and on the NYSE Composite Transactions Reporting System after April 30, 1999, and the cash dividends declared per share of Hudson stock. The prices of Hudson stock and cash dividends per share of Hudson stock have been restated to give retroactive effect to all stock dividends and stock splits.

                                                                                       CASH
                                                                PRICE RANGE          DIVIDENDS
                                                              ---------------        DECLARED
                                                              HIGH        LOW        PER SHARE
                                                              ----        ---        ---------
1997
     First Quarter..........................................  $24 23/64   $20 19/32    $0.17
     Second Quarter.........................................   26 7/8      19 29/32     0.17
     Third Quarter..........................................   30 21/32    25 25/64     0.17
     Fourth Quarter.........................................   37 15/16    28 3/8       0.19
1998
     First Quarter..........................................   37          30 5/32      0.19
     Second Quarter.........................................   36 41/64    30 9/32      0.19
     Third Quarter..........................................   35 11/32    23 29/32     0.24
     Fourth Quarter.........................................   29 31/64    20 33/64     0.24
1999
     First Quarter..........................................   33 1/2      28 41/64     0.24
     Second Quarter.........................................   35 5/16     29 35/64     0.24
     Third Quarter..........................................   33 1/64     25 31/32     0.24
     Fourth Quarter.........................................   32 57/64    24 15/16     0.24
2000
     First Quarter (from January 1, 2000 until February 3,
      2000).................................................   25 5/8      22           0.25

     On September 14, 1999, the last trading day before public announcement of the merger, the closing price per share of Hudson stock on the NYSE was $29 1/4. On February 7, 2000, the last practicable trading day before delivery of this document, the closing price per share of Hudson stock on the NYSE was $22 1/4. Past price performance is not necessarily indicative of likely future performance. Because market prices of Hudson stock will fluctuate, you are urged to obtain current prices for shares of Hudson stock.

DIVIDEND POLICY OF DIME UNITED

     We currently contemplate that the combined company, Dime United, will pay cash dividends at an annual rate of $1.00 per share, although the Dime United board of directors may change this dividend policy at any time. During 1999, Hudson paid cash dividends of $1.00 per share, before the impact of its 3% stock dividend, and Dime paid cash dividends of $0.23 per share. Dime United stockholders will be entitled to receive dividends when and if declared by the Dime United board of directors out of funds legally available for dividends. The Dime United board of directors will periodically consider the payment of dividends, taking into account Dime United's financial condition and level of net income, Dime United's future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations as discussed in "Regulation and Supervision of Dime United" on pages 82-86.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information is presented to show the effect of the merger on the historical financial position and results of operations of Dime and Hudson under the pooling-of-interests method of accounting. The unaudited pro forma combined condensed financial information combines the historical financial information of Dime and Hudson, after giving effect to the assumptions and adjustments contained in the accompanying notes to unaudited pro forma combined condensed financial information, as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997, and 1996, respectively. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had been completed on September 30, 1999 and the unaudited pro forma combined condensed statements of income give effect to the merger as if the merger had been consummated at the beginning of the earliest period presented. The historical information of Hudson includes supplemental and restated financial information of Hudson, filed on Forms 8-K on December 15, 1999 and January 28, 2000, reflecting the completion of the acquisitions of JeffBanks and Southern Jersey Bancorp. See "Where You Can Find More Information" on page 100.

     The merger, which is expected to be completed in the first quarter of 2000, provides for the exchange of 0.60255 shares of Dime United common stock for each share of Dime common stock and provides for the exchange of one share of Dime United common stock for each outstanding share of Hudson common stock. The pro forma combined condensed financial information as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 and each of the three years ended December 31, 1998, 1997 and 1996 is based on and derived from, and should be read in conjunction with the historical consolidated financial statements and the related notes of Dime and Hudson, which are incorporated by reference herein. See "Where You Can Find More Information" on page 100.

     The pro forma data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the date for which the pro forma data are presented.

     The pro forma financial information begins on the next page.

                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                             DIME          HUDSON       PRO FORMA      PRO FORMA
                                          HISTORICAL     HISTORICAL    ADJUSTMENTS     COMBINED
                                          -----------    ----------    -----------    -----------
ASSETS
Cash and due from banks                   $   307,639    $  296,512     $      --     $   604,151
Money market investments                       56,414       142,756            --         199,170
Securities available for sale               4,165,499     2,919,269       (35,177)      7,049,591
Securities held to maturity                        --       614,727            --         614,727
Loans held for sale                         1,716,180        24,135            --       1,740,315
Loans receivable, net:
  Loans receivable                         14,256,834     5,141,803            --      19,398,637
  Allowance for loan losses                  (137,077)      (73,815)      (33,000)       (243,892)
                                          -----------    ----------     ---------     -----------
     Loans receivable, net                 14,119,757     5,067,988       (33,000)     19,154,745
                                          -----------    ----------     ---------     -----------
Other assets                                2,235,662       436,493           323       2,672,478
                                          -----------    ----------     ---------     -----------
Total assets                              $22,601,151    $9,501,880     $ (67,854)    $32,035,177
                                          ===========    ==========     =========     ===========
LIABILITIES
Deposits                                  $13,293,748    $6,598,693     $      --     $19,892,441
Federal funds purchased and securities
  sold under agreements to repurchase       3,141,236       849,343            --       3,990,579
Other short-term borrowings                 2,951,441     1,138,347            --       4,089,788
Long-term debt                              1,213,154       169,384            --       1,382,538
Guaranteed preferred beneficial
  interests in Company's junior
  subordinated deferrable interest
  debentures                                  152,213       125,300            --         277,513
Other liabilities                             374,850        55,555       100,365         530,770
                                          -----------    ----------     ---------     -----------
  Total liabilities                        21,126,642     8,936,622       100,365      30,163,629
                                          -----------    ----------     ---------     -----------
STOCKHOLDERS' EQUITY
Common stock                                    1,203        93,819       (93,790)          1,232
Additional paid-in capital                  1,166,087       353,438        30,304       1,549,829
Retained earnings                             615,619       218,281      (141,754)        692,146
Treasury stock                               (232,374)      (63,486)       29,233        (266,627)
Unearned compensation and ESOP shares          (5,310)       (3,102)        8,389             (23)
Accumulated other comprehensive loss          (70,716)      (33,692)         (601)       (105,009)
                                          -----------    ----------     ---------     -----------
  Total stockholders' equity                1,474,509       565,258      (168,219)      1,871,548
                                          -----------    ----------     ---------     -----------
Total liabilities and stockholders'
  equity                                  $22,601,151    $9,501,880     $ (67,854)    $32,035,177
                                          ===========    ==========     =========     ===========

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             DIME         HUDSON      PRO FORMA
                                                          HISTORICAL    HISTORICAL     COMBINED
                                                          ----------    ----------    ----------
Interest income:
  Loans                                                   $  835,668     $313,116     $1,148,784
  Securities                                                 196,445      156,229        352,674
  Money market investments                                     1,272        4,575          5,847
                                                          ----------     --------     ----------
     Total interest income                                 1,033,385      473,920      1,507,305
                                                          ----------     --------     ----------
Interest expense:
  Deposits                                                   354,111      143,715        497,826
  Borrowed funds                                             254,643       74,548        329,191
                                                          ----------     --------     ----------
     Total interest expense                                  608,754      218,263        827,017
                                                          ----------     --------     ----------
     Net interest income                                     424,631      255,657        680,288
Provision for loan losses                                     22,500       14,290         36,790
                                                          ----------     --------     ----------
  Net interest income after provision for loan losses        402,131      241,367        643,498
Non-interest income:
  Net gains on sales activities                              164,117        6,042        170,159
  Fee and other                                              271,508       62,782        334,290
                                                          ----------     --------     ----------
     Total non-interest income                               435,625       68,824        504,449
                                                          ----------     --------     ----------
Non-interest expense:
  General and administrative expense:
     Compensation and benefits                               229,195       76,412        305,607
     Occupancy and equipment                                  76,584       29,392        105,976
     Other                                                   139,594       61,174        200,768
                                                          ----------     --------     ----------
       Total general and administrative expense              445,373      166,978        612,351
  Amortization of mortgage servicing assets                   93,797          466         94,263
  Amortization of goodwill and core deposit intangibles       10,603       10,604         21,207
                                                          ----------     --------     ----------
     Total non-interest expense                              549,773      178,048        727,821
                                                          ----------     --------     ----------
Income before income tax expense                             287,983      132,143        420,126
Income tax expense                                           106,374       45,254        151,628
                                                          ----------     --------     ----------
Income from continuing operations                         $  181,609     $ 86,889     $  268,498
                                                          ==========     ========     ==========
Income From Continuing Operations Applicable to Common
  Stockholders:
  Basic                                                   $  181,609     $ 86,889     $  268,498
  Diluted                                                    181,609       86,889        268,498
Income From Continuing Operations Per Share:
  Basic                                                   $     1.63     $   1.66     $     2.24
  Diluted                                                       1.61         1.62           2.21
Weighted Average Common Shares:
  Basic                                                      111,664       52,493        119,726
  Diluted                                                    112,937       53,534        121,534

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             DIME         HUDSON      PRO FORMA
                                                          HISTORICAL    HISTORICAL     COMBINED
                                                          ----------    ----------    ----------
Interest income:
  Loans                                                   $  871,847     $319,520     $1,191,367
  Securities                                                 196,655      140,942        337,597
  Money market investments                                     5,397       11,561         16,958
                                                          ----------     --------     ----------
     Total interest income                                 1,073,899      472,023      1,545,922
                                                          ----------     --------     ----------
Interest expense:
  Deposits                                                   416,210      174,695        590,905
  Borrowed funds                                             263,620       49,759        313,379
                                                          ----------     --------     ----------
     Total interest expense                                  679,830      224,454        904,284
                                                          ----------     --------     ----------
     Net interest income                                     394,069      247,569        641,638
Provision for loan losses                                     24,000       24,417         48,417
                                                          ----------     --------     ----------
  Net interest income after provision for loan losses        370,069      223,152        593,221
Non-interest income:
  Net gains (losses) on sales activities                     180,510      (16,562)       163,948
  Fee and other                                              199,895       49,235        249,130
                                                          ----------     --------     ----------
     Total non-interest income                               380,405       32,673        413,078
                                                          ----------     --------     ----------
Non-interest expense:
  General and administrative expense:
     Compensation and benefits                               200,618       82,420        283,038
     Occupancy and equipment                                  67,517       27,220         94,737
     Other                                                   148,404       56,605        205,009
                                                          ----------     --------     ----------
       Total general and administrative expense              416,539      166,245        582,784
  Amortization of mortgage servicing assets                   61,465          374         61,839
  Amortization of goodwill and core deposit intangibles        8,554        8,394         16,948
  Merger-related and restructuring charges                        --       69,172         69,172
                                                          ----------     --------     ----------
     Total non-interest expense                              486,558      244,185        730,743
                                                          ----------     --------     ----------
Income before income tax expense                             263,916       11,640        275,556
Income tax expense                                            84,452        9,297         93,749
                                                          ----------     --------     ----------
Income from continuing operations                         $  179,464     $  2,343     $  181,807
                                                          ==========     ========     ==========
Income From Continuing Operations Applicable to Common
  Stockholders:
  Basic                                                   $  179,464     $  2,343     $  181,807
  Diluted                                                    179,464        2,343        181,807
Income From Continuing Operations Per Share:
  Basic                                                   $     1.57     $   0.04     $     1.49
  Diluted                                                       1.54         0.04           1.45
Weighted Average Common Shares:
  Basic                                                      114,140       53,440        122,215
  Diluted                                                    115,919       55,267        125,114

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             DIME         HUDSON      PRO FORMA
                                                          HISTORICAL    HISTORICAL     COMBINED
                                                          ----------    ----------    ----------
Interest income:
  Loans                                                   $1,159,364     $422,859     $1,582,223
  Securities                                                 255,719      189,791        445,510
  Money market investments                                     5,802       12,673         18,475
                                                          ----------     --------     ----------
     Total interest income                                 1,420,885      625,323      2,046,208
                                                          ----------     --------     ----------
Interest expense:
  Deposits                                                   545,827      228,335        774,162
  Borrowed funds                                             347,825       68,138        415,963
                                                          ----------     --------     ----------
     Total interest expense                                  893,652      296,473      1,190,125
                                                          ----------     --------     ----------
     Net interest income                                     527,233      328,850        856,083
Provision for loan losses                                     32,000       35,607         67,607
                                                          ----------     --------     ----------
  Net interest income after provision for loan losses        495,233      293,243        788,476
Non-interest income:
  Net gains (losses) on sales activities                     244,451      (15,441)       229,010
  Fee and other                                              280,579       67,464        348,043
                                                          ----------     --------     ----------
     Total non-interest income                               525,030       52,023        577,053
                                                          ----------     --------     ----------
Non-interest expense:
  General and administrative expense:
     Compensation and benefits                               270,062      107,244        377,306
     Occupancy and equipment                                  92,452       36,101        128,553
     Other                                                   199,349       76,889        276,238
                                                          ----------     --------     ----------
       Total general and administrative expense              561,863      220,234        782,097
  Amortization of mortgage servicing assets                   92,291          573         92,864
  Amortization of goodwill and core deposit intangibles       11,487       11,532         23,019
  Merger-related and restructuring charges                        --       69,192         69,192
                                                          ----------     --------     ----------
     Total non-interest expense                              665,641      301,531        967,172
                                                          ----------     --------     ----------
Income before income tax expense                             354,622       43,735        398,357
Income tax expense                                           113,479       16,984        130,463
                                                          ----------     --------     ----------
Income from continuing operations                         $  241,143     $ 26,751     $  267,894
                                                          ==========     ========     ==========
Income From Continuing Operations Applicable to Common
  Stockholders:
  Basic                                                   $  241,143     $ 26,751     $  267,894
  Diluted                                                    241,143       26,751        267,894
Income From Continuing Operations Per Share:
  Basic                                                   $     2.13     $   0.50     $     2.20
  Diluted                                                       2.09         0.49           2.15
Weighted Average Common Shares:
  Basic                                                      113,452       53,380        121,741
  Diluted                                                    115,153       55,153        124,538

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             DIME         HUDSON      PRO FORMA
                                                          HISTORICAL    HISTORICAL     COMBINED
                                                          ----------    ----------    ----------
Interest income:
  Loans                                                   $  919,890     $420,428     $1,340,318
  Securities                                                 430,555      184,638        615,193
  Money market investments                                    32,370       10,569         42,939
                                                          ----------     --------     ----------
     Total interest income                                 1,382,815      615,635      1,998,450
                                                          ----------     --------     ----------
Interest expense:
  Deposits                                                   559,359      233,580        792,939
  Borrowed funds                                             340,394       55,511        395,905
                                                          ----------     --------     ----------
     Total interest expense                                  899,753      289,091      1,188,844
                                                          ----------     --------     ----------
     Net interest income                                     483,062      326,544        809,606
Provision for loan losses                                     49,000       24,442         73,442
                                                          ----------     --------     ----------
  Net interest income after provision for loan losses        434,062      302,102        736,164
Non-interest income:
  Net gains on sales activities                               12,036       12,550         24,586
  Fee and other                                              133,255       57,876        191,131
                                                          ----------     --------     ----------
     Total non-interest income                               145,291       70,426        215,717
                                                          ----------     --------     ----------
Non-interest expense:
  General and administrative expense:
     Compensation and benefits                               157,851      115,225        273,076
     Occupancy and equipment                                  63,582       34,912         98,494
     Other                                                   115,529       78,615        194,144
                                                          ----------     --------     ----------
       Total general and administrative expense              336,962      228,752        565,714
  Amortization of mortgage servicing assets                   29,751          313         30,064
  Amortization of goodwill and core deposit intangibles        4,501       10,133         14,634
  Merger-related and restructuring charges                     9,931          270         10,201
                                                          ----------     --------     ----------
     Total non-interest expense                              381,145      239,468        620,613
                                                          ----------     --------     ----------
Income before income tax expense                             198,208      133,060        331,268
Income tax expense                                            75,034       49,065        124,099
                                                          ----------     --------     ----------
Income from continuing operations                         $  123,174     $ 83,995     $  207,169
                                                          ==========     ========     ==========
Income From Continuing Operations Applicable to Common
  Stockholders:
  Basic                                                   $  123,174     $ 82,878     $  206,052
  Diluted                                                    123,174       83,528        206,702
Income From Continuing Operations Per Share:
  Basic                                                   $     1.15     $   1.55     $     1.75
  Diluted                                                       1.13         1.48           1.69
Weighted Average Common Shares:
  Basic                                                      106,585       53,488        117,711
  Diluted                                                    108,613       56,508        121,953

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             DIME         HUDSON      PRO FORMA
                                                          HISTORICAL    HISTORICAL     COMBINED
                                                          ----------    ----------    ----------
Interest income:
  Loans                                                   $  784,109     $396,257     $1,180,366
  Securities                                                 540,252      176,206        716,458
  Money market investments                                    26,337        7,541         33,878
                                                          ----------     --------     ----------
     Total interest income                                 1,350,698      580,004      1,930,702
                                                          ----------     --------     ----------
Interest expense:
  Deposits                                                   531,216      228,639        759,855
  Borrowed funds                                             358,187       38,738        396,925
                                                          ----------     --------     ----------
     Total interest expense                                  889,403      267,377      1,156,780
                                                          ----------     --------     ----------
     Net interest income                                     461,295      312,627        773,922
Provision for loan losses                                     41,000       29,060         70,060
                                                          ----------     --------     ----------
  Net interest income after provision for loan losses        420,295      283,567        703,862
Non-interest income:
  Net (losses) gains on sales activities                     (12,716)       3,767         (8,949)
  Fee and other                                               98,694       50,232        148,926
                                                          ----------     --------     ----------
     Total non-interest income                                85,978       53,999        139,977
                                                          ----------     --------     ----------
Non-interest expense:
  General and administrative expense:
     Compensation and benefits                               139,358      110,841        250,199
     Occupancy and equipment                                  52,662       34,266         86,928
     Other                                                   109,670       75,287        184,957
                                                          ----------     --------     ----------
       Total general and administrative expense              301,690      220,394        522,084
  Amortization of mortgage servicing assets                   19,382          419         19,801
  Amortization of goodwill and core deposit intangibles        1,177        8,289          9,466
  Savings Association Insurance Fund special assessment       26,280       10,074         36,354
  Merger-related and restructuring charges                     3,504       22,082         25,586
                                                          ----------     --------     ----------
     Total non-interest expense                              352,033      261,258        613,291
                                                          ----------     --------     ----------
Income before income tax expense                             154,240       76,308        230,548
Income tax expense                                            49,984       29,004         78,988
                                                          ----------     --------     ----------
Income from continuing operations                         $  104,256     $ 47,304     $  151,560
                                                          ==========     ========     ==========
Income From Continuing Operations Applicable to Common
  Stockholders:
  Basic                                                   $  104,256     $ 46,337     $  150,593
  Diluted                                                    104,256       47,162        151,418
Income From Continuing Operations Per Share:
  Basic                                                   $     1.00     $   0.86     $     1.30
  Diluted                                                       0.96         0.83           1.24
Weighted Average Common Shares:
  Basic                                                      103,742       53,690        116,200
  Diluted                                                    109,097       56,848        122,584

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION

     The unaudited pro forma combined condensed financial information has been prepared giving effect to the merger of Dime and Hudson under the pooling-of-interests method of accounting and the assumptions and adjustments described in these notes. The merger was assumed to be consummated as of September 30, 1999 for purposes of the unaudited pro forma combined condensed balance sheet and as of the beginning of the earliest period presented for purposes of the unaudited pro forma combined condensed statements of income.

     The unaudited pro forma combined condensed financial information is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations that would have occurred had the merger been in effect at or for the periods presented.

     The unaudited pro forma combined condensed financial information does not reflect Dime Saving Bank's acquisition of 28 branches of KeyBank effective as of October 18, 1999, Hudson United Bank's acquisition of substantially all of the assets of Lyon Credit Corporation that occurred on October 22, 1999 or Hudson United Bank's acquisition of loans and other financial assets, and assumption of deposits, of Advest Bank and Trust that occurred on December 1, 1999. Information regarding these transactions has not been included because they do not present significant acquisitions in the context of the pro forma financial information and because separate financial statements for the assets acquired and the liabilities assumed are not prepared by the companies from which such assets and liabilities were acquired. For information about these acquisitions, see "Information About Dime and Hudson" beginning on page 17.

     The unaudited pro forma combined condensed financial information also does not give effect to anticipated cost savings and opportunities to increase revenues associated with the merger. As a result of the merger, cost savings of $78 million annually are expected to be realized of which $38 million are expected to be achieved for the year 2000 and $78 million are expected to be achieved for the year 2001. Of the $78 million of cost savings, $42 million is associated with personnel costs, largely reflecting the expected elimination of approximately 550 positions, and $14 million is associated with the elimination of redundant facilities, equipment and systems. The remaining $22 million are expected to be achieved through reductions in various general and administrative expense categories, primarily marketing, regulatory assessments as a result of relinquishment by Dime Savings Bank of its thrift charter, and professional fees. Additional cost savings are expected to be achieved in connection with the mergers of Hudson and JeffBanks and Hudson and Southern Jersey Bancorp.

     In order to conform presentations, certain reclassifications have been made in the unaudited pro forma combined condensed balance sheet and statements of income to the historical classifications of Dime and Hudson. Further, Dime and Hudson are in the process of reviewing their accounting policies and financial statement classifications and, upon completion thereof, adjustments to the unaudited pro forma combined condensed financial information may be necessary to conform to those accounting policies and classifications.

NOTE 2 -- MERGER-RELATED AND RESTRUCTURING CHARGES

     The following table summarizes the merger-related and restructuring charges currently anticipated to be recorded in connection with the merger of Dime and Hudson (in thousands):

Pre-tax expense:
  Facilities, equipment and systems costs                     $ 62,400
  Personnel costs                                               40,000
  Investment banking, legal, accounting and consulting fees     32,000
  Other costs                                                    2,000
                                                              --------
Total pre-tax expense                                          136,400
Income tax benefit attributable to total pre-tax expense       (54,500)
Income tax expense attributable to recapture of bad debt
  reserve                                                       12,000
                                                              --------
Total merger-related and restructuring charges                $ 93,900
                                                              ========

     Facilities, equipment and systems costs include charges associated with the consolidation of duplicative banking branches and other operational facilities, write-offs of redundant computer hardware and software and the termination of certain systems-related contracts. Facilities-, equipment- and systems-related asset write-downs are currently expected to be, in the aggregate, approximately $33 million, representing the carrying value of such assets.

     Personnel costs are largely associated with charges for severance benefits, employment contracts and the vesting of restricted stock of Dime and Hudson in connection with the merger. It is currently expected that approximately 550 positions will be eliminated over a one year period in connection with the merger. The most substantial reductions in staff are anticipated to be in the areas of duplicative operations and support for retail banking, mortgage banking and information technology. The remaining staff reductions are largely associated with various corporate administrative and back-office operations.

     Simultaneously with the merger, Dime Savings Bank will merge with and into Hudson United Bank. At such time, Dime Savings Bank will relinquish its thrift charter, resulting in the recapture of its existing bad debt reserve.

     Additionally, merger-related and restructuring charges associated with the mergers of Hudson and JeffBanks and Hudson and Southern Jersey Bancorp are, in the aggregate, currently anticipated to be approximately $70 million on a pre-tax basis and $48 million on an after-tax basis. These charges are comprised of personnel, facilities, equipment, systems, professional and other costs, including increases in the allowance for loan losses to conform the related accounting policies of JeffBanks and Southern Jersey Bancorp to those of Hudson.

     The merger-related and restructuring charges associated with the mergers of Dime and Hudson, Hudson and JeffBanks and Hudson and Southern Jersey Bancorp have been reflected in the unaudited pro forma combined condensed balance sheet at September 30, 1999; however, since these charges are non-recurring in nature, they have not been reflected in the unaudited pro forma combined condensed statements of income.

NOTE 3 -- PRO FORMA ADJUSTMENTS

     At September 30, 1999, Hudson owned 2,010,100 shares of Dime common stock. The following adjustments were made to the unaudited pro forma combined condensed balance sheet to reclassify these shares from securities available for sale to treasury stock and to eliminate the related unrealized gain, net of taxes: (i) securities available for sale were reduced by $35.2 million; (ii) accumulated comprehensive loss was increased by $0.6 million; (iii) other assets was increased by $0.3 million; and (iv) treasury stock was increased by $34.3 million. No dividend income was recognized by Hudson on these shares.

     The following adjustments were made to the unaudited pro forma combined condensed balance sheet in order to reflect the impact of merger-related and restructuring charges associated with the merger, as well as the mergers of Hudson and JeffBanks and Hudson and Southern Jersey Bancorp: (i) retained earnings was reduced by $141.8 million; (ii) unearned compensation and ESOP shares was reduced by $8.4 million; (iii) other liabilities was increased by $100.4 million; and (iv) the allowance for loan losses was increased by $33.0 million.

     The unaudited pro forma combined condensed balance sheet was further adjusted for the merger of Dime and Hudson as follows: (i) treasury stock was reduced by $63.5 million, additional paid-in capital was reduced by $59.9 million and common stock was reduced by $3.6 million to reflect the elimination of 2,009,212 shares of Hudson common stock held in treasury; and (ii) additional paid-in capital was increased by $90.2 million and common stock was reduced by $90.2 million to reflect the issuance of 123,215,678 shares of Dime United common stock, including 6,933,789 shares placed in Dime United's treasury, with a par value of $0.01 per share, the elimination of 120,252,459 issued shares of Dime common stock with a par value of $0.01 per share and the elimination of 50,757,559 outstanding shares of Hudson common stock with a stated value of $1.778 per share. Hudson's shares of common stock held in treasury and outstanding shares of common stock reported above do not reflect the 3% stock dividend paid by Hudson on December 1, 1999. As a result of this stock dividend, Hudson's shares of common stock held in treasury were increased by 53,377 and its outstanding shares of common stock were increased by 1,218,933.

NOTE 4 -- EARNINGS PER SHARE

     The pro forma combined weighted average basic and diluted common shares outstanding reflect Dime's historical weighted average shares, as adjusted for the Dime exchange ratio of 0.60255 and the shares of Dime common stock held by Hudson, plus Hudson's historical weighted average shares, which have been retroactively restated to give effect to the 3% stock dividend paid by Hudson on December 1, 1999.

                                    EXPERTS

     The consolidated financial statements of Dime and its subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included in Dime's 1998 Annual Report on Form 10-K have been incorporated by reference in this document in reliance upon the report of KPMG LLP, independent certified public accountants, found in Dime's 1998 Annual Report on Form 10-K which is incorporated by reference in this document, and upon the authority of KPMG LLP as experts in accounting and auditing.

     The consolidated financial statements of Hudson as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this document and have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     Dime expects representatives of KPMG LLP to attend Dime's special meeting, and Hudson expects representatives of Arthur Andersen LLP to attend Hudson's special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

                      VALIDITY OF DIME UNITED COMMON STOCK

     The validity of the shares of Dime United common stock to be issued in the merger will be passed upon by Sullivan & Cromwell, New York, New York, counsel to Dime in connection with the merger.

                                 OTHER MATTERS

     As of the date of this document, the Dime board of directors and the Hudson board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

DIME 2000 ANNUAL MEETING STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in Dime's proxy statement for the annual meeting of stockholders to be held in 2000, all stockholder nominations and proposals must have been submitted to the Secretary of Dime at Dime's offices at 589 Fifth Avenue, New York, New York 10017, on or before December 2, 1999. If the merger is completed as expected in the first quarter of 2000, this meeting will be the first annual meeting of Dime United stockholders. Under Dime's by-laws, stockholder nominations for director and stockholder proposals not included in Dime's 2000 proxy statement, in order to be considered for possible action by stockholders at the 2000 annual meeting of stockholders, must be submitted to Dime's Secretary, at the address set forth above, not less than 60 nor more than 90 days in advance of March 31, 2000. In addition, stockholder nominations and stockholder proposals must meet other applicable criteria set forth in Dime's by-laws in order to be considered at the 2000 annual meeting. Dime's board of directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for consideration at the 2000 annual meeting.

HUDSON 2000 ANNUAL MEETING STOCKHOLDER PROPOSALS

     If the merger is completed as expected in the first quarter of 2000, Hudson will no longer exist, and therefore the next annual stockholders meeting will be of Dime United stockholders.

     If the merger has not occurred by March 31, 2000, it is expected that Hudson's annual stockholder meeting will be scheduled to take place on or about May 10, 2000. New Jersey law requires that the notice of regular or special stockholders' meeting specify the purpose or purposes of such meeting. Thus, stockholder proposals must be referred to in Hudson's notice of stockholder's meeting for such proposal to be properly considered at a meeting of stockholders.

     Any Hudson stockholder that wishes to have a proposal included in Hudson's notice of stockholder's meeting, proxy statement and proxy card for its 2000 Annual Meeting must submit the proposal to Hudson by the applicable deadline. The deadline was November 16, 1999. However, the deadline is subject to change as noted below.

     If Hudson changes its 2000 Annual Meeting date to a date more than 30 days from the date of its 1999 Annual Meeting, then the deadline will be changed to a reasonable time before Hudson begins to print and mail its proxy materials. If Hudson changes the date of its 2000 Annual Meeting in a manner which alters the deadline, Hudson will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or will notify its stockholders in another reasonable manner.

                      WHERE YOU CAN FIND MORE INFORMATION

     Dime has filed with the SEC a registration statement under the Securities Act that registers the distribution to Hudson stockholders of the shares of Dime United stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Dime and Dime United stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

     In addition, Dime and Hudson file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

                            New York Regional Office
                              7 World Trade Center
                                   Suite 1300
                            New York, New York 10048

                            Chicago Regional Office
                                Citicorp Center
                            500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Dime and Hudson, who file electronically with the SEC. The address of the site is http://www.sec.gov.

     You should also be able to inspect reports, proxy statements and other information about Dime and Hudson at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows Dime and Hudson to incorporate by reference information into this document. This means that Dime and Hudson can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that Dime and Hudson previously filed with the SEC. They contain important information about the companies and their financial condition.

DIME SEC FILINGS                                           PERIOD OR DATE FILED
----------------                                           --------------------
Annual Report on Form 10-K...................  Year ended December 31, 1998

Quarterly Reports on Form 10-Q...............  Quarters ended March 31, 1999, June 30, 1999 and September 30, 1999

Current Reports on Form 8-K..................  January 21, 1999, January 28, 1999 (as
                                               amended by a Form 8-K/A filed April 19,
                                               1999), April 15, 1999, April 26, 1999, May
                                               27, 1999, September 15, 1999, September 20,
                                               1999, September 24, 1999, October 20, 1999,
                                               and January 20, 2000
The description of Dime common stock set
forth in the registration statement on Form
8-A filed pursuant to Section 12 of the
Securities Exchange Act, including any
amendment or report filed with the SEC for
the purpose of updating this description.....  January 10, 1995
The description of the rights agreement,
contained in the registration statement on
Form 8-A filed pursuant to Section 12 of the
Securities Exchange Act, including any
amendment or report filed with the SEC for
the purpose of updating this description.....  November 3, 1995
HUDSON SEC FILINGS                                         PERIOD OR DATE FILED
------------------                                         --------------------
Annual Report on Form 10-K...................  Year ended December 31, 1998, as amended by a
                                               Form 10-K/A filed on September 28, 1999, and
                                               as further amended by a Form 10-K/A filed on
                                               October 12, 1999 as amended by a Form 10-K/A
                                               filed on January 31, 2000

Quarterly Reports on Form 10-Q...............  Quarters ended March 31, 1999, June 30, 1999
                                               (as amended by a Form 10-Q/A filed on
                                               September 10, 1999) and September 30, 1999

Current Reports on Form 8-K..................  January 28, 1999, March 29, 1999, April 19,
                                               1999, April 21, 1999 (3 reports on April 21,
                                               1999), April 22, 1999, May 25, 1999, June 29,
                                               1999 (as amended by a Form 8-K/A filed June
                                               30, 1999), July 26, 1999, September 16, 1999,
                                               September 20, 1999, September 24, 1999 (2
                                               reports on September 24, 1999), October 5,
                                               1999, October 15, 1999, November 24, 1999,
                                               December 15, 1999, January 20, 2000 and
                                               January 28, 2000
The description of Hudson common stock set
forth in the registration statement on Form
8-A12B filed pursuant to Section 12 of the
Securities Exchange Act, including any
amendment or report filed with the SEC for
the purpose of updating this description.....  April 22, 1999

     In addition, Dime and Hudson also incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the Dime or Hudson special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Dime has supplied all information contained or incorporated by reference in this document relating to Dime, as well as all pro forma financial information, and Hudson has supplied all information relating to Hudson.

     Documents incorporated by reference are available from Dime and Hudson without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

             DIME BANCORP, INC.                            HUDSON UNITED BANCORP
        Investor Relations Department                    D. Lynn Van Borkulo-Nuzzo
              589 Fifth Avenue                    Executive Vice President and Corporate
          New York, New York 10017                               Secretary
            Phone: (212) 326-6170                        1000 MacArthur Boulevard
                                                         Mahwah, New Jersey 07430
                                                           Phone: (201) 236-2641

     DIME AND HUDSON STOCKHOLDERS REQUESTING DOCUMENTS SHOULD DO SO BY MARCH 8, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. YOU WILL NOT BE CHARGED FOR ANY OF THESE DOCUMENTS THAT YOU REQUEST. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM DIME OR HUDSON, DIME OR HUDSON WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER IT RECEIVES YOUR REQUEST.

     NEITHER DIME NOR HUDSON HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT HAVE BEEN INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF SEPTEMBER 15, 1999
                                    BETWEEN
                             HUDSON UNITED BANCORP
                                      AND
                               DIME BANCORP, INC.
             ------------------------------------------------------
                            AS AMENDED AND RESTATED

                                       ON
                               DECEMBER 27, 1999
             ------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
RECITALS....................................................   A-1
     A.   Dime..............................................   A-1
     B.    Hudson...........................................   A-1
     C.   The Merger........................................   A-1
     D.   Stock Option Agreements...........................   A-1
     E.    Intention of the Parties.........................   A-1
     F.    Approvals........................................   A-1
     G.   Subsidiary Bank...................................   A-1

                            ARTICLE I
               THE MERGER; EFFECTIVE TIME; CLOSING
     1.1   The Merger.......................................   A-2
     1.2   Effective Time...................................   A-2
     1.3   Closing..........................................   A-2

                            ARTICLE II
         GOVERNING DOCUMENTS OF THE SURVIVING CORPORATION
     2.1   Certificate of Incorporation of the Surviving
      Corporation...........................................   A-2
     2.2   By-laws of the Surviving Corporation.............   A-2

                           ARTICLE III
        CORPORATE GOVERNANCE OF THE SURVIVING CORPORATION
     3.1   Survival of Article III..........................   A-3
     3.2   Board of Directors of Surviving Corporation......   A-3
           (a) Composition..................................   A-3
           (b) Nomination of Directors......................   A-3
           (c) Committees of the Board of Directors.........   A-3
     3.3   Officers of the Surviving Corporation............   A-3
           (a) Composition..................................   A-3
           (b) Succession...................................   A-3
           (c) Employment Agreements........................   A-3
     3.4   Modifications to Corporate Governance
      Provisions............................................   A-4

                            ARTICLE IV
        CONVERSION OR CANCELLATION AND EXCHANGE OF SHARES
     4.1   Conversion or Cancellation of Shares.............   A-4
     4.2   Exchange of Old Certificates for New
           Certificates.....................................   A-4
           (a) Appointment of Exchange Agent................   A-4
           (b) Exchange Procedures..........................   A-5
           (c) Fractional Shares............................   A-5
           (d) Transfers....................................   A-5
           (e) No Liability.................................   A-5
     4.3   Hudson Options and Warrants......................   A-6
     4.4   Dime Options and Warrants........................   A-6

                                                              PAGE
                            ARTICLE V
                  REPRESENTATIONS AND WARRANTIES
     5.1   Disclosure Schedules.............................   A-6
     5.2   Standard.........................................   A-7
     5.3   Representations and Warranties of Dime and
           Hudson...........................................   A-7
           (a)  Recitals True...............................   A-7
           (b)  Corporate Organization and Qualification....   A-7
           (c)  Subsidiaries................................   A-7
           (d)  Capital Stock...............................   A-7
           (e)  Corporate Authority.........................   A-9
           (f)  Governmental Filings; No Violations.........   A-9
           (g)  Reports and Financial Statements............  A-10
           (h) Asset Classification.........................  A-11
           (i)  Absence of Certain Events and Changes.......  A-11
           (j)  Properties..................................  A-11
           (k)  Compliance with Laws........................  A-11
           (l)  Litigation..................................  A-12
           (m) Taxes........................................  A-12
           (n)  Insurance...................................  A-12
           (o)  Labor Matters...............................  A-13
           (p)  Employee Benefits...........................  A-13
           (q)  Environmental Matters.......................  A-14
           (r)  Risk Management Instruments.................  A-15
           (s)  Material Agreements.........................  A-16
           (t)  Knowledge as to Conditions..................  A-16
           (u)  Year 2000 Compliance........................  A-16
           (v)  Brokers and Finders.........................  A-16

                            ARTICLE VI
                            COVENANTS
     6.1   Conduct of Business Pending the Effective Time...  A-17
     6.2   Dividends........................................  A-18
     6.3   Acquisition Proposals............................  A-18
     6.4   Stockholder Approvals; Election of Directors.....  A-19
     6.5   Filings; Other Actions...........................  A-19
     6.6   Information Supplied.............................  A-20
     6.7   Accountants' Letters.............................  A-20
     6.8   Access...........................................  A-20
     6.9   Notification of Certain Matters..................  A-21
     6.10  Publicity........................................  A-21
     6.11  Benefit Plans....................................  A-21
     6.12  Expenses.........................................  A-21
     6.13  Indemnification; Directors' and Officers'
      Insurance.............................................  A-21
     6.14  Antitakeover Provisions..........................  A-22
     6.15  Affiliate Agreements.............................  A-22
     6.16  Stock Exchange Listing...........................  A-23
     6.17  Efforts to Consummate............................  A-23

                                                              PAGE
     6.18  Reports..........................................  A-23
     6.19  Accounting and Tax Treatment.....................  A-23
     6.20  Assumptions......................................  A-23
     6.21  Bank Combination and Governance..................  A-23

                           ARTICLE VII
                            CONDITIONS
     7.1   Conditions to Each Party's Obligation to Effect
           the Merger.......................................  A-24
           (a)  Stockholder Approval........................  A-24
           (b) Governmental and Regulatory Consents.........  A-24
           (c)  Third Party Consents........................  A-24
           (d) Litigation...................................  A-24
           (e)  Registration Statement......................  A-24
           (f)  Listing.....................................  A-24
           (g)  Accountants' Pooling Letter.................  A-24
           (h) Employment Agreements........................  A-24
     7.2   Conditions to Obligation of Hudson...............  A-24
           (a)  Representations and Warranties..............  A-24
           (b) Performance of Obligations of Dime...........  A-25
           (c)  Opinion of Counsel..........................  A-25
           (d) Opinion of Tax Counsel.......................  A-25
           (e)  Accountants' Letters........................  A-25
     7.3   Conditions to Obligation of Dime.................  A-25
           (a)  Representations and Warranties..............  A-25
           (b) Performance of Obligations of Hudson.........  A-25
           (c)  Opinion of Tax Counsel......................  A-26
           (d) Accountants' Letters.........................  A-26

                           ARTICLE VIII
                           TERMINATION
     8.1   Termination by Mutual Consent....................  A-26
     8.2   Termination by Either Dime or Hudson.............  A-26
     8.3   Termination by Hudson............................  A-26
     8.4   Termination by Dime..............................  A-26
     8.5   Effect of Termination and Abandonment............  A-27

                            ARTICLE IX
                          MISCELLANEOUS
     9.1   Survival.........................................  A-27
     9.2   Modification or Amendment........................  A-27
     9.3   Waiver of Conditions.............................  A-27
     9.4   Counterparts and Facsimile.......................  A-27
     9.5   Governing Law....................................  A-27
     9.6   Notices..........................................  A-27
     9.7   Entire Agreement, Etc............................  A-28
     9.8   Definition of "subsidiary"; Covenants with
      Respect to Subsidiaries...............................  A-28

                                                              PAGE
     9.9   Captions.........................................  A-29
     9.10  Severability.....................................  A-29
     9.11  No Third Party Beneficiaries.....................  A-29

                                    ANNEXES

1.      Form of Amendments to Certificate of Incorporation
2.      Form of Amendments to By-laws
        Understanding regarding Committees of Board of Surviving
3.      Corporation
4(a).   Form of Hudson Affiliate Agreement
4(b).   Form of Dime Affiliate Agreement
5.      Senior Executive Officers of Surviving Corporation

                             INDEX OF DEFINED TERMS

                                                              LOCATION OF
TERM                                                          DEFINITION
----                                                          -----------
Acquisition Proposal........................................  6.3
Affiliates..................................................  6.15
Agreement...................................................  Preamble
Antitakeover Provisions.....................................  6.14
Asset Classification........................................  5.3(h)
BHCA........................................................  Recital B
Business....................................................  5.3(q)(1)
By-laws.....................................................  2.2
Certificate of Incorporation................................  2.1
Certificates of Merger......................................  1.2(a)
Closing.....................................................  1.3
Closing Date................................................  1.3
Compensation Plans..........................................  5.3(p)(1)
Confidentiality Agreements..................................  6.8
Contracts...................................................  5.3(f)(2)
Costs.......................................................  6.13
DGCL........................................................  1.1
Dime........................................................  Preamble
Dime Common Stock...........................................  Recital A
Dime Meeting................................................  6.4
Dime Option.................................................  4.4
Dime Preferred Stock........................................  Recital A
Dime Stock Option Agreement.................................  Recital D
Dime Stock Plans............................................  5.3(d)(1)
Disclosure Schedule.........................................  5.1
Effective Time..............................................  1.2(a)
Employees...................................................  5.3(p)(1)
Employment Agreement........................................  3.3(c)
Environmental Law...........................................  5.3(q)(1)
ERISA.......................................................  5.3(p)(1)
ERISA Affiliate.............................................  5.3(p)(4)
Exception Shares............................................  4.1(b)
Exchange Act................................................  5.3(f)(1)
Exchange Agent..............................................  4.2(a)
Exchange Ratio..............................................  4.1(a)
FDIA........................................................  5.3(c)
FDIC........................................................  5.3(g)(1)
Federal Reserve.............................................  5.3(k)(3)
FHLB........................................................  5.3(g)(1)

                                                              LOCATION OF
TERM                                                          DEFINITION
----                                                          -----------
Financial Statements........................................  5.3(g)(4)
Former Dime Directors.......................................  3.2(a)
Former Hudson Directors.....................................  3.2(a)
Former Hudson Employees.....................................  6.11(a)
Former Dime Employees.......................................  6.11(a)
Governmental Entity.........................................  5.3(f)(1)
Hazardous Substances........................................  5.3(q)(1)
HOLA........................................................  Recital A
Hudson......................................................  Preamble
Hudson Common Stock.........................................  Recital B
Hudson Meeting..............................................  6.4
Hudson Option...............................................  4.3
Hudson Preferred Stock......................................  Recital B
Hudson Stock Option Agreement...............................  Recital D
Hudson Stock Plans..........................................  5.3(d)(2)
Indemnified Parties.........................................  6.13
Internal Revenue Code.......................................  Recital E
Joint Proxy Statement.......................................  6.5
Liens.......................................................  5.3(d)(1)
Material Adverse Effect.....................................  5.1(b)
Merger......................................................  Recital C
NASD........................................................  5.3(f)
New Certificate.............................................  4.1(d)
NJBCA.......................................................  1.1
NYSE........................................................  5.3(f)
Old Certificate.............................................  4.1(d)
OTS.........................................................  5.3(g)(1)
PCBs........................................................  5.3(q)(1)
Pending Transactions........................................  5.3(t)(2)
Pension Plan................................................  5.3(p)(3)
Person......................................................  6.1(c)
Plans.......................................................  5.3(p)(3)
Previously Disclosed........................................  5.1(c)
Registration Statement......................................  6.5
Reports.....................................................  5.3(g)(2)
Representatives.............................................  6.8
SEC.........................................................  5.3(g)(1)
Securities Act..............................................  5.3(f)(1)
Securities Laws.............................................  5.3(g)(2)
Stock Option Agreements.....................................  Recital D
Subject Property............................................  5.3(q)(1)

                                                              LOCATION OF
TERM                                                          DEFINITION
----                                                          -----------
subsidiary..................................................  9.8(a)
Subsidiary Bank.............................................  Recital G
Surviving Corporation.......................................  Recital C
Surviving Corporation Common Stock..........................  4.1(a)
Tax.........................................................  5.3(m)
Termination Date............................................  3.1
Year 2000 Compliant.........................................  5.3(u)(3)

     AGREEMENT AND PLAN OF MERGER, dated as of September 15, 1999 (this "Agreement"), between Hudson United Bancorp ("Hudson") and Dime Bancorp, Inc. ("Dime") (as amended and restated on December 27, 1999).

                                    RECITALS

     A. Dime. Dime has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. As of the date hereof, Dime has 350 million authorized shares of common stock, par value $0.01 per share ("Dime Common Stock"), of which not more than 111,918,002 shares were outstanding as of August 31, 1999, and 40 million authorized shares of preferred stock, par value $0.01 per share ("Dime Preferred Stock"), none of which is outstanding as of the date hereof (no other class or series of capital stock being authorized). Dime is a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended ("HOLA").

     B. Hudson. Hudson has been duly incorporated and is an existing corporation in good standing under the laws of the State of New Jersey, with its principal executive offices located in Mahwah, New Jersey. As of the date hereof, Hudson has 100 million authorized shares of common stock, no par value ("Hudson Common Stock"), of which not more than 40,899,905 shares are outstanding as of the date hereof, and 25 million authorized shares of preferred stock, no par value ("Hudson Preferred Stock"), none of which is outstanding as of the date hereof (no other class or series of capital stock being authorized). Hudson is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA").

     C. The Merger. At the Effective Time (as defined in Section 1.2), the parties to this Agreement intend to effect the merger (the "Merger") of Hudson with and into Dime, with Dime the surviving corporation of the Merger. At and after the Effective Time, Dime, as the surviving corporation in the Merger, is referred to herein as the "Surviving Corporation". The name of the Surviving Corporation shall be "Dime United Bancorp, Inc."

     D. Stock Option Agreements. As an inducement to and condition of Hudson's willingness to enter into this Agreement and the Hudson Stock Option Agreement (as defined in the following sentence), Dime will grant to Hudson an option pursuant to a Stock Option Agreement (the "Dime Stock Option Agreement"). As an inducement to and condition of Dime's willingness to enter into this Agreement and the Dime Stock Option Agreement, Hudson will grant to Dime an option pursuant to a Stock Option Agreement (the "Hudson Stock Option Agreement" and, together with the Dime Stock Option Agreement, the "Stock Option Agreements"). The Stock Option Agreements will be entered into immediately following the execution and delivery hereof.

     E. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger (a) shall be accounted for as a "pooling of interests" under generally accepted accounting principles and (b) shall qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     F. Approvals. The Boards of Directors of Dime and Hudson (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Dime and Hudson, respectively, and their respective stockholders and have approved this Agreement and the Stock Option Agreements.

     G. Subsidiary Bank. It is the intention of the parties that the Surviving Corporation shall be a bank holding company registered pursuant to the BHCA and that the operation of the federal savings bank subsidiary of Dime and the New Jersey state-chartered commercial bank subsidiary of Hudson shall be combined, in a manner to be determined, so that the primary depository institution subsidiary of the Surviving Corporation is a New Jersey state-chartered commercial bank (the "Subsidiary Bank"). It is the intention of the parties that the Board of Directors of the Surviving Corporation and the Board of Directors of the Subsidiary Bank shall be the same, until otherwise modified, and that the charter and by-laws of the Subsidiary Bank shall contain those provisions (or other provisions of similar effect) discussed in Article III hereof with respect to the Surviving Corporation.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER: EFFECTIVE TIME; CLOSING

     1.1 The Merger. On the terms, and subject to the conditions, of this Agreement, at the Effective Time, Hudson shall merge with and into Dime, and the separate corporate existence of Hudson shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA").

     1.2 Effective Time. (a) Subject to the conditions of this Agreement, the parties to this Agreement will cause certificates of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL, and executed, acknowledged and filed with the Secretary of State of the State of New Jersey as provided in Sections 14A:
10-7 and 14A: 10-4.1 of the NJBCA (collectively, the "Certificates of Merger"). The Merger shall become effective at such time as a Certificate of Merger has been filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL and a Certificate of Merger has been filed with the Secretary of State of the State of New Jersey in accordance with the provisions of Sections 14A: 10-7 and 14A: 10-4.1 of the NJBCA, or at such other time as may be specified in the Certificates of Merger in accordance with applicable law. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

     (b) Dime and Hudson each will use reasonable efforts to cause the Effective Time to occur on the fifth business day after the date of satisfaction or waiver of the last of the conditions specified in Sections 7.1(a) and (b) of this Agreement has occurred. Notwithstanding anything to the contrary in this
Section 1.2, Dime and Hudson may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree in writing, consistent with the provisions of the DGCL, the NJBCA and other applicable law.

     1.3 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell, New York, New York, at 10:00 a.m. on the date when the Effective Time is to occur or at such other place or time as Dime and Hudson shall agree. The date upon which the Closing shall occur is herein referred to as the "Closing Date".

                                   ARTICLE II

                GOVERNING DOCUMENTS OF THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Dime, as then in effect, shall by virtue of the Merger be amended as set forth in Annex 1; such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation"), until duly amended in accordance with the terms thereof and the DGCL.

     2.2 By-laws of the Surviving Corporation. At the Effective Time, the by-laws of Dime, as then in effect, shall by virtue of the Merger be amended as set forth in Annex 2, and such by-laws, as so amended, shall be the by-laws of the Surviving Corporation (the "By-laws"), until duly amended in accordance with the terms thereof, the Certificate of Incorporation and the DGCL.

                                  ARTICLE III

               CORPORATE GOVERNANCE OF THE SURVIVING CORPORATION

     3.1 Survival of Article III. Notwithstanding any other provision in this Agreement, the provisions of this Article III shall survive the Effective Time and remain continuously in effect until December 31, 2002 (the "Termination Date"), on which date the provisions of this Article III shall terminate. This
Section 3.1 shall not affect the term of any Employment Agreements referred to in this Article III.

     3.2  Board of Directors of Surviving Corporation.

     (a) Composition. The Board of Directors will consist of 25 members, 13 of whom shall be designated by Dime ("Former Dime Directors") and 12 of whom shall be designated by Hudson ("Former Hudson Directors"), in each case, such designation to occur prior to the Closing Date. Dime will designate four directors, five directors and four directors to classes one, two and three, respectively, of directors of the Surviving Corporation and Hudson will designate four directors to each of the three classes of directors of the Surviving Corporation. The current Chairman and Chief Executive Officer of Dime, Mr. Lawrence J. Toal, will be a member of the Board of Directors and will serve as its Chairman. The current Chairman and Chief Executive Officer of Hudson, Mr. Kenneth T. Neilson, will be a member of the Board of Directors. As set forth in
Section 6.4 and Annex 2 to this Agreement, prior to the Effective Time, the Board of Directors of Dime will adopt resolutions, effective at the Effective
Time: (1) electing such persons designated in accordance with this Section 3.2(a) as directors of the Surviving Corporation and (2) amending the By-laws as set forth in Annex 2.

     (b) Nomination of Directors. As set forth in Annex 1, certain provisions regarding qualifications for nomination of directors will be contained in the Certificate of Incorporation.

     (c) Committees of the Board of Directors. Annex 3 to this Agreement sets forth certain agreements of the parties with regard to committees of the Board of Directors and their composition. Prior to the Closing Date, Dime will designate the Former Dime Directors who are to be members of each of the committees set forth in Annex 3 and Hudson will designate the Former Hudson Directors who are to be members of each of the committees set forth in Annex 3. Prior to the Effective Time, the Board of Directors of Dime will adopt resolutions, effective at the Effective Time, to establish the committees set forth in Annex 3 as committees of the Board of Directors of the Surviving Corporation and to specify the members and chairpersons of each such committee as designated pursuant to this Section 3.2(c).

     3.3  Officers of the Surviving Corporation.

     (a) Composition. In addition to serving as Chairman of the Board of Directors, Mr. Toal shall be Chief Executive Officer of the Surviving Corporation as of the Effective Time. Mr. Neilson shall be President and Chief Operating Officer of the Surviving Corporation as of the Effective Time. Both Mr. Toal and Mr. Neilson shall serve in the positions described in this Section 3.3(a) until the Termination Date or until otherwise determined in accordance with the Certificate of Incorporation. The Board of Directors of Dime will adopt resolutions prior to the Effective Time electing Mr. Toal and Mr. Neilson to the positions described in this Section 3.3(a) as of the Effective Time. In addition, the Board of Directors of Dime will adopt resolutions prior to the Effective Time electing those persons set forth in Annex 5 to the positions described in Annex 5 as of the Effective Time.

     (b) Succession. As set forth in Annex 1, certain provisions regarding the succession of Mr. Neilson to the positions of Chairman of the Board of Directors, Chairman of the Executive Committee of the Board of Directors and Chief Executive Officer of the Surviving Corporation will be contained in the Certificate of Incorporation.

     (c) Employment Agreements. Dime or its depository institution subsidiary has entered into an employment agreement with Mr. Toal (this agreement, or any successor agreement, including any amendment thereto, an "Employment Agreement") and Hudson has entered into an employment agreement (concurrently with or immediately prior to entering into this Agreement) with Mr. Neilson (this agreement, or any successor agreement, including any amendment thereto, also an "Employment

Agreement"), each of which will be assumed by the Surviving Corporation. During the terms of their respective Employment Agreements, Mr. Toal and Mr. Neilson shall have the respective powers, and perform the respective duties, set forth in each of their respective Employment Agreements, along with the duties of their offices as described in this Article III and the Certificate of Incorporation or By-laws.

     3.4 Modifications to Corporate Governance Provisions. As set forth in Annex 1, provisions regarding certain actions of the Board of Directors of the Surviving Corporation and the votes required for such actions will be contained in the Certificate of Incorporation.

                                   ARTICLE IV

               CONVERSION OR CANCELLATION AND EXCHANGE OF SHARES

     4.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either Dime or Hudson:

          (a) Each share of Dime Common Stock issued and not retired or canceled immediately prior to the Effective Time, including treasury stock, shall be combined into 0.60255 (the "Exchange Ratio") of a fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

          (b) Other than Exception Shares, each share of Hudson Common Stock outstanding immediately prior to the Effective Time shall be converted into and constitute one fully paid and nonassessable share of Surviving Corporation Common Stock. Each holder of a certificate representing any such shares of Hudson Common Stock shall cease to have any rights with respect thereto, except that, from and after the Effective Time, certificates representing Hudson Common Stock, other than Exception Shares, immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted pursuant to this Section. "Exception Shares" means shares of Hudson Common Stock held by Hudson or any of its subsidiaries or by Dime or any of its subsidiaries, in each case other than in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith.

          (c) Each share of Hudson Common Stock constituting an Exception Share immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (d) Holders of certificates formerly representing Hudson Common Stock shall not be required to exchange such certificates for certificates representing Surviving Corporation Common Stock, provided, however, that if an exchange of such certificates is required by law or applicable rule or regulation, the parties will cause the Surviving Corporation to arrange for such exchange on a one-share-for-one-share basis. Holders of certificates representing the Dime Common Stock referred to in Section 4.1(a) ("Old Certificates") shall exchange such Old Certificates for certificates representing shares of Surviving Corporation Common Stock ("New Certificates") in the manner described in Section 4.2.

          (e) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of Dime Common Stock or Hudson Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in the capitalization of Dime or Hudson, as the case may be, increase or decrease in number or be changed into or exchanged for a different issue or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     4.2 Exchange of Old Certificates for New Certificates. (a) Appointment of Exchange Agent. From the Effective Time until the end of the one-year period following the Effective Time, the Surviving Corporation shall make available to an exchange agent (which may be a subsidiary bank of the Surviving Corporation) appointed prior to the Effective Time by Dime and Hudson jointly on behalf of the Surviving Corporation (the "Exchange Agent") New Certificates and cash in amounts sufficient to allow the

Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article IV. At the end of such one-year period, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to the Surviving Corporation. Any former holders of Old Certificates who have not theretofore exchanged their Old Certificates for New Certificates and cash pursuant to this Article IV shall thereafter be entitled to look exclusively to the Surviving Corporation, and only as general creditors thereof, for the shares of Surviving Corporation Common Stock and any cash to which they become entitled upon exchange of their Old Certificates pursuant to this Article IV.

     (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Dime Common Stock, a form (mutually agreed upon by Dime and Hudson) of letter of transmittal containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this Article IV. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall be entitled to receive in exchange therefor a New Certificate representing the shares of Surviving Corporation Common Stock, and a check in the amount, if any, to which such holder is entitled pursuant to this Article IV, and the Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any amount payable upon surrender of Old Certificates. If any New Certificate or cash payment is to be issued or made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that any such taxes have been paid or are not applicable. An Affiliate (as defined in Section 6.15) of Dime shall not be entitled to receive any New Certificate or payment pursuant to this Article IV until such Affiliate shall have duly executed and delivered an appropriate agreement described in Section 6.15.

     (c) Fractional Shares. Upon giving effect to the combination and exchange described in Section 4.1(a), the resulting number of shares of Surviving Corporation Common Stock of each registered holder of Dime Common Stock shall be rounded down to the nearest whole number and each such registered holder shall be entitled to receive from the Surviving Corporation in lieu of any fractional share of Surviving Corporation Common Stock prior to such rounding down an amount in cash (without interest) equal to the product obtained by multiplying
(a) the fraction of a share of Surviving Corporation Common Stock to which such holder would otherwise be entitled and (b) the average of the closing price per share of Hudson Common Stock for the ten trading days most recently preceding the Closing Date as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions reporting system. Notwithstanding the foregoing, fractional shares of Surviving Corporation Common Stock that would be issued into a dividend reinvestment plan, 401(k) plan or other similar stock plan maintained by Dime prior to the Effective Time shall be issued within such plan as a fractional share of Surviving Corporation Common Stock at the Effective Time.

     (d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Hudson Common Stock which were outstanding immediately prior to the Effective Time.

     (e) No Liability. In the event that any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued the shares of Surviving Corporation

Common Stock and pay or cause to be paid the amounts, if any, deliverable in respect thereof pursuant to this Article IV.

     4.3 Hudson Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any such option or warrant, each option or warrant granted by Hudson to purchase shares of Hudson Common Stock (any such option or warrant being referred to as a "Hudson Option") that is outstanding and unexercised immediately prior thereto shall constitute an option or warrant, as the case may be, to purchase Shares of Surviving Corporation Common Stock, on the same terms and conditions as are in effect immediately prior to the Effective Time.

     4.4 Dime Options and Warrants. At the Effective Time, without any action on the part of any holder of any such option or warrant, each option or warrant granted by Dime to purchase shares of Dime Common Stock (any such option or warrant being referred to as a "Dime Option") that is outstanding and unexercised immediately prior thereto shall be converted into an option or warrant, as the case may be, to purchase, on the same terms and conditions as are in effect for such Dime Option immediately prior to the Effective Time, such number of shares of Surviving Corporation Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original Dime Option):

          (a) the number of shares of Surviving Corporation Common Stock to be subject to the new option or warrant shall be equal to the product of (1) the number of shares of Dime Common Stock purchasable upon exercise of the original Dime Option and (2) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

          (b) the exercise price per share of Surviving Corporation Common Stock under the new option or warrant shall be equal to (1) the exercise price per share of Dime Common Stock under the original Dime Option divided by
     (2) the Exchange Ratio, the quotient being rounded, if necessary, up or down to the nearest cent.

The terms of each Dime Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization of Dime subsequent to the Closing Date. With respect to any Dime Options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Internal Revenue Code.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Disclosure Schedules. (a) On or prior to the date hereof, Dime has delivered to Hudson and Hudson has delivered to Dime a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.3 or to one or more of its covenants contained in Article VI; provided that (1) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (2) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     (b) "Material Adverse Effect" shall mean with respect to Dime, Hudson or the Surviving Corporation any effect that (1) is material and adverse to the financial position, results of operations or business of Dime and its subsidiaries taken as a whole, Hudson and its subsidiaries taken as a whole or the Surviving Corporation and its subsidiaries taken as a whole, respectively, or (2) would materially impair the ability of either Dime or Hudson to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting requirements applicable to depository institutions and their holding companies generally, (C) actions or omissions of Dime or Hudson taken with the prior written consent of Hudson or Dime, as applicable, in contemplation of the transactions contemplated hereby, (D) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles and (E) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions or their holding companies generally or in general levels of interest rates, except to the extent that the effect of such change is materially more severe for Dime, Hudson or the Surviving Corporation, as the case may be, than for depository institutions or their holding companies generally.

     (c) "Previously Disclosed" by a party shall mean information set forth on its Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which, on its face, reasonably should indicate to the reader that it relates to another provision of this Agreement shall also be deemed to be Previously Disclosed with respect to such other provision.

     5.2 Standard. No representation or warranty of Dime or Hudson contained in Section 5.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 5.3 has had or is reasonably likely to result in a Material Adverse Effect.

     5.3 Representations and Warranties of Dime and Hudson. Except as Previously Disclosed, Dime hereby represents and warrants to Hudson, and Hudson hereby represents and warrants to Dime, that:

          (a) Recitals True. The statements of fact set forth in Recitals A, B and F of this Agreement with respect to it are true.

          (b) Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to the other party hereto a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date and currently in full force and effect.

          (c) Subsidiaries. It has Previously Disclosed a list of its subsidiaries as of the date of this Agreement and the amount and percent of its ownership thereof. Each of its subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which such subsidiary is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of its subsidiaries that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act ("FDIA") and applicable regulations thereunder.

          (d) Capital Stock. (1) In the case of the representations and warranties made by Dime and in addition to the statements set forth in Recital A:

             As of the date of this Agreement, there were outstanding under the stock option and other plans Previously Disclosed (the "Dime Stock Plans"), options or rights to acquire not more than an aggregate of 8,078,022 shares of Dime Common Stock (subject to adjustment on the terms set forth in the Dime Stock Plans). As of the date of this Agreement, Dime has no shares of Dime Common Stock reserved for issuance, other than 15,954,541 shares reserved for issuance under the Dime Stock Plans and the shares reserved for issuance under the Dime Stock Option Agreement, and has no shares of Dime Preferred Stock reserved for issuance. All the outstanding shares of Dime Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock of each of Dime's subsidiaries owned by Dime or a subsidiary of Dime have been duly authorized and validly issued and are fully paid and nonassessable, and are owned by Dime or a subsidiary of Dime free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"). Except as set forth above (including in Recital A) or in the Dime Stock Option Agreement or in the Stockholder Protection Rights Agreement (the "Dime Rights Agreement"), dated as of October 20, 1995, between Dime and The First National Bank of Boston, as Rights Agent, and except for Dime Common Stock issued after the date hereof pursuant to the terms of Dime Stock Plans, there are no shares of capital stock of Dime authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Dime or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of Dime or any of its subsidiaries (including, without limitation, those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer thereof). Other than pursuant to the Hudson Stock Option Agreement, as of the date hereof, neither Dime nor any of its subsidiaries beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Hudson Common Stock that are, or if owned would be, Exception Shares.

          (2) In the case of the representations and warranties made by Hudson and in addition to the statements set forth in Recital B:

             As of the date of this Agreement, there were outstanding under the stock option and other plans Previously Disclosed (the "Hudson Stock Plans"), options or rights to acquire not more than an aggregate of 1,141,768 shares of Hudson Common Stock (subject to adjustment on the terms set forth in the Hudson Stock Plans). As of the date of this Agreement, Hudson has no shares of Hudson Common Stock reserved for issuance, other than 13,736,445 shares reserved for issuance under the Hudson Stock Plans and the shares reserved for issuance under the Hudson Stock Option Agreement, and has no shares of Hudson Preferred Stock reserved for issuance. All the outstanding shares of Hudson Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock of each of Hudson's subsidiaries owned by Hudson or a subsidiary of Hudson have been duly authorized and validly issued and are fully paid and nonassessable and owned by Hudson or a subsidiary of Hudson free and clear of all Liens. Except as set forth above (including in Recital B) or in the Hudson Stock Option Agreement and except for Hudson Common Stock issued after the date hereof pursuant to the terms of the Hudson Stock Plans, there are no shares of capital stock of Hudson authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Hudson or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of Hudson or any of its subsidiaries (including, without limitation, those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer thereof). Other than pursuant to the Dime Stock Option Agreement, as of the date hereof, neither Hudson nor any of its subsidiaries beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Dime Common Stock.

          (e) Corporate Authority. (1) In the case of the representations and warranties made by Dime: It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Stock Option Agreements and, subject only to the adoption by a majority of holders of the outstanding shares of Dime Common Stock entitled to vote thereon of the agreement of merger (including the amendments to the Certificate of Incorporation and By-laws contemplated by Sections 2.1 and 2.2) contained in this Agreement insofar as required by Sections 251 and 252 of the DGCL, to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of it enforceable in accordance with the terms hereof. Its Board of Directors (at a meeting duly called and held) has by requisite vote (A) authorized and approved this Agreement, the Stock Option Agreements and the transactions, including the Merger, contemplated hereby and thereby, (B) directed that the agreement of merger (as such term is used in Section 252 of the DGCL) contained in this Agreement be submitted for consideration to, and adoption by, its stockholders in accordance with Sections 251 and 252 of the DGCL and (C) approved the execution of the Dime Stock Option Agreement and authorized and approved the Merger (prior to the execution by Dime of this Agreement and prior to the date of execution of the Dime Stock Option Agreement) in accordance with Section 203 of the DGCL.

          (2) In the case of the representations and warranties made by Hudson:
     It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Stock Option Agreements and, subject only to the adoption by a majority of the votes cast by holders of the outstanding shares of Hudson Common Stock entitled to vote thereon of the plan of merger contained in this Agreement insofar as required by Section 14A: 10-3 of the NJBCA, to consummate the transactions contemplated hereby. Article IX of its certificate of incorporation is not applicable to the Merger or other transactions contemplated hereby. This Agreement is a valid and legally binding agreement of it enforceable in accordance with the terms hereof. Its Board of Directors (at a meeting duly called and held) has by requisite vote (A) authorized and approved this Agreement, the Stock Option Agreements and the transactions, including the Merger, contemplated hereby and thereby, (B) directed that the plan of merger (as such term is used in Section 14A: 10-7 of the NJBCA) contained in this Agreement be submitted for consideration to, and adoption by, its stockholders in accordance
     Section 14A: 10-3 of the NJBCA and (C) approved the execution of the Hudson Stock Option Agreement and authorized and approved the Merger (prior to the execution by Hudson of this Agreement and prior to the date of execution of the Hudson Stock Option Agreement) in accordance with Section 14A: 10A-5 of the NJBCA.

          (f) Governmental Filings; No Violations. (1) Other than the approvals Previously Disclosed, and other than as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), state securities laws and the rules of the New York Stock Exchange (the "NYSE") or the National Association of Securities Dealers, Inc. (the "NASD"), or under any federal or state banking laws or regulations, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

          (2) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate or articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note,

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

     mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any Contracts. It has Previously Disclosed a list of all consents of third parties required under any Contracts to be obtained by it or its subsidiaries prior to consummation of the Merger.

          (g) Reports and Financial Statements. (1) With respect to periods since January 1, 1997, each of it and its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Securities and Exchange Commission (the "SEC"), (B) the Office of Thrift Supervision (the "OTS"), (C) the Federal Deposit Insurance Corporation (the "FDIC"),
     (D) the Federal Home Loan Bank System (the "FHLB"), (E) in the case of representations and warranties of Hudson, the Federal Reserve (as defined in Section 5.3(k)(3)) and the New Jersey Department of Banking and Insurance, (F) any other applicable federal or state banking, insurance, securities, or other regulatory authorities or (G) the NYSE or the NASD, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date of this Agreement), each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations.

          (2) It has delivered to the other of Dime or Hudson each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act, the Exchange Act and state securities laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1997 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, its "Reports"), each in the form (including exhibits and any amendments thereto) filed with the SEC (or if not so filed, in the form used or circulated).

          (3) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with the applicable Securities Laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (4) Each of its consolidated balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presents the consolidated financial position of it and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated balance sheets, statements of income, cash flows and stockholders' equity are referred to as its "Financial Statements".

          (5) It knows of no reason why the allowance for loan and lease losses shown in its consolidated balance sheet dated June 30, 1999 included in its Financial Statements was not adequate as of such

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

     date to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

          (h) Asset Classification. It has Previously Disclosed a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of it and its subsidiaries that have been criticized or classified as of June 30, 1999 by it, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified or criticized as of the date hereof by any representative of any Governmental Entity as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or its subsidiaries prior to the date hereof.

          (i) Absence of Certain Events and Changes. Except as disclosed in its Reports filed by it with the SEC since December 31, 1998, and, except as expressly contemplated by this Agreement, it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and since that date, without giving effect to the proviso of Section 5.1(a) or to Section 5.2, there has not been any change or development or combination of changes or developments which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

          (j) Properties. Except as disclosed or reserved against in its Reports or Financial Statements, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the material properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its subsidiaries as of the dates thereof. All leased buildings and all leased fixtures, equipment and other property and assets that are material to its business on a consolidated basis are held under valid leases or subleases by it or its subsidiaries enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

          (k) Compliance with Laws.  It and each of its subsidiaries:

             (1) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

             (2) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

             (3) has received since January 1, 1997 no notification or communication from any Governmental Entity (including the OTS, the FDIC, the Board of Governors of the Federal Reserve System (the "Federal Reserve") and any other bank, insurance or securities regulatory authorities) or the staff thereof (A) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization; or
        (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist); and

             (4) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive.

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

          (l) Litigation. Except as disclosed in its Reports filed with the SEC prior to the date hereof, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any person (including any Governmental Entity) pending or, to its knowledge, threatened, against it or any of its subsidiaries; and neither it nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OTS, the Federal Reserve, the FHLB and the FDIC) or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (m) Taxes. (1) The term "Tax" or "Taxes" includes any tax or similar governmental charge, impost or levy (including, without limitation, income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency thereof.

          (2) All federal, state and local Tax returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. Except as disclosed in its Reports, all Taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles). Adequate provision in accordance with generally accepted accounting principles appropriately and consistently applied has been made in the Reports relating to all Taxes for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed. As of the date of this Agreement and except as disclosed in its Reports, there is no outstanding audit examination, deficiency, refund litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its or such subsidiary's balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles). Neither it nor any of its subsidiaries is a party to a tax sharing or similar agreement or any agreement pursuant to which it or any of its subsidiaries has indemnified any party (other than it or one of its subsidiaries) with respect to Taxes. The proper and accurate amounts have been or will be withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security and employment tax withholding for all types of compensation).

          (n) Insurance. Each of it and its subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions

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

     contemplated hereby) that are known to it. It has Previously Disclosed a list of all directors' and officers' liability insurance policies maintained by it or its subsidiaries.

          (o) Labor Matters. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any material proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (p) Employee Benefits. (1) As of the date of this Agreement, it has Previously Disclosed a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all material employment or severance contracts, consulting agreements and all other material employee benefit plans that cover employees, former employees, directors or independent contractors (and their spouses, dependents or beneficiaries) of it and its subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating thereto) and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) covering current or former employees, directors or independent contractors (and their spouses, dependents or beneficiaries) of it or its subsidiaries (its "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all amendments thereto, have been made available to the other party.

          (2) Except as disclosed in its Reports or as provided in this Agreement, the transactions contemplated by this Agreement and the Stock Option Agreements will not result in the vesting or acceleration of any amounts under any Compensation Plan, any material increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

          (3) All of its and its subsidiaries' employee benefit plans, within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, covering Employees (collectively, its "Plans") are in compliance with the applicable provisions of ERISA and the Internal Revenue Code, and other applicable laws in all material respects. Each of its Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation relating to its Plans. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Plan that could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (4) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affiliate"). It and its subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an

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     ERISA Affiliate), nor has it or any of its subsidiaries or ERISA Affiliates been notified by any multiemployer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multiemployer plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such multiemployer plan intends to terminate or has been terminated under Section 4041A of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof. Neither it, its subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability pursuant to Section 4069 or 4204 of ERISA.

          (5) All material contributions required to be made by it and its subsidiaries under the terms of any of its Plans have been timely made or have been reflected on its Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. None of it, its subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) or 412(f)(3) of the Internal Revenue Code or Section 306, 307 or 4204 of ERISA.

          (6) Under each of its and its ERISA Affiliates' Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and to its knowledge, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year which reasonably could be expected to change such conclusion. There would be no withdrawal liability of it and its subsidiaries under each benefit plan which is a multiemployer plan to which it, its subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof.

          (7) Except as disclosed in its Reports, neither it nor its subsidiaries have any obligations for retiree health and life benefits.

          (8) There are no restrictions on the rights of it or its subsidiaries to amend or terminate any Plan without incurring any liability thereunder in addition to normal liabilities for benefits.

          (q) Environmental Matters. (1) For purposes of this Section 5.3(q), the following terms shall have the indicated meaning:

             "Business" means the business conducted by it and its subsidiaries.

             "Environmental Law" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment or judicial opinion or any agreement with any Government Entity, presently in effect or hereinafter adopted relating to (A) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances or (B) the preservation, restoration or protection of the environment, natural resources or human health.

             "Hazardous Substances" means substances which are: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum products or by-products, asbestos containing material, polychlorinated biphenyls ("PCBs"), radioactive materials or radon gas; or (C) any other matter to which exposure is prohibited, limited or regulated by any government authority or Environmental Law.

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             "Subject Property" means (A) all real property at which the businesses of it or any of its subsidiaries have been conducted, all property in which it or any of its subsidiaries holds a security or other interest (including, without limitation, a fiduciary interest), and, where required by the context, includes any such property where under any Environmental Law it or any of its subsidiaries constitutes the owner or operator of such property, but only with respect to such property, (B) any facility in which it or any of its subsidiaries participates in the management, including, where required by the context, participating in the management of the owner or operator of such property, and (C) all other real property which for purposes of any Environmental Law it or any of its subsidiaries otherwise could be deemed to be an owner or operator or otherwise control.

          (2) To its knowledge, it and each of its subsidiaries and the Subject Property are, and have been, in compliance with all Environmental Laws and there are no circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance.

          (3) To its knowledge, there are no pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its subsidiaries or any Subject Property relating to:

             (A) an asserted liability of it or any of its subsidiaries or any prior owner, occupier or user of Subject Property under any Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any Environmental Law;

             (B) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

             (C) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

             (D) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances;

     and, to its knowledge, there is no reasonable basis for any of the foregoing.

          (4) To its knowledge, there are no storage tanks underground or otherwise present on the Subject Property or, if present, all such tanks are not leaking and are in full compliance with any Environmental Law. To its knowledge, with respect to any Subject Property, it and its subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, and it and its subsidiaries do not own, possess or control any asbestos or asbestos-containing material. To its knowledge, no Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and which have not created conditions requiring remediation under any Environmental Law.

          (5) To its knowledge and except for investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring pursuant to any Environmental Law.

          (r) Risk Management Instruments. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its subsidiaries or their customers, were entered into
     (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of it or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full
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     force and effect. Neither it nor its subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) Material Agreements. (1) As of the date of this Agreement, without giving effect to the proviso of Section 5.1(a) and to Section 5.2, except for (A) the Stock Option Agreements, and (B) arrangements made after the date and in accordance with the terms of this Agreement, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act, but without giving effect to the ordinary course of business exception provided for therein) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports.

          (2) None of it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, indenture, lease, insurance policy or other instrument.

          (t) Knowledge as to Conditions. (1) As of the date of this Agreement, it knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction described in the proviso to Section 7.1(b), or why the accountants' letters referred to in Section 7.1(g) or the opinions of tax counsel referred to in Sections 7.2(d) and 7.3(c) cannot be obtained.

          (2) In the case of the representations and warranties made by Hudson, as of the date hereof, Hudson knows of no reason why either of the transactions (the "Pending Transactions") contemplated by (A) the Agreement and Plan of Merger, dated June 28, 1999 by and among Hudson, Hudson United Bank, a New Jersey bank and wholly owned subsidiary of Hudson, JeffBanks, Inc., a Pennsylvania corporation, Jefferson Bank, a Pennsylvania bank and wholly owned subsidiary of JeffBanks, and Jefferson Bank of New Jersey, a New Jersey bank and wholly owned subsidiary of JeffBanks, and (B) the Agreement and Plan of Merger, dated June 28, 1999, by and among Hudson, Hudson United Bank and Southern Jersey Bancorp of Delaware, Inc., a Delaware corporation, and Farmers and Merchants National Bank, a national banking association, should not be consummated. In case either or both of the Pending Transactions shall fail to be consummated, such mere failure, in and of itself, shall not constitute a breach of any provision of this Agreement or give Dime any right of termination hereunder.

          (u) Year 2000 Compliance. (1) All computer software and hardware used in its businesses is Year 2000 Compliant (as defined below) or is scheduled, according to an internal plan and budget, to be Year 2000 Compliant prior to December 31, 1999.

          (2) It has disclosed to the other party its plans for evaluating whether the business conducted by it or its subsidiaries is Year 2000 Compliant. Neither it or its subsidiaries has received any written notice or, to its knowledge, oral notice from any Governmental Entity which indicates that such Governmental Entity considers or would consider the businesses conducted by it or its subsidiaries not to be Year 2000 Compliant.

          (3) "Year 2000 Compliant" means, with respect to any computer software or hardware and other processing capabilities of a party, that such software or hardware and processing capabilities are able, in all material respects, accurately to process date and time data (including calculating, comparing, and sequencing) from, into and between the years 1999 and 2000 and leap year calculations, and will not generate erroneous data or cause a system to fail because of a date of the year 1999 or greater or spanning the years 1999 and 2000.

          (v) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that Hudson has retained Goldman, Sachs & Co. as its financial advisor and Dime has retained Credit Suisse First Boston as its financial advisor, the arrangements with which have been disclosed in writing to the other party prior to the date hereof.
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                                   ARTICLE VI

                                   COVENANTS

     6.1 Conduct of Business Pending the Effective Time. Each of Dime and Hudson agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as the other party shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement or the Stock Option Agreements or as Previously Disclosed:

          (a) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (1) adversely affect the ability of any of them to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 7.1(b), (2) adversely affect its ability to perform its obligations under this Agreement or the Stock Option Agreements or (3) be reasonably likely to result in a Material Adverse Effect.

          (b) It will not (1) sell or pledge or agree to sell or pledge or permit any Lien to exist on any stock owned by it of any of its material subsidiaries; (2) amend its certificate of incorporation or by-laws; (3) split, combine or reclassify any outstanding capital stock; (4) other than as permitted by Section 6.2, declare, set aside or pay any dividend payable in cash, stock or other property with respect to any of its capital stock; or (5) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (other than such capital stock repurchased pursuant to the Dime Stock Plans and the Hudson Stock Plans, as the case may be).

          (c) Notwithstanding anything to the contrary contained in Section 6.3, neither it nor any of its subsidiaries will (1) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, with the exception of Dime Common Stock or Hudson Common Stock issuable as of the date hereof pursuant to the Dime Stock Plans or Hudson Stock Plans, respectively, consistent with past practice, and the Stock Option Agreements; (2) transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it; (3) cancel, release, assign or modify any material amount of indebtedness of any other individual, corporation or other entity (collectively, a "Person") other than in the ordinary and usual course of business; or (4) authorize capital expenditures other than in the ordinary and usual course of business.

          (d) Except as expressly contemplated in this Agreement and except for internal reorganizations involving existing subsidiaries, neither it nor any of its subsidiaries will make any material acquisition of, or investment in, assets or stock of any other Person not in the ordinary and usual course of business.

          (e) Other than in the ordinary course of business consistent with past practice, it will not incur or permit any of its subsidiaries to incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

          (f) Except as required by agreements or arrangements Previously Disclosed or as provided in Section 6.1(k) or as contemplated by Article III, neither it nor any of its subsidiaries will (1) grant any increase in compensation or benefits to its Employees or to its officers, except for normal increases consistent with past practice or as required by law; (2) pay any bonus except as consistent
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     with past practice; (3) grant any severance or termination pay to any director, officer or other of its Employees except as consistent with past practice; (4) enter into or amend any employment or severance agreement with any director, officer or other of its Employees (provided that this clause (4) shall not prohibit either party from approving a renewal or other extension of an existing employment or severance agreement in accordance with its terms and in the ordinary course of business); (5) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or (6) effect any change in retirement benefits for any class of its Employees or officers (unless such change is required by applicable law or, in the written opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided); provided, however, that nothing in this Section 6.1 shall prevent Dime from renegotiating, amending or modifying the current Employment Agreement with Mr. Toal provided that (i) any additional benefits provided to Mr. Toal thereunder are commensurate with those to be provided to Mr. Neilson subsequent to the Effective Time under the Employment Agreement with Mr. Neilson and that such amendment or modification shall not extend Mr. Toal's employment beyond that permitted by the provisions of Article III of this Agreement and (ii) such amendment or modification is approved by the Compensation Committee or other similar committee of the Board of Directors of Dime.

          (g) Except as provided in Section 6.1(k) and as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable law, neither it nor any of its subsidiaries will establish, adopt, enter into or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees.

          (h) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (i) Neither it nor any of its subsidiaries shall make any tax election, other than in the ordinary course of business.

          (j) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a) through (i) above.

          (k) Notwithstanding the provisions of Sections 6.1(f) and (g) herein, each party hereto shall be permitted to take, or authorize or agree to take, any of the actions contemplated in such Sections without the consent of the other party, if such action (1) is reasonably necessary to qualify for, or preserve, an exemption of certain transactions from the operation of Section 16(b) of the Exchange Act in accordance with the provisions of SEC Rule 16b-3, as amended, or (2) is Previously Disclosed.

     6.2 Dividends. Unless Dime and Hudson otherwise agree in writing, neither Dime nor Hudson will declare or pay any dividend or distribution on shares of their capital stock, whether payable in cash, stock or other property, other than (a) dividends from subsidiaries of Dime or Hudson to Dime or Hudson or to another subsidiary of Dime or Hudson, as applicable, consistent with past practice or (b) regular quarterly dividends or distributions, provided that (1) such dividends or distributions, and their corresponding record dates and payment dates, are coordinated between the parties and are in the ordinary course consistent with past practice and (2) such dividends or distributions are not in amounts exceeding $0.25 per quarter in the case of Hudson and $0.06 per quarter in the case of Dime, subject to and consistent with each party's normal practice for scheduled increases in the rate of dividends paid on its common stock.

     6.3 Acquisition Proposals. Each of Dime and Hudson agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of its subsidiaries shall, and it shall direct and use all reasonable efforts to cause its employees, agents and representatives

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(including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any such person relating to an Acquisition Proposal. Hudson will notify Dime, and Dime will notify Hudson, immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

     6.4 Stockholder Approvals; Election of Directors. Each of Dime and Hudson agrees to take, in accordance with applicable law and its respective certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Dime Common Stock (the "Dime Meeting") and Hudson Common Stock (the "Hudson Meeting"), respectively, as promptly as practicable after the Registration Statement (as defined in Section 6.5) is declared effective to consider and vote upon the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) or plan of merger (within the meaning of
Section 14A: 10-3 of the NJBCA) contained in this Agreement. The Board of Directors of each of Dime and Hudson will recommend such adoption, and each of Dime and Hudson will take all reasonable action to solicit such adoption by its respective stockholders, and the Governance and Nominating Committee of the Board of Directors of Dime will nominate the Former Hudson Directors (as designated pursuant to Section 3.2(a)) for, and prior to the Effective Time Dime's Board of Directors will adopt such resolutions necessary for, the election of such persons as directors of the Surviving Corporation, with such election to take effect at the Effective Time.

     6.5 Filings; Other Actions. (a) Each of Dime and Hudson agrees to cooperate in the preparation of a registration statement on Form S-4 to be filed by Dime with the SEC in connection with the issuance of Surviving Corporation Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Dime and Hudson constituting a part thereof (the "Joint Proxy Statement"), the "Registration Statement"). Dime agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Dime also agrees to use all reasonable efforts to obtain all necessary state securities law permits and approvals required to carry out the transactions contemplated by this Agreement, and Hudson agrees to furnish all information concerning Hudson and the holders of Hudson Common Stock as may be reasonably requested in connection with any such action.

     (b) Each of Dime and Hudson agrees to cooperate and consult with the other and, on the terms and subject to the conditions set forth in this Agreement, use reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. Each of Dime and Hudson shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     (c) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries

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to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Each of Dime and Hudson agrees to consult and cooperate with the other in effecting actions and measures for the purpose of ensuring the orderly consummation of the transactions contemplated hereby and the efficient conduct of the combined businesses of Dime and Hudson following the Merger. Without limiting the foregoing, each of Dime and Hudson agrees, to the extent consistent with applicable law, to consult and cooperate with the other in (1) developing a joint business plan for periods beginning at the Effective Time and (2) taking reasonable steps in an effort to enable the Surviving Corporation to achieve the objectives stated in such joint business plan.

     6.6 Information Supplied. Each of Hudson and Dime agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(b) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Dime Meeting and the Hudson Meeting to be held in connection with this Agreement, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed, by Dime or Hudson without consultation with the other party and its counsel.

     6.7 Accountants' Letters. Dime agrees to use all reasonable efforts to cause to be delivered to Hudson a letter of KPMG LLP, independent auditors to Dime, and Hudson agrees to use all reasonable efforts to cause to be delivered to Dime a letter of Arthur Andersen, independent auditors to Hudson, each dated
(1) the date on which the Registration Statement shall become effective and (2) a date shortly prior to or on the Closing Date, and addressed to such other party in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     6.8 Access. Upon reasonable notice, each party agrees to (and shall cause each of its subsidiaries to) afford the other party's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this
Section 6.8 shall affect or be deemed to modify any representation or warranty made by the party furnishing such information. Each party will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.8 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, pending consummation of the transactions herein contemplated, each party conducting an investigation hereunder will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained from the other party pursuant to this Section 6.8 or during the investigation leading up to the execution of this Agreement. The agreements between Dime and Hudson regarding the confidentiality of such information in effect at the date hereof (the "Confidentiality Agreements") shall continue and survive in full force and effect until the Effective Time or, in the event this Agreement is terminated, shall continue in accordance with the terms thereof. Upon any termination of this Agreement, each party will collect and deliver to the other party all nonpublic documents obtained by it or any of its Representatives and then in their possession and any copies thereof and destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it or of its Representatives containing or reflecting any
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nonpublic information obtained from the other party, except to the extent that any such information may be embodied in minutes of the meetings of such party's Board of Directors or in filings, reports or submissions to or with any Governmental Entity.

     6.9 Notification of Certain Matters. Each of Dime and Hudson will give prompt notice to the other of any fact, event or circumstance known to it that
(a) is reasonably likely to result in any Material Adverse Effect, (b) would cause or constitute a material breach of any of the representations, warranties, covenants or agreements of such party contained herein or (c) is reasonably likely to result in the failure of a condition to consummation set forth in
Article VII to be satisfied on or prior to June 30, 2000.

     6.10 Publicity. The initial press release relating hereto will be a joint press release and thereafter Hudson and Dime shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with the NYSE or the NASD with respect thereto.

     6.11 Benefit Plans. (a) At or as promptly as practicable following the Effective Time, the Surviving Corporation and its subsidiaries will adopt employee benefit plans (including, without limitation, severance plans) covering persons who become and remain employees of the Surviving Corporation or its subsidiaries and who were immediately prior to the Effective Time employees of Dime or its subsidiaries (the "Former Dime Employees") or employees of Hudson or its subsidiaries (the "Former Hudson Employees") or will amend existing plans to provide coverage for Former Dime Employees and Former Hudson Employees. It is the express understanding and intention of the parties that no Former Dime Employee or Former Hudson Employee or other person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions, of this Section 6.11(a), and that nothing in this Agreement shall be deemed to constitute a Plan or an amendment to a Plan.

     (b) Each of Dime and Hudson agrees, with respect to any Pension Plans maintained by them or any of their subsidiaries with respect to which the "remedial amendment period" described in Revenue Procedure 99-23, 1999-16 I.R.B. 5 (4/19/99), and any subsequent pronouncement by the Internal Revenue Service extending or modifying the remedial amendment period as so described, ends prior to the Closing Date and with respect to any amendments to such plans required to be adopted before the end of such remedial amendment period, that to the extent a determination letter with respect to the qualification of such Pension Plan or Plans under the Internal Revenue Code reflecting such amendments has not been obtained, an application for such a letter shall be filed with the Internal Revenue Service on or before the last day of such remedial amendment period.

     6.12 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that Dime and Hudson each shall bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distribution) of the Registration Statement, the Joint Proxy Statement and applications to Governmental Entities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and fees paid for filings with Governmental Entities.

     6.13 Indemnification; Directors' and Officers' Insurance. (a) Each of Dime and Hudson agrees that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of Dime, Hudson and their respective subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Dime, Hudson or such subsidiary would have been permitted under applicable law of the jurisdiction of its incorporation and the certificate of incorporation or by-laws of Dime, Hudson or such subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     (b) To the extent that paragraph (a) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the Effective Time, each of Dime and Hudson agrees that the Surviving Corporation shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     (c) For a period of six years from the Effective Time, the Surviving Corporation shall provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Hudson or any of its subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Hudson.

     (d) Any Indemnified Party wishing to claim indemnification under Section 6.13(a) or (b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     6.14 Antitakeover Provisions. If any "business combination", "moratorium", "control share" or other state antitakeover statute or regulation (collectively, "Antitakeover Provisions") may become applicable to the transactions contemplated hereby, each of Dime and Hudson and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Antitakeover Provision on any of the transactions contemplated by this Agreement.

     6.15 Affiliate Agreements. (a) As soon as practicable after the date hereof, Dime shall identify to Hudson and Hudson shall identify to Dime all persons who are at the date hereof (or at another reasonably proximate date) possible "affiliates" of Dime or Hudson, respectively, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series Releases 130 and 135, as amended, of the SEC ("Affiliates"). Each of Dime and Hudson shall use their best efforts to obtain a written agreement in the form of Annex 4(a) (for Affiliates of Hudson) or 4(b) (for Affiliates of

Dime) from each person who is so identified as a possible Affiliate and shall deliver copies of such written agreements to the other party as soon as practicable.

     (b) As soon as practicable after the date of the Dime Meeting or Hudson Meeting, as applicable, Dime shall identify to Hudson and Hudson shall identify to Dime all persons who were, at the time of the Dime Meeting or the Hudson Meeting, possible Affiliates of Dime and Hudson, respectively, and who were not previously identified in accordance with Section 6.15(a). Each of Dime and Hudson shall use their best efforts to obtain a written agreement in the form of Annex 4(a) or 4(b), as the case may be, from each person who is so identified and shall deliver copies of such written agreements to the other party as soon as practicable.

     6.16 Stock Exchange Listing. The parties agree to use all reasonable efforts to cause to be listed on the NYSE, subject to official notice of issuance, the shares of Surviving Corporation Common Stock to be issued in the Merger.

     6.17 Efforts to Consummate. On the terms and subject to the conditions of this Agreement, each of Dime and Hudson agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     6.18 Reports. Each of Dime and Hudson agrees to file, and to cause its respective subsidiaries to file, all reports required to be filed with all Governmental Entities pursuant to the Securities Laws or Federal or state banking laws between the date of this Agreement and the Effective Time, and to deliver to the other party copies of all such reports promptly after the same are filed.

     6.19 Accounting and Tax Treatment. Neither Dime nor Hudson will take, cause or to the best of its ability permit to be taken any action that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment or the qualification of the Merger as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code; provided, that nothing in this Section 6.19 shall preclude either party from exercising its respective rights under the Stock Option Agreements.

     6.20 Assumptions. The parties agree to take all reasonable action for the Surviving Corporation to assume any guaranties or indentures to which Hudson is currently a party, including, without limitation, guaranties and indentures associated with the Hudson-guarantied mandatorily redeemable preferred capital securities, Series B, of Hudson Capital Trust I and Hudson Capital Trust II which hold solely junior subordinated debentures of Hudson.

     6.21 Bank Combination and Governance. The parties agree to take all reasonable actions necessary prior to the Effective Time to cause the federal savings bank subsidiary of Dime and New Jersey state-chartered commercial bank subsidiary of Hudson to be combined, in a manner to be determined, effective as soon as possible after the Effective Time, as the Subsidiary Bank, so that (a) the Subsidiary Bank is a New Jersey state-chartered commercial bank, (b) the Board of Directors and senior executive officers of the Subsidiary Bank shall be the same persons in the same positions as the Board of Directors and senior executive officers of the Surviving Corporation and (c) the committees and composition of committees of the Board of Directors of the Subsidiary Bank shall be the same as the committees and composition of committees of the Board of Directors of the Surviving Corporation.

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Dime and Hudson to consummate the Merger is subject to the fulfillment or written waiver by Dime and Hudson prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been duly adopted by the holders of Dime Common Stock and the holders of Hudson Common Stock in accordance with Sections 251 and 252 of the DGCL and Section 14A: 10-3 of the NJBCA, as the case may be, and each such stockholder approval shall be in accordance with other applicable law.

          (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of either Dime or Hudson or their respective subsidiaries shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would result in a Material Adverse Effect on the Surviving Corporation.

          (c) Third Party Consents. All consents or approvals of all persons (other than Governmental Entities) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

          (d) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that prohibits consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. All permits and other authorizations under the Securities Laws and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of Surviving Corporation Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) Listing. The shares of Surviving Corporation Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g) Accountants' Pooling Letter. Each of Dime and Hudson shall have received a letter, dated as of the Effective Time, from KPMG LLP and Arthur Andersen, their respective independent auditors, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases 130 and 135, as amended, if consummated in accordance with this Agreement.

          (h) Employment Agreements. Unless Mr. Neilson or Mr. Toal is unable or unwilling to serve in the capacity or capacities described therein, the Employment Agreement for each of Mr. Neilson and Mr. Toal, respectively, shall be in full force and effect.

     7.2 Conditions to Obligation of Hudson. The obligation of Hudson to consummate the Merger is also subject to the fulfillment or written waiver by Hudson prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Dime set forth in this Agreement shall be true and correct as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Hudson shall have received a certificate, dated the Closing Date, signed on behalf of Dime by the Chief Executive Officer and the Chief Financial Officer of Dime to such effect.

          (b) Performance of Obligations of Dime. Prior to the Effective Time, the Board of Directors of Dime shall have adopted resolutions sufficient to ensure that, at the Effective Time, (1) the composition of the Board of Directors of the Surviving Corporation (including designation of directors in particular classes of the Board of Directors of the Surviving Corporation) shall be as designated under Section 3.2(a), including those persons whom Hudson shall have designated in writing to Dime pursuant to
     Section 3.2(a), (2) the establishment and composition of committees of the Board of Directors of the Surviving Corporation shall be as set forth in Annex 3, including those persons whom Hudson shall have designated in writing to Dime pursuant to Section 3.2(c), and (3) the senior executive officers of the Surviving Corporation shall be as set forth in Annex 5. Dime shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Hudson shall have received a certificate, dated the Closing Date, signed on behalf of Dime by the Chief Executive Officer and the Chief Financial Officer of Dime to such effect.

          (c) Opinion of Counsel. Hudson shall have received an opinion, dated the Closing Date, of Sullivan & Cromwell, reasonably satisfactory to Hudson, to the effect that the shares of Surviving Corporation Common Stock to be issued in the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable.

          (d) Opinion of Tax Counsel. Hudson shall have received an opinion (based on customary assumptions and representations) of Pitney, Hardin, Kipp & Szuch, counsel to Hudson, dated the Closing Date, to the effect that
     (1) the Merger is a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (2) Dime and Hudson are parties to such "reorganization" and (3) the exchange in the Merger of shares of Hudson Common Stock for shares of Surviving Corporation Common Stock will not result in the recognition of income, gain or loss to Dime, Hudson or the stockholders of Hudson in each case for federal income tax purposes (subject to customary exceptions and except to the extent of any cash paid in lieu of fractional shares or any state and local transfer taxes paid on behalf of a stockholder).

          (e) Accountants' Letters. Hudson and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.7 from KPMG LLP, as Dime's independent auditors.

     7.3 Conditions to Obligation of Dime. The obligation of Dime to consummate the Merger is also subject to the fulfillment or written waiver by Dime prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Hudson set forth in this Agreement shall be true and correct as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Dime shall have received a certificate, dated the Closing Date, signed on behalf of Hudson by the Chief Executive Officer and the Chief Financial Officer of Hudson to such effect.

          (b) Performance of Obligations of Hudson. Prior to the Effective Time, Hudson, in its capacity as sole shareholder of Hudson United Bank, shall have adopted resolutions sufficient to ensure that, at the Effective Time, the composition of the Board of Directors of the Subsidiary Bank shall be the same as the composition of the Board of Directors of the Surviving Corporation at the Effective Time, including those persons whom Dime shall have designated in writing to Hudson pursuant to Section 3.2(a). Prior to the Effective Time, the Board of Directors of Hudson United Bank shall have adopted resolutions, effective at the Effective Time, sufficient to (1) elect the senior executive officers of the Subsidiary Bank, as such officers are set forth in Annex 5 and (2) establish and compose the committees of the Board of Directors of the Subsidiary Bank in the same manner as the committees of the Board of Directors of the Surviving Corporation at the Effective Time, pursuant to
     Section 6.21, including those persons whom Dime shall have designated in writing to Hudson pursuant to Section 3.2(c). Hudson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Dime shall have received a certificate, dated the Closing Date, signed on behalf of Hudson by the Chief Executive Officer and the Chief Financial Officer of Hudson to such effect.

          (c) Opinion of Tax Counsel. Dime shall have received an opinion (based on customary assumptions and representations) of Sullivan & Cromwell, counsel to Dime, dated the Closing Date, to the effect that (1) the Merger is a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (2) Dime and Hudson are parties to such "reorganization".

          (d) Accountants' Letters. Dime and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.7 from Arthur Andersen, as Hudson's independent auditors.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Dime and Hudson, respectively, by the mutual agreement of Dime and Hudson, approved by their respective Boards of Directors.

     8.2 Termination by Either Dime or Hudson. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Dime or Hudson if the Merger shall not have been consummated by June 30, 2000 or any approval or authorization of any Governmental Entity, the lack of which would result in the failure to satisfy the closing condition set forth in Section 7.1(b), shall have been denied by such Governmental Entity or such Governmental Entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 7.1(b) with respect to, such approval or authorization (provided, that the terminating party is not then in material breach of its obligations under Section 6.4).

     8.3 Termination by Hudson. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Hudson (a) before or after the adoption by stockholders of Hudson referred to in Section 7.1(a), if Dime shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 7.2(a) or 7.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Dime of such breach or (b) before the adoption and approval by stockholders of Hudson referred to in Section 7.1(a), if the Board of Directors of Dime shall have failed to recommend to its stockholders the adoption of the plan of merger contained in this Agreement.

     8.4 Termination by Dime. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Dime (a) before or after the approval by the stockholders of Dime referred to in Section 7.1(a), if Hudson shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 7.3(a) or 7.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Hudson of such breach or (b) before the adoption by stockholders of Dime referred to in Section 7.1(a), if the Board of Directors of Hudson shall have failed to recommend to its stockholders the adoption of the agreement of merger contained in this Agreement.

     8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 9.1, (b) each of the Stock Option Agreements shall be governed by its own terms as to termination and
(c) termination will not relieve a breaching party from liability for any breach directly or indirectly giving rise to such termination.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Survival. Only those agreements and covenants of the parties that by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Time. If the Merger shall be abandoned and this Agreement terminated, the provisions of Section 8.5 shall apply and the agreements of the parties in Sections 6.8 (excluding the first sentence thereof), 6.10 and 6.12 shall survive such abandonment.

     9.2 Modification or Amendment. (a) Subject to the applicable provisions of the DGCL and the NJBCA, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     (b) At any time prior to the Effective Time, Dime and Hudson may enter into an amendment to this Agreement in accordance with Section 9.2(a) in order to modify the structure of the Merger or the other transactions contemplated hereby, or the manner of effecting such transactions; provided that after the adoption of the agreement of merger contained in this Agreement by the stockholders of Dime and Hudson referred to in Section 7.1(a), no such amendment shall adversely affect the consideration to be received by the stockholders of Dime or Hudson, respectively, unless such amendment is approved by such stockholders of Dime or Hudson, respectively, prior to the Effective Time.

     9.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

     9.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles shall be deemed as sufficient as if actual signature pages had been delivered.

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

     (a) If to Hudson:

        Hudson United Bancorp
        1000 MacArthur Boulevard
        Mahwah, New Jersey 07430
        Attention: Chairman & Chief Executive Officer
        Telecopy: (201) 236-2639

      with copies to:

        Hudson United Bancorp
        1000 MacArthur Boulevard
        Mahwah, New Jersey 07430
        Attention: General Counsel
        Telecopy: (201) 236-2649

        and

        Pitney, Hardin, Kipp & Szuch
        200 Campus Drive
        Florham Park, New Jersey 07932-0950
        Attention: Ronald H. Janis, Esq.
                  Michael W. Zelenty, Esq.
        Telecopy: (973) 966-1550

     (b) If to Dime:

        Dime Bancorp, Inc.
        589 Fifth Avenue
        New York, New York 10017
        Attention: Chief Executive Officer
        Telecopy: (212) 326-6194

      with copies to:

        Dime Bancorp, Inc.
        589 Fifth Avenue
        New York, New York 10017
        Attention: General Counsel
        Telecopy: (212) 326-6110

        and

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004
        Attention: Mitchell S. Eitel, Esq.
        Telecopy: (212) 558-3588

     9.7 Entire Agreement, Etc. (a) This Agreement (including the Annexes hereto and the Disclosure Letters), the Stock Option Agreements and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and (b) this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

     9.8  Definition of "subsidiary"; Covenants with Respect to
Subsidiaries. (a) When a reference is made in this Agreement to a subsidiary of a person, the term "subsidiary" means those corporations, banks, savings banks, associations and other entities of which such person owns or controls 25% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 25% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided however, that, except for purposes of Section 5.3(q), there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

     (b) Insofar as any provision of this Agreement shall require a subsidiary to take or omit to take any action, such provision shall be deemed a covenant by Dime or Hudson, as the case may be, to cause such action or omission to occur.

     9.9 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.10 Severability. If any provision of this Agreement or the application thereof to any person (including, without limitation, the officers and directors of Dime and Hudson) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. Prior to the termination of this Agreement in accordance with its terms, the absence of adoption by the stockholders of a party hereto shall not render invalid or inoperative any provision hereof not required to be contained in the agreement of merger to be adopted by such stockholders pursuant to Sections 251 and 252 of the DGCL, or
Section 14A: 10-3 of the NJBCA, as the case may be, and the certificate of incorporation and by-laws of such party.

     9.11 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies except that the provisions of
Section 4.3 shall inure to the benefit of the holders of stock options and
Article III (subject to the limitations set forth in such Article III) and
Section 6.13 shall inure to the benefit of the persons referred to therein.

                                     * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                          HUDSON UNITED BANCORP

                                          By: /s/ KENNETH T. NEILSON
                                            ------------------------------------
                                              Name: Kenneth T. Neilson
                                              Title:   President and Chief
                                                       Executive Officer

                                          DIME BANCORP, INC.

                                          By: /s/ LAWRENCE TOAL
                                            ------------------------------------
                                              Name: Lawrence Toal
                                              Title:  Chief Executive Officer

                                                                         ANNEX 1
                                                         TO THE MERGER AGREEMENT

                                 AMENDMENTS TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SURVIVING CORPORATION

     The following amendments shall be made to the Amended and Restated Certificate of Incorporation of the Surviving Corporation, effective as of the Effective Time:

     1. Article I of the Amended and Restated Certificate of Incorporation of Dime Bancorp, Inc. shall be amended to read in its entirety as follows:

             "The name of the Corporation is Dime United Bancorp, Inc."

     2. The following Article XIII shall be added to the Amended and Restated Certificate of Incorporation of Dime Bancorp, Inc. after Article XII and shall read in its entirety as follows:

                                  ARTICLE XIII

                          PROVISIONS RELATED TO MERGER
                                       OF
                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP

     The following provisions in Article XIII of this Amended and Restated Certificate of Incorporation shall be effective until December 31, 2002 and are effected by consummation of, and at the Effective Time of, the Agreement and Plan of Merger, dated as of September 15, 1999, between Dime Bancorp, Inc. and Hudson United Bancorp, as amended and restated on December 27, 1999 (the "Merger Agreement"). Capitalized terms used in this Article XIII and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

     A.  Qualifications for Directors.  Subject to the provisions of this
Article XIII, until December 31, 2002, (1) in order to qualify for election as a director of the Corporation at an annual or special meeting of stockholders or by written consent of stockholders, an individual must be nominated either by
(a) a stockholder entitled to vote in the election of directors who has complied with all requirements for such nomination provided for in this Amended and Restated Certificate of Incorporation and the Corporation's bylaws or (b) the board of directors after having been nominated to the board of directors by a Nominating Committee (as defined below) provided for in this Section A of this
Article XIII and (2) in order to qualify for election as a director of the Corporation by the board of directors to fill a vacancy or newly created directorship, an individual must be nominated to the board of directors by a Nominating Committee (as defined below) provided for in this Section A of this
Article XIII. The qualification procedures for clauses (1)(b) and (2) of the previous sentence are known herein as the "Nominating Committee Procedures".

          (i) (A) If the Board of Directors shall decide to increase at any time the number of members of the Board of Directors, the Board of Directors shall designate such new directorships in such a way as to cause the ratio of the number of Former Dime Directorships (as defined below) to the number of Former Hudson Directorships (as defined below) to be equal (or as close to equal as possible) to the ratio (the "Ratio") of Former Dime Directors to Former Hudson Directors that existed at the Effective Time.

          (B) If the Board of Directors shall decide to decrease the number of members of the Board of Directors and such decrease coincides with an annual stockholders' meeting, the Board of Directors shall designate those directorships that are up for election at such annual stockholders' meeting in such a way as to cause the ratio of the number of Former Dime Directorships (as defined below) to the number of Former Hudson Directorships (as defined below) to be equal (or as close to equal as possible) to the Ratio.

          (C) If the Board of Directors shall decide to decrease, during any period between consecutive annual stockholders meetings, the number of members of the Board of Directors, the Former Dime Directors and the Former Hudson Directors shall use their best efforts, giving due consideration to the provisions of this Certificate, to cause the ratio of the number of Former Dime Directorships (as defined below) to the number of Former Hudson Directorships (as defined below) to be equal (or as close to equal as possible) to the Ratio.

          (ii) The board of directors may decide, on the recommendation of both a Dime Nominating Committee (as defined below) and a Hudson Nominating Committee (as defined below), (A) not to designate any one or more directorships in the manner described in the previous paragraph (i), or (B) to determine that the Nominating Committee Procedures shall not apply to any one or more directorships.

          (iii) For any directorship occupied by, vacated by, to be occupied by, or designated for a Former Dime Director (a "Former Dime Directorship"), the Nominating Committee will consist of two Former Dime Directors and one Former Hudson Director (a "Dime Nominating Committee"); for any directorship occupied by, vacated by, to be occupied by, or designated for a Former Hudson Director (a "Former Hudson Directorship"), the Nominating Committee will consist of two Former Hudson Directors and one Former Dime Director (a "Hudson Nominating Committee"). The terms "Former Dime Director" and "Former Hudson Director" will have the meanings assigned to such terms in this Article. Either a Dime Nominating Committee or a Hudson Nominating Committee may be referred to herein by the general term "Nominating Committee".

          (iv) A Nominating Committee shall act by the vote of not less than two-thirds of the members of the Nominating Committee.

          (v) Former Dime Directors on a Nominating Committee shall be appointed from time to time at the recommendation of Mr. Lawrence J. Toal; Former Hudson Directors on a Nominating Committee shall be appointed from time to time at the recommendation of Mr. Kenneth T. Neilson; provided, that, should Mr. Toal or Mr. Neilson be otherwise unable to recommend for appointment such members of a Nominating Committee, the Former Dime Directors will be appointed at the recommendation of the most senior Former Dime Director then serving on the Board of Directors and the Former Hudson Directors will be appointed at the recommendation of the most senior Former Hudson Director then serving on the Board of Directors.

          (vi) At the Effective Time, any director who was formerly a director of Dime Bancorp, Inc. shall be a "Former Dime Director" and any director who was formerly a director of Hudson United Bancorp shall be a "Former Hudson Director." Any person filling (by election or appointment) a Former Dime Directorship and qualified by the Nominating Committee Procedures shall be considered a "Former Dime Director"; any person filling (by election or appointment) a Former Hudson Directorship and qualified by the Nominating Committee Procedures shall be considered a "Former Hudson Director." Any person who is a Former Dime Director or Former Hudson Director under this paragraph (vi) shall also be a "Continuing Director".

     B. Certain Officers and Actions by Special Majority. (1) As of the Effective Time, and thereafter until December 31, 2002, subject to this Article XIII, Mr. Toal will be Chairman of the Board and Chief Executive Officer of the Corporation and Mr. Neilson will be President and Chief Operating Officer of the Corporation. On December 31, 2002 or such earlier date (if any) that Mr. Toal ceases to serve as the Chairman of the Board and Chief Executive Officer of the Corporation, Mr. Neilson will succeed Mr. Toal in those positions, unless the Board of Directors, by vote of a Special Majority (as defined below), decides to the contrary.

                                      A-1-2

     (2) In addition, until December 31, 2002, the following actions will also require the vote of a Special Majority (as defined below):

          (a) the removal, as an officer of the Corporation, of the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer, as such positions are occupied at the Effective Time of the merger under the Merger Agreement; or

          (b) any action to make a material modification or amendment to or to breach the employment agreements of the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer, as such positions are occupied at the Effective Time of the merger under the Merger Agreement.

     (3) A "Special Majority" shall mean a majority of the directors voting, provided that a Special Majority shall also require the vote of at least that number of Continuing Directors equal to the number of Former Dime Directors then in office plus three (3) out of the number of Former Hudson Directors then in office (or if there are less than 3 Former Hudson Directors in office at such time, then plus that number of Former Hudson Directors then in office).

                                      A-1-3

                                                                         ANNEX 2

                                                         TO THE MERGER AGREEMENT

                                 AMENDMENTS TO
                                    BY-LAWS
                                       OF
                             SURVIVING CORPORATION

     The following amendments shall be made to the By-laws of the Surviving Corporation by resolution of the Board of Directors of Dime, effective as of the Effective Time:

     1. Article III, Section 2, Subsection (a) of the By-laws of Dime Bancorp, Inc. shall be amended to read in its entirety as follows:

          "SECTION 2. Number and term. (a) The Board of Directors shall consist of not less than seven nor more than 25 members, such number of Directors to be determined from time to time by resolution adopted by a vote of a majority of the Directors then in office."

                                                                         ANNEX 3

                                                         TO THE MERGER AGREEMENT

                                   COMMITTEES
                                     OF THE
                               BOARD OF DIRECTORS
                                     OF THE
                             SURVIVING CORPORATION

     The following sets forth certain agreements between Dime Bancorp, Inc. ("Dime") and Hudson United Bancorp ("Hudson") as to the composition of board committees of the Surviving Corporation (as that term is defined in the Agreement and Plan of Merger between Dime and Hudson, dated as of September 15,
1999). The committees described below are to be made up of Continuing Directors (as defined in the Agreement and Plan of Merger)

Executive Committee:             CEO is Chairman; other members are the six
                                 committee chairpersons (three from each
                                 company, plus Mr. Neilson plus one additional member from Dime). At present this committee never meets.

Audit Committee:                 Dime selects chairperson; total of six members;
                                 three from each company

Compensation Committee:          Dime selects chairperson; total of six members;
                                 three from each company

Nominating/Governance
Committee:                       Dime selects chairperson; total of six members;
                                 three from each company

Investment Committee:            Hudson selects chairperson; total of six
                                 members; three from each company; reviews policies and performance of portfolios including loan portfolios

Strategic Planning Committee:    Hudson selects chairperson; total of six
                                 members; three from each company; establishes long range strategy and reviews adherence;
                                 reviews acquisitions and oversees progress on goodwill claim

CRA Committee:                   Hudson selects chairperson; total of six
                                 members; three from each company; oversight
                                 committee which monitors progress against
                                 goals.
---------------
(1) CEO and COO are ex officio on all committees, to the extent permitted

(2) Bank Trust Committee will also be split at three from each

(3) Stated goal for reduction of Board from 25

(4) New Board members through acquisitions not to participate in responsibilities of Continuing Directors through 2002.

                                                                           ANNEX
4(a)
                                                                          TO THE
MERGER AGREEMENT

                      [Form of Hudson Affiliate Agreement]

Dime Bancorp, Inc.
589 Fifth Avenue
New York, New York 10017

Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430

        Re:  Agreement and Plan of Merger between
             Dime Bancorp, Inc. and Hudson United Bancorp
            ----------------------------------------------------------------

Ladies and Gentlemen:

     I have been advised that I may be considered an "affiliate" of Hudson United Bancorp (the "Company") for purposes of (i) Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or (ii) SEC Accounting Series Releases 130 and 135, as amended. Pursuant to the Agreement and Plan of Merger, dated as of the 15th day of September, 1999 (the "Merger Agreement"), by and between the Company and Dime Bancorp, Inc. ("Dime"), I may receive securities (the "Shares"), in exchange for the shares of stock of the Company owned by me at the effective date of the merger provided for in the Merger Agreement (the "Merger").

     I represent and warrant to, and agree with, the Company and Dime (for their benefit and the benefit of the surviving corporation of the Merger) that:

          A. I have carefully read this letter agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

          B. I will not make any sale, transfer or other disposition of my Shares in violation of the Securities Act or the Rules and Regulations.

          C. I have been advised that the offering, sale and delivery of the Shares to me in the Merger have been registered under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, since I may be considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company, any public offering or sale by me of any of the Shares will, under current law, require either (i) the further registration under the Securities Act of the Shares to be offered and sold, (ii) compliance by me with SEC Rule 145 under the Securities Act in connection with such offer and sale or (iii) the availability of another exemption from registration of such Shares under the Securities Act for such offer and sale.

          D. I have been informed by the Company that the Shares have not been registered under the Securities Act for distribution by me and that the Shares must be held by me unless (i) such Shares have been registered for distribution under the Securities Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of SEC Rule 145 under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to the surviving corporation, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer or other disposition of the Shares.

Dime Bancorp, Inc.
Hudson United Bancorp

          E. I understand that the surviving corporation is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available to me.

          F. I also understand that stop transfer instructions will be given to all transfer agents for the Shares and that there will be placed on the certificates for the Shares issued to me, or any replacements or substitutes therefor, a legend stating in substance:

             "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in
        accordance with the terms of an agreement, dated [            ], 1999,
        between the registered holder hereof and the issuer, a copy of which agreement will be mailed to the holder hereof without charge promptly after receipt by the issuer of a written request therefor."

     It is understood and agreed that the legend set forth in paragraph F above shall be removed by the delivery of substitute certificates without such legend if I shall have delivered to the surviving corporation (1) a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the surviving corporation, to the effect that such legend is not required for purposes of the Act or (2) evidence or representations satisfactory to the surviving corporation that the Shares represented by such certificate are being or have been sold in conformity with the provisions of Rule 145(d).

     I further represent to and covenant with each of the Company and Dime (for their benefit and the benefit of the surviving corporation) that (1) I will not, within the 30 days prior to the Closing Date (as defined in the Merger Agreement), sell, transfer or otherwise dispose of any shares of stock of the Company and (2) I will not sell, transfer or otherwise dispose of any Shares (whether or not acquired by me in the Merger) until after such time as results covering at least 30 days of combined operations of the Company and Dime have been published by the surviving corporation, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report filed with the SEC on Form 10-K, 10-Q or 8-K or any other public filing or announcement that includes such combined results of operations. Furthermore, I understand that the Company and the surviving corporation will give stop transfer instructions to their respective transfer agents in order to prevent the breach of the covenants made by me in this paragraph. I also understand that the Merger is intended to be treated for accounting purposes as a "pooling-of-interests", and I agree that, if the Company or the surviving corporation advises me in writing that additional restrictions apply to my ability to sell, transfer or otherwise dispose of stock of the Company or Shares in order to be entitled to use the pooling of interests accounting method, I will abide by such restrictions.

     I further understand and agree that this letter agreement shall apply to all shares of the stock of the Company and all of the Shares that I am deemed to beneficially own pursuant to applicable federal securities laws.

     By its acceptance hereof, Dime Bancorp, Inc. agrees, for a period of two years after the effective date of the Merger, that it, as the surviving corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of SEC Rule 144(c) under the Securities Act are satisfied and the resale provisions of SEC Rules 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Shares issued to me in the Merger.

                                    A-4(a)-2

Dime Bancorp, Inc.
Hudson United Bancorp

     This letter constitutes the complete understanding between the Company, Dime and me concerning the subject matter hereof. The surviving corporation is expressly intended to be a beneficiary of this letter agreement. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

                                          Very truly yours,

                                          --------------------------------------
                                          (Name of Affiliate)

ACCEPTED:

DIME BANCORP, INC.

By:
-------------------------------------------------

HUDSON UNITED BANCORP

By:
-------------------------------------------------

                                    A-4(a)-3

                                                                      ANNEX 4(B)
                                                         TO THE MERGER AGREEMENT

                       [Form of Dime Affiliate Agreement]

Dime Bancorp, Inc.
589 Fifth Avenue
New York, New York 10017

Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430

        Re:  Agreement and Plan of Merger between
             Dime Bancorp, Inc. and Hudson United Bancorp
            ----------------------------------------------------------------

Ladies and Gentlemen:

     I have been advised that, by reason of my beneficial ownership of shares of common stock in Dime Bancorp, Inc. (the "Shares"), among other things, I may be considered an "affiliate" of Dime Bancorp, Inc. (the "Company") for purposes of
(i) Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or (ii) SEC Accounting Series Releases 130 and 135, as amended. I understand that, pursuant to the Agreement and Plan of Merger, dated as of the 15th day of September, 1999 (the "Merger Agreement"), by and between the Company and Hudson United Bancorp ("Hudson"), Hudson will merge with and into the Company (the "Merger").

     I represent and warrant to, and agree with, the Company and the Hudson (for their benefit and the benefit of the surviving corporation of the Merger) that:

          A. I have carefully read this letter agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

          B. I will not make any sale, transfer or other disposition of my Shares in violation of the Securities Act or the Rules and Regulations.

          C. I will not (1) within the 30 days prior to the Closing Date (as defined in the Merger Agreement), sell, transfer or otherwise dispose of any shares of stock of the Company and (2) sell, transfer or otherwise dispose of any Shares (whether or not acquired by me in the Merger) until after such time as results covering at least 30 days of combined operations of the Company and the Other Party have been published by the surviving corporation, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report filed with the SEC on Form 10-K, 10-Q or 8-K or any other public filing or announcement that includes such combined results of operations. Furthermore, I understand that the Company and the surviving corporation will give stop transfer instructions to their respective transfer agents in order to prevent the breach of the covenants made by me in this paragraph. I also understand that the Merger is intended to be treated for accounting purposes as a "pooling of interests", and I agree that, if the Company or the surviving corporation advises me in writing that additional restrictions apply to my ability to sell, transfer or otherwise dispose of stock of the Company or Shares in order to be entitled to use the pooling of interests accounting method, I will abide by such restrictions.

Dime Bancorp, Inc.
Hudson United Bancorp

     I further understand and agree that this letter agreement shall apply to all shares of the stock of the Company and all of the Shares that I am deemed to beneficially own pursuant to applicable federal securities laws.

     This letter constitutes the complete understanding between the Company, Hudson and me concerning the subject matter hereof. The surviving corporation is expressly intended to be a beneficiary of this letter agreement. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

                                          Very truly yours,

                                          --------------------------------------
                                          (Name of Affiliate)

ACCEPTED:

DIME BANCORP, INC.

By:
-------------------------------------------------

HUDSON UNITED BANCORP

By:
-------------------------------------------------

                                    A-4(b)-2

                                                                         ANNEX 5
                                                         TO THE MERGER AGREEMENT

                           SENIOR EXECUTIVE OFFICERS
                                       OF
                             SURVIVING CORPORATION

                                                            POSITION WITH SURVIVING CORPORATION
NAME AND CURRENT POSITION                                   AND SUBSIDIARY BANK
-------------------------                                   -----------------------------------
Anthony R. Burriesci, current Executive Vice President      Chief Financial Officer
  and Chief Financial Officer of Dime
John F. McIlwain, current Executive Vice President and      Chief Credit & Risk Management Officer
  Chief Credit Officer of Hudson
Richard A. Mirro, current Executive Vice President and      Mortgage Banking Executive (Chairman and
  Chief Executive Officer, Mortgage Banking of Dime         Chief Executive Officer of North America
                                                            Mortgage Company)
Thomas J. Shara, current Executive Vice President of        Commercial Banking General Manager
  Commercial Lending and Senior Lending Officer of
  Hudson
Susan M. Staudmyer, current Executive Vice President of     Chief Marketing Officer
  Retail Banking of Hudson
James E. Kelly, current Executive Vice President and        General Counsel
  General Counsel of Dime
Thomas J. Ducca, current Executive Vice President and       Chief Information Officer
  Chief Information Officer of Dime
Arthur C. Bennett, current Executive Vice President and     Chief Human Resources Officer
  Chief Human Resources and Corporate Services Executive
  of Dime
Donald P. Schwartz, current Executive Vice President and    Consumer Lending General Manager
  General Manager, Business Banking of Dime
Murray F. Mascis, current Executive Vice President and      Commercial Real Estate General Manager
  General Manager, Commercial Real Estate of Dime
Peyton R. Patterson, current Executive Vice President       Retail Banking General Manager
  and General Manager, Consumer Financial Services of
  Dime
Melvin L. Cebrik, current Senior Vice President and         Insurance General Manager
  General Manager of Dime Insurance Group
Thomas R. Nelson, current President of Shoppers Charge      Shoppers Charge President
  (private label credit card of Hudson)
Gene C. Brooks, current Executive Vice President,           Goodwill Litigation Executive
  Director of the Office of the Corporate Secretary and
  Senior Legal Advisor of Dime
D. Lynn Van Borkulo-Nuzzo, current Executive Vice           Corporate Secretary
  President, General Counsel and Corporate Secretary of
  Hudson
Franklin L. Wright, current Executive Vice President and    Executive Center Executive
  Executive Center, External Affairs and Investor
  Relations Executive of Dime

                                                                      APPENDIX B

     STOCK OPTION AGREEMENT, dated as of September 16, 1999 (this "Agreement"), between Hudson United Bancorp, a New Jersey corporation ("Grantee"), and Dime Bancorp, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

     A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of September 15, 1999 (the "Merger Agreement"), which agreement was executed and delivered on the day preceding the date of this Stock Option Agreement, pursuant to which Grantee is to merge with and into Issuer (the "Merger"); and

     B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 22,271,682 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share equal to $17 3/4; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

          2. Exercise. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section
     10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.3(a) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.4(a) thereof.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a)"Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and
        (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

             (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

             (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

             (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

             (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or

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        both) and (b) such breach shall not have been cured prior to the Notice
        Date (as defined in Section 2(e)); or

             (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

             "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

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

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and
     (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Home Owners' Loan Act, as amended (the "HOLA") or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall

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     constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this
     Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such

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

     shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

          7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
     (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase

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

     pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

             (ii) the consummation of any Acquisition Transaction described in
        Section 2(b)(i) hereof, except that the percentage referred to in clause
        (z) shall be 25%.

          8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

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

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

             (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9. Repurchase of Substitute Option. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute

     Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/ or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

          10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute

     Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

          11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

             (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (b) Grantee hereby represents and warrants to Issuer as follows:
     Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

          (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

          12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the Federal Reserve Board or the OTS, as the case may be, has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board or the OTS, as the case may be.

          13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

          14. Surrender of Option. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $50 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and
     (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

          (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph
     (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six (6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this
     Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

          15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

          16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          21. Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          22. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          HUDSON UNITED BANCORP

                                          By: /s/ KENNETH T. NEILSON
                                            ------------------------------------
                                              Name: Kenneth T. Neilson
                                              Title:  President and Chief
                                                      Executive Officer

                                          DIME BANCORP, INC.

                                          By: /s/ LAWRENCE TOAL
                                            ------------------------------------
                                              Name: Lawrence Toal
                                              Title:  Chief Executive Officer

                                                                      APPENDIX C

     STOCK OPTION AGREEMENT, dated as of September 16, 1999 (this "Agreement"), between Dime Bancorp, Inc., a Delaware corporation ("Grantee"), and Hudson United Bancorp, a New Jersey corporation ("Issuer").

                                    RECITALS

     A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of September 15, 1999 (the "Merger Agreement"), which agreement was executed and delivered on the day preceding the date of this Stock Option Agreement, pursuant to which Issuer is to merge with and into Grantee (the "Merger"); and

     B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 8,139,081 fully paid and nonassessable shares of the common stock, no par value per share, of Issuer ("Common Stock") at a price per share equal to $30 1/8; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

          2. Exercise. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section
     10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.4(a) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.3(a) thereof.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and
        (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

             (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

             (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

             (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

             (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

             (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

             "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and
     (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Home Owners' Loan Act, as amended (the "HOLA") or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall

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     constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this
     Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such
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     shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

          7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
     (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase

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     pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30 day period.

          (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

             (ii) the consummation of any Acquisition Transaction described in
        Section 2(b)(i) hereof, except that the percentage referred to in clause
        (z) shall be 25%.

          8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).
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             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

             (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9. Repurchase of Substitute Option. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute

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     Option Holder gives notice of the required repurchase of the Substitute
     Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

          10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute

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     Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

          11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

             (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (b) Grantee hereby represents and warrants to Issuer as follows:
     Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

          (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

          12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the Federal Reserve Board or the OTS, as the case may be, has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board or the OTS, as the case may be.

          13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable

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     hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

          14. Surrender of Option. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $50 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and
     (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

          (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph
     (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six (6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this
     Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

          15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

          16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          21. Entire Agreement; Third Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          22. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          DIME BANCORP, INC.

                                          By /s/ LAWRENCE TOAL
                                            ------------------------------------
                                             Name: Lawrence Toal
                                             Title: Chief Executive Officer

                                          HUDSON UNITED BANCORP

                                          By /s/ KENNETH T. NEILSON
                                            ------------------------------------
                                             Name: Kenneth T. Neilson
                                             Title: President and Chief
                                                    Executive Officer

                                                                      APPENDIX D

[CREDIT SUISSE/FIRST BOSTON LETTERHEAD]

February 8, 2000

Board of Directors
Dime Bancorp, Inc.
589 Fifth Avenue
New York, New York 10017

Ladies and Gentlemen:

     You have asked us to advise you with respect to the fairness to the stockholders of Dime Bancorp, Inc. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 1999, as amended and restated as of December 27, 1999 (the "Merger Agreement"), between the Company and Hudson United Bancorp ("Hudson"). The Merger Agreement provides for the merger (the "Merger") of Hudson with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the "Dime Common Stock") will be converted into 0.60255 shares (the "Exchange Ratio") of common stock of the Surviving Corporation, par value $0.01 per share (the "Surviving Corporation Common Stock"). Each outstanding share of common stock, no par value per share, of Hudson will be converted into one share of Surviving Corporation Common Stock.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the company and Hudson, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts for 1999, provided to us by the Company and Hudson, and have met with the Company's and Hudson's management to discuss the business and prospects of their respective companies.

     We have also considered certain financial and stock market data of the Company and Hudson, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and Hudson and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Hudson's managements as to the future financial performance of the Company and Hudson and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Hudson, nor have we been furnished with any such evaluations or appraisals.

     Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Surviving Corporation Common Stock when issued to the Company's stockholders pursuant to the Merger or the prices at which the Surviving Corporation Common Stock will trade subsequent to the Merger.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     In the past, we have performed certain investment banking services for the Company and have received customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and Hudson for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ P. OLIVIER SARKOZY
    -----------------------------------------------------

                                                                      APPENDIX E
Goldman, Sachs & Co. Y 85 Broad Street Y New York, New York 10004
Tel: 212-902-1000

                                                            [Goldman Sachs Logo]
February 8, 2000

Board of Directors
Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, NJ 07430

Ladies and Gentleman:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value (the "Hudson United Stock"), of Hudson United Bancorp ("Hudson United") of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement"), dated as of September 15, 1999, as amended and restated as of December 27, 1999, between Hudson United and Dime Bancorp, Inc. ("Dime"). The Agreement provides for the merger of Hudson United and Dime, pursuant to which, among other things, each share of Hudson United Stock will be exchanged for one share (the "Exchange Ratio") of Common Stock, par value $0.01 per share (the "Dime Stock"), of Dime and each share of Dime Stock will be converted into 0.60255 shares of Common Stock, par value $0.01 per share, of Dime, the surviving company.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Hudson United having provided certain financial advice from time to time, including having provided Hudson United a fairness opinion in connection with the acquisition of Lafayette American Bank and Trust Company in July 1986 and in connection with the acquisition of JeffBanks, Inc. in June 1999 and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Dime from time to time, including having acted as a co-manager of the public offering of the $150 million aggregate principal amount of 7% Notes due 2001 in July 1999. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hudson United or Dime for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4 of Dime dated February 8, 2000, including the joint proxy statement-prospectus relating to the special meetings of Dime and Hudson United stockholders being held to vote on the merger; Annual Reports to Stockholders and Annual Reports on Form 10-K of Hudson United and Dime for the five years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Hudson United and Dime; certain other communications from Hudson United and Dime to their respective stockholders; certain internal financial analyses and forecasts for Hudson United and Dime prepared by their respective managements; and certain cost savings and operating synergies projected by the management of Hudson United to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of Hudson United and Dime regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Hudson United Stock and the Dime Stock, compared certain financial and stock market information for

Hudson United Bancorp
February 8, 2000
Page  2

Hudson United and Dime with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Hudson United. For purposes of our analysis with respect to forecasts of future performance we have relied at your instruction on the estimates for Hudson United and Dime published by the Institutional Brokers Estimate Service. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Hudson United and Dime are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Hudson United or Dime or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on Hudson United or Dime or on the contemplated benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Hudson United in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Hudson United Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Hudson United Stock.

                                          Very truly yours,

                                          /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                          (GOLDMAN, SACHS & CO.)

                                    PART II

              ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The description below is equally applicable to Dime currently.

     Dime United's certificate of incorporation will provide that Dime United's directors will not be personally liable to Dime United or its stockholders for monetary damages for breach of fiduciary duty as a director, except for

- any breach of the director's duty of loyalty to Dime United or its stockholders,

- acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,

- unlawful dividends or distributions, or

- any transaction from which the director derived an improper personal benefit.

     Dime United's certificate of incorporation will further provide that, if Delaware law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of Dime United will be eliminated or limited to the fullest extent permitted by Delaware law. Delaware law provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person

- acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

- in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Dime United's certificate of incorporation will provide that:

- in actions other than by or in the right of the corporation, Dime United will, to the extent permitted by applicable banking law or regulation, indemnify any person who was or is a party or is threatened to be made a party to any action because that person is or was or agreed to be a director or officer of Dime United, or is or was serving or agreed to serve at the request of Dime United as a director, officer, partner, trustee, administrator or fiduciary of another entity, against any costs, expenses, judgments, fines and amounts paid in settlement, if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interests of Dime United, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Expenses may be advanced to these persons on the condition that they will be repaid if the person is not entitled to be indemnified.

- in actions by or in the right of the corporation, Dime United will, to the extent permitted by applicable banking law or regulation, indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of Dime United to procure a judgment in its favor because that person is or was or has agreed to become a director or officer of Dime United, or is or was serving or has agreed to serve at the request of Dime United as a director, officer, partner, trustee, administrator or fiduciary of another entity, against expenses actually and reasonably incurred by that person in the defense or settlement of such action, if he or she acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of Dime United, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Dime United unless and only to the extent that the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Expenses may be advanced to these persons on the condition that they will be repaid if the person is not entitled to be indemnified.

- to the extent that a director or officer of Dime United has been successful in defense of any action, that person must be indemnified against all expenses actually and reasonably incurred by that person.

- Dime United may, but is not required to, indemnify and advance expenses to an employee or agent of Dime United in defense of any action by reason of the fact that such person is or was or has agreed to become an employee or agent of Dime United, or is of was serving or has agreed to serve at the request of Dime United as an employee or agent of another entity, against all costs actually and reasonably incurred by that person.

              ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

NUMBER                           DESCRIPTION
------                           -----------
  2.1    Agreement and Plan of Merger, dated as of September 15,
         1999, and amended and restated on December 27, 1999 between
         Dime and Hudson (included as Appendix A to the Proxy
         Statement/Prospectus contained in this Registration
         Statement).
  2.2    Dime Stock Option Agreement, dated as of September 16, 1999, between Dime and Hudson (included as Appendix B to the Proxy
         Statement/Prospectus contained in this Registration
         Statement).
  2.3    Hudson Stock Option Agreement, dated as of September 16,
         1999, between Dime and Hudson (included as Appendix C to the
         Proxy Statement/Prospectus contained in this Registration
         Statement).
  3.1    Form of Amendment to the Dime certificate of incorporation
         (included as Annex 1 to the Agreement and Plan of Merger
         included as Appendix A to the Proxy Statement/Prospectus
         contained in this Registration Statement).
  3.2    Form of Amendment to the Dime by-laws (included as Annex 2 to the Agreement and Plan of Merger included as Appendix A to the Proxy Statement/Prospectus contained in this
         Registration Statement).
  3.3    Amended and Restated Certificate of Incorporation of Dime
         (incorporated by reference to Exhibit 3.1 to Dime's
         Quarterly Report on Form 10-Q for the quarter ended March
         31,1998, filed with the SEC on May 15, 1998 (SEC file no.
         001-13094)).
  3.4    By-laws of Dime (incorporated by reference to Exhibit 3 to
         Dime's Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1997, filed with the SEC on August 14, 1997 (SEC
         file no. 001-13094)).
  4.1    Stockholder Protection Rights Agreement, dated as of October
         20, 1995, between Dime and the First National Bank of
         Boston, as Rights Agent (incorporated by reference to
         Exhibit (1) of Dime's Registration Statement on Form 8-A
         filed with the SEC on November 3, 1995 (SEC file no.
         001-13094)).
  5      Opinion of Sullivan & Cromwell, dated as of February 7, 2000 regarding the validity of shares of Dime common stock.
  8.1    Opinion of Sullivan & Cromwell, dated as of February 7, 2000 regarding certain federal income tax matters.
  8.2    Opinion of Pitney, Hardin, Kipp & Szuch LLP, dated as of
         February 7, 2000 regarding certain federal income tax
         matters.
 10.1    Employment Agreement, dated as of January 30, 1998, between
         Dime Savings Bank and Lawrence J. Toal (incorporated by
         reference to Exhibit 10.1 to Dime's Annual Report on Form
         10-K for the fiscal year ended December 31, 1997, filed with the SEC on March 31, 1998 (SEC file no. 001-13094)).
 10.2    Amendment to Employment Agreement, dated as of October 22,
         1999, among Dime, Dime Savings Bank and Lawrence J. Toal.
 10.3    Employment Agreement, dated as of September 14, 1999, among
         Hudson, Hudson United Bank and Kenneth T. Neilson.

NUMBER                           DESCRIPTION
------                           -----------
 23.1    Consent of KPMG LLP.
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Sullivan & Cromwell (included in the opinions
         filed as Exhibit 5 and Exhibit 8.1 to this Registration
         Statement).
 23.4    Consent of Pitney, Hardin, Kipp & Szuch LLP (included in the opinion filed as Exhibit 8.2 to this Registration
         Statement).
 23.5    Consent of Credit Suisse First Boston.
 23.6    Consent of Goldman, Sachs & Co.
 24      Power of Attorney.
 99.1    Opinion of Credit Suisse First Boston (included as Appendix
         D to the Proxy Statement/ Prospectus contained in this
         Registration Statement).
 99.2    Opinion of Goldman, Sachs & Co. (included as Appendix E to the Proxy Statement/Prospectus contained in this
         Registration Statement).
 99.3    Form of Proxy of Dime.
 99.4    Form of Proxy of Hudson.

                             ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Dime Bancorp, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 8, 2000.

                                          DIME BANCORP, INC.

                                          By: /s/ LAWRENCE J. TOAL
                                            ------------------------------------
                                              Name: Lawrence J. Toal
                                              Title:   Chief Executive Officer,
                                                       President and Chief
                                                       Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of February 8, 2000.

                  SIGNATURE                                          TITLE
                  ---------                                          -----

/s/ LAWRENCE J. TOAL                             Chairman of the Board, Chief Executive
---------------------------------------------    Officer, President, Chief Operating Officer
Lawrence J. Toal                                 and a Director (Principal Executive Officer)

*                                                A Director
---------------------------------------------
Derrick D. Cephas

*                                                A Director
---------------------------------------------
Frederick C. Chen

*                                                A Director
---------------------------------------------
J. Barclay Collins II

*                                                A Director
---------------------------------------------
Richard W. Dalrymple

*                                                A Director
---------------------------------------------
James F. Fulton

*                                                A Director
---------------------------------------------
Fred B. Koons

*                                                A Director
---------------------------------------------
Virginia M. Kopp

*                                                A Director
---------------------------------------------
James M. Large, Jr.

                  SIGNATURE                                          TITLE
                  ---------                                          -----
*                                                A Director
---------------------------------------------
John Morning

*                                                A Director
---------------------------------------------
Margaret Osmer-McQuade

*                                                A Director
---------------------------------------------
Sally Hernandez-Pinero

*                                                A Director
---------------------------------------------
Dr. Paul A. Qualben

*                                                A Director
---------------------------------------------
Eugene G. Schulz, Jr.

*                                                A Director
---------------------------------------------
Howard Smith

*                                                A Director
---------------------------------------------
Dr. Norman R. Smith

*                                                A Director
---------------------------------------------
Ira T. Wender

/s/ ANTHONY R. BURRIESCI                         Chief Financial Officer (Principal Financial
---------------------------------------------    Officer)
Anthony R. Burriesci

/s/ JOHN F. KENNEDY                              Controller (Principal Accounting Officer)
---------------------------------------------
John F. Kennedy

*By: /s/ LAWRENCE J. TOAL
     ----------------------------------------
     Lawrence J. Toal
     Attorney-in-Fact

                                 EXHIBIT INDEX

NUMBER                           DESCRIPTION
------                           -----------
  2.1    Agreement and Plan of Merger, dated as of September 15,
         1999, and amended and restated on December 27, 1999 between
         Dime and Hudson (included as Appendix A to the Proxy
         Statement/Prospectus contained in this Registration
         Statement).
  2.2    Dime Stock Option Agreement, dated as of September 16, 1999, between Dime and Hudson (included as Appendix B to the Proxy
         Statement/Prospectus contained in this Registration
         Statement).
  2.3    Hudson Stock Option Agreement, dated as of September 16,
         1999, between Dime and Hudson (included as Appendix C to the
         Proxy Statement/Prospectus contained in this Registration
         Statement).
  3.1    Form of Amendment to the Dime certificate of incorporation
         (included as Annex 1 to the Agreement and Plan of Merger
         included as Appendix A to the Proxy Statement/Prospectus
         contained in this Registration Statement).
  3.2    Form of Amendment to the Dime by-laws (included as Annex 2 to the Agreement and Plan of Merger included as Appendix A to the Proxy Statement/Prospectus contained in this
         Registration Statement).
  3.3    Amended and Restated Certificate of Incorporation of Dime
         (incorporated by reference to Exhibit 3.1 to Dime's
         Quarterly Report on Form 10-Q for the quarter ended March
         31, 1998, filed with the SEC on May 15, 1998 (SEC file no.
         001-13094)).
  3.4    By-laws of Dime (incorporated by reference to Exhibit 3 to
         Dime's Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1997, filed with the SEC on August 14, 1997 (SEC
         file no. 001-13094)).
  4.1    Stockholder Protection Rights Agreement, dated as of October
         20, 1995, between Dime and the First National Bank of
         Boston, as Rights Agent (incorporated by reference to
         Exhibit (1) of Dime's Registration Statement on Form 8-A
         filed with the SEC on November 3, 1995 (SEC file no.
         001-13094)).
  5      Opinion of Sullivan & Cromwell, dated as of February 7, 2000 regarding the validity of shares of Dime common stock.
  8.1    Opinion of Sullivan & Cromwell, dated as of February 7, 2000 regarding certain federal income tax matters.
  8.2    Opinion of Pitney, Hardin, Kipp & Szuch LLP, dated as of
         February 7, 2000 regarding certain federal income tax
         matters.
 10.1    Employment Agreement, dated as of January 30, 1998, between
         Dime Savings Bank and Lawrence J. Toal (incorporated by
         reference to Exhibit 10.1 to Dime's Annual Report on Form
         10-K for the fiscal year ended December 31, 1997, filed with the SEC on March 31, 1998 (SEC file no. 001-13094)).
 10.2    Amendment to Employment Agreement, dated as of October 22,
         1999, among Dime, Dime Savings Bank and Lawrence J. Toal.
 10.3    Employment Agreement, dated as of September 14, 1999, among
         Hudson, Hudson United Bank and Kenneth T. Neilson.
 23.1    Consent of KPMG LLP.
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Sullivan & Cromwell (included in the opinions
         filed as Exhibit 5 and Exhibit 8.1 to this Registration
         Statement).
 23.4    Consent of Pitney, Hardin, Kipp & Szuch LLP (included in the opinion filed as Exhibit 8.2 to this Registration
         Statement).

NUMBER                           DESCRIPTION
------                           -----------
 23.5    Consent of Credit Suisse First Boston.
 23.6    Consent of Goldman, Sachs & Co.
 24      Power of Attorney.
 99.1    Opinion of Credit Suisse First Boston (included as Appendix
         D to the Proxy Statement/ Prospectus contained in this
         Registration Statement).
 99.2    Opinion of Goldman, Sachs & Co. (included as Appendix E to the Proxy Statement/Prospectus contained in this
         Registration Statement).
 99.3    Form of Proxy of Dime.
 99.4    Form of Proxy of Hudson.